As filed with the Securities and Exchange Commission on October 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEVION THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	84-1368850

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

4045 Sorrento Valley Boulevard
San Diego, CA 92121
(858) 909-0749
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David Rector

Chief Executive Officer

Sevion Therapeutics, Inc.

4045 Sorrento Valley Boulevard

San Diego, CA 92121

(858) 909-0749

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Emilio Ragosa

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540

(609) 919-6633

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share underlying the warrants	9,842,992		$0.60	$5,905,796	$595
Total	9,842,992	(3)		$5,905,796	$595

(1)	Represents shares offered by the selling stockholders. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by selling stockholders.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, for the purpose of calculating the registration fee based on the average of the high and low prices per share of the registrant’s common stock as reported on the OTCQB Marketplace on October 2, 2015.

(3)	Represents 200% of 4,921,496 shares of common stock that may be issued upon the exercise of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 9, 2015

Preliminary Prospectus

SEVION THERAPEUTICS, INC.

9,842,992 Shares of Common Stock,

This prospectus relates to the resale of up to 9,842,992 shares of our common stock by the selling stockholders named herein. From May 2015 to July 2015, we entered into separate subscription agreements with certain accredited investors whereby we sold units of our securities with each unit consisting of one share of our common stock, or, at the election of the investor, shares of our Series C Convertible Preferred Stock, and a warrant to purchase one half of one share of our common stock at an exercise price of $1.50 per share, referred to herein as the Warrants. Each unit was sold for $0.75 per unit. Pursuant to the terms of the registration rights agreement, or Registration Rights Agreement, we entered into with the investors in connection with these transactions, we are required to register 200% of the number of shares of common stock underlying the Warrants. To the extent that one or more investors elects to exercise their respective Warrants to acquire shares of our common stock, this prospectus may be used by the selling stockholders named under the section “Selling Stockholders” to resell their shares. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by any selling stockholders, however, we will receive proceeds upon exercise of the Warrants, and any such proceeds received will be used for general corporate purposes and for working capital.

The selling stockholders may sell their respective shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may resell their respective shares of our common stock in the section titled “Plan of Distribution.” Each selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales within the meaning of the Securities Act of 1933, as amended, with respect to any shares resold under this prospectus by such selling stockholder. Although we will pay the expenses incurred in registering the shares, we will not be paying any underwriting discounts or commissions in connection with the resale of the shares.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is listed for quotation on the OTCQB Marketplace, operated by the OTC Markets Group, under the symbol “SVON.” There is limited trading in our common stock. The last reported sale price of our common stock on the OTCQB Marketplace on October 8, 2015 was $0.65 per share.

You should understand the risks associated with investing in our common stock. Before making an investment, read the “Risk Factors,” which begin on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2015.

We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of our common shares. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially the section entitled “Risk Factors” and our consolidated financial statements and related notes, before deciding to buy our securities. Unless otherwise stated, all references to “us,” “our,” “we,” “Sevion,” the “Company” and similar designations refer to Sevion Therapeutics, Inc. and its subsidiaries Senesco, Inc and Fabrus, Inc.

Company Overview

Sevion Therapeutics, Inc., a Delaware corporation, is a development stage company. We do not expect to generate significant revenues for several years, during which time we will engage in significant research and development efforts. Our primary business is to build and develop a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. Our product candidates are derived from multiple key proprietary technology platforms, such as: cell-based arrayed antibody discovery, ultralong antibody scaffolds and Chimerasome nanocages.

Our protein biologics technology comprises (i) a platform to discover and engineer human antibodies directly on the cell surface, (ii) antibodies derived from cows that contain ultralong binding regions that may be useful in binding certain therapeutic epitopes, and (iii) a chimerasome nanocage capable of encapsulating therapeutic payloads for drug delivery.

Our preclinical antibody development program comprises an antibody against the ion channel Kv1.3, which is an important molecule in regulating T-cell activation in a number of autoimmune diseases. We have performed experiments showing that this antibody potently blocks activation of human T-cells in vitro. Future development efforts will include a Phase I clinical trial.

Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are described in more detail in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•	We have not experienced positive cash flow from our operations, and the ability to achieve positive cash flow from operations will depend on increasing sales of our products, which may not be achievable.

•	Our business is subject to continuing regulatory compliance by the FDA and other authorities, which is costly and could result in negative effects on our business.

•	Failure to protect our intellectual property rights could result in costly and time consuming litigation and our loss of any potential competitive advantage.

•	The price of our common shares could be highly volatile due to a number of factors, which could lead to losses by investors and costly securities litigation.

Corporate Information

We were incorporated under the laws of Delaware in 1999. Our principal executive offices are located at 4045 Sorrento Valley Boulevard, San Diego, CA 92121 and our telephone number is (858) 909-0749. Our website address is www.seviontherapeutics.com. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Recent Developments

On May 1, 2015, May 7, 2015, May 29, 2015, June 10, 2015, June 24, 2015, and July 27, 2015 we entered into separate subscription agreements, collectively referred to as the Subscription Agreements, with certain accredited investors, whereby we sold units of our securities, the Units, with each Unit consisting of one share of our common stock or, at the election of the investor, shares of our newly designated 0% Series C Convertible Preferred Stock, or the Preferred Stock, and a warrant to purchase one half of one share of Common Stock at an exercise price of $1.50 per share, referred to herein as the Warrants. This offering is referred to as the Private Placement. Each Unit was sold for $0.75 per Unit. We received net proceeds of approximately $5,979,966 from the Private Placement, after paying placement agent fees and estimated offering expenses, which we will use to fund our research and development and for working capital purposes.

Laidlaw & Company (UK) Ltd., or Laidlaw, acted as the lead placement agent for the Private Placement. As compensation for the services of Laidlaw and the other participating placement agents, we paid a total of approximately $424,542 of placement agent fees, and issued to the placement agents common stock purchase warrants to purchase up to 555,521 shares of our common stock with an initial exercise price of $0.75. The shares underlying the warrants that we issued to the placement agents are included in this prospectus.

In connection with the Private Placement, we entered into a registration rights agreement with the investors pursuant to which we are obligated to file a registration statement to register the resale of up to 200% of the shares of common stock issuable upon exercise of the warrants. In addition, pursuant to the terms of our agreement with the placement agents, the warrants issued to the placement agents are given the same registration rights as those delivered to the investors pursuant to the Subscription Agreements.

The Offering

Common stock offered by the selling stockholders

Up to 9,842,992 shares, consisting of:

•      4,921,496 shares issuable upon the exercise of the Warrants; and

•      4,921,496 shares issuable upon the exercise of additional Warrants that we may be obligated to issue to the investors pursuant to the Subscription Agreements.

Common stock offered by us	None

Common stock currently outstanding	20,389,809 shares (1)

Common stock to be outstanding after giving effect to the total issuance of 9,842,992 shares registered in this Registration Statement	30,232,801 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered hereby. However, we may receive up to a maximum of approximately $13,931,205 (which number includes the additional warrants that we may be required to issue pursuant to the Subscription Agreements) of gross proceeds from the exercise of the warrants issued in the Private Placement, which proceeds we expect to use for general working capital. No assurances can be given, however, that all or any portion of such warrants will ever be exercised.

Current trading on OTCQB Marketplace	Our common stock currently trades on the OTCQB Marketplace under the symbol “SVON.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

1)	The number of shares of common stock outstanding after this offering is based on 20,389,809 shares of common stock outstanding as of September 15, 2015, and excludes:

•	1,626,919 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2015 at a weighted average exercise price of $4.45 per share;

•	3,780,137 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2015 at a weighted average exercise price of $4.70 per share;

•	506,666 shares of common stock issuable upon the conversion of 380 shares of Series A Convertible Preferred Stock outstanding as of June 30, 2015;

•	2,358,370 shares of common stock issuable upon the conversion of 235,837 shares of Series C Convertible Preferred Stock outstanding as of June 30, 2015; and

•	3,290,751 additional shares of common stock available for future issuance as of June 30, 2015 under our Sevion Therapeutics, Inc. 2008 Stock Incentive Plan.

2)	Assumes the exercise of all warrants by the selling stockholders.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of common stock or conversion of outstanding shares of preferred stock.

RISK FACTORS

Investing in our common shares involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks described below, as well as the other information contained in this prospectus. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deemed immaterial may also impair our business operations.

If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and we may not be able to continue as a going concern.

Our recurring losses from operations and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and as a result, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements for the fiscal year ended June 30, 2015. Substantial doubt about our ability to continue as a going concern may create negative reactions to the price of the common shares of our stock and we may have a more difficult time obtaining financing.

We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.

Based on the cash on hand as of June 30, 2015 and the aggregate net proceeds from the issuance of preferred stock, common stock and warrants on July 27, 2015, we believe we have enough cash to fund operations through at least June 30, 2016.

We have a limited operating history and have incurred substantial losses and expect to incur future losses.

We are a development stage biotechnology company with a limited operating history and limited assets and capital. We have incurred losses each year since inception and had an accumulated deficit of $107,182,976 at June 30, 2015. We have generated minimal revenues by licensing our technology for certain crops to companies willing to share in our development costs. In addition, our technology may not be ready for commercialization for several years. We expect to continue to incur losses for the next several years because we anticipate that our expenditures on research and development and administrative activities will significantly exceed our revenues during that period. We cannot predict when, if ever, we will become profitable.

We will need additional capital to fund our operations until we are able to generate a profit.

Our operations to date have required significant cash expenditures. Our future capital requirements will depend on the results of our research and development activities, preclinical and clinical studies, and competitive and technological advances.

We will need to obtain more funding in the future through collaborations or other arrangements with research institutions and corporate partners, or public and private offerings of our securities, including debt or equity financing. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. Future collaborations or similar arrangements may require us to license valuable intellectual property to, or to share substantial economic benefits with, our collaborators. If we raise additional capital by issuing additional equity or securities convertible into equity, our stockholders may experience dilution and our share price may decline. Any debt financing may result in restrictions on our spending.

If we are unable to raise additional funds, we will need to do one or more of the following:

•	delay, scale-back or eliminate some or all of our research and product development programs;
•	provide licenses to third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;
•	seek strategic alliances or business combinations;

•	attempt to sell our company;
•	cease operations; or
•	declare bankruptcy.

Based on the cash on hand as of June 30, 2015 and the aggregate net proceeds from the issuance of preferred stock, common stock and warrants on July 27, 2015, we believe we have enough cash to fund operations through at least June 30, 2016.

We may be adversely affected by the current economic environment.

Our ability to obtain financing, invest in and grow our business, and meet our financial obligations depends on our operating and financial performance, which in turn is subject to numerous factors. In addition to factors specific to our business, prevailing economic conditions and financial, business and other factors beyond our control can also affect our business and ability to raise capital. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Materials necessary to manufacture some of our compounds currently under development may not be available on commercially reasonable terms, or at all, which may delay our development and commercialization of these compounds.

Some of the materials necessary for the manufacture of our compounds under development may, from time to time, be available either in limited quantities, or from a limited number of manufacturers, or both. Our contract manufacturers need to obtain these materials for our preclinical and clinical trials and, potentially, for commercial distribution when and if we obtain marketing approval for these compounds. Suppliers may not sell us these materials at the time we need them or on commercially reasonable terms. If we are unable to obtain the materials needed to conduct our preclinical and clinical trials, product testing and potential regulatory approval could be delayed, adversely affecting our ability to develop the product candidates. Similarly, if we are unable to obtain critical manufacturing materials after regulatory approval has been obtained for a product candidate, the commercial launch of that product candidate could be delayed or there could be a shortage in supply, which could materially affect our ability to generate revenues from that product candidate. If suppliers increase the price of manufacturing materials, the price for one or more of our products may increase, which may make our products less competitive in the marketplace. If it becomes necessary to change suppliers for any of these materials or if any of our suppliers experience a shutdown or disruption at the facilities used to produce these materials, due to technical, regulatory or other reasons, it could harm our ability to manufacture our products.

We depend on a limited number of technologies and, if our technologies are not commercially successful, we will have no alternative source of revenue.

Our primary business is the development and licensing of technology to discover and engineer monoclonal antibodies. Our future revenue and profitability critically depend upon our ability, or our licensees’ ability, to successfully develop apoptosis and senescence gene technology and later license or market such technology. We have conducted certain preliminary cell-line and animal experiments, which have provided us with data upon which we have designed additional research programs. However, we cannot give any assurance that our technology will be commercially successful or economically viable for any therapeutic applications.

In addition, no assurance can be given that adverse consequences might not result from the use of our technology such as the development of negative effects on patients that receive our product candidates. Our failure to obtain market acceptance of our technology or the failure of our current or potential licensees to successfully commercialize such technology would have a material adverse effect on our business.

We outsource much of our research and development activities and, if we are unsuccessful in maintaining our alliances with these third parties, our research and development efforts may be delayed or curtailed.

We rely on third parties to perform much of our research and development activities. At this time, we have limited internal capabilities to perform our own research and development activities. Accordingly, the failure of third party research partners to perform under agreements entered into with us, or our failure to renew important research agreements with these third parties, may delay or curtail our research and development efforts.

We have significant future capital needs and may be unable to raise capital when needed, which could force us to delay or reduce our research and development efforts.

As of June 30, 2015, we had a cash balance of $3,334,626 and working capital of $2,951,210. Using our available reserves as of June 30, 2015, and the aggregate net proceeds from the issuance of preferred stock, common stock and warrants on July 27, 2015, we believe that we can operate according to our current business plan at least through June 30, 2016.

To date, we have generated minimal revenues and anticipate that our operating costs will exceed any revenues generated over the next several years. Therefore, we will be required to raise additional capital in the future in order to operate in accordance with our current business plan, and this funding may not be available on favorable terms, if at all. If we are unable to raise additional funds, we will need to do one or more of the following:

•	delay, scale back or eliminate some or all of our research and development programs;
•	provide a license to third parties to develop and commercialize our technology that we would otherwise seek to develop and commercialize ourselves;
•	seek strategic alliances or business combinations;
•	attempt to sell our company;
•	cease operations; or
•	declare bankruptcy.

Investors may experience dilution in their investment from future offerings of our common stock. For example, if we raise additional capital by issuing equity securities, such an issuance would reduce the percentage ownership of existing stockholders. In addition, assuming the exercise of all options and warrants outstanding and the conversion of the preferred stock into common stock, as of June 30, 2015, we had 461,262,961 shares of common stock authorized but unissued and unreserved, which may be issued from time to time by our board of directors. Furthermore, we may need to issue securities that have rights, preferences and privileges senior to our common stock. Failure to obtain financing on acceptable terms would have a material adverse effect on our liquidity.

Since our inception, we have financed all of our operations through equity and debt financings. Our future capital requirements depend on numerous factors, including:

•	the scope of our research and development;
•	our ability to attract business partners willing to share in our development costs;
•	our ability to successfully commercialize our technology;
•	competing technological and market developments;
•	our ability to enter into collaborative arrangements for the development, regulatory approval and commercialization of other products; and
•	the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights.

Our business depends upon our patents and proprietary rights and the enforcement of these rights. Our failure to obtain and maintain patent protection may increase competition and reduce demand for our technology.

As a result of the substantial length of time and expense associated with developing products and bringing them to the marketplace in the biotechnology industry, obtaining and maintaining patent and trade secret protection for technologies, products and processes is of vital importance. Our success will depend in part on several factors, including, without limitation:

•	our ability to obtain patent protection for our technologies and processes;
•	our ability to preserve our trade secrets; and
•	our ability to operate without infringing the proprietary rights of other parties both in the United States and in foreign countries.

Our success depends in part upon the grant of patents from our pending patent applications. In addition, we have licensed certain antibody technology from The Scripps Research Institute, or Scripps, pursuant to a license agreement dated August 8, 2014. If we are in breach of this license agreement, and Scripps elects to terminate the agreement, this termination could have a material adverse effect to our business in the future.

Although we believe that our technology is unique and that it will not violate or infringe upon the proprietary rights of any third party, we cannot assure you that these claims will not be made or if made, could be successfully defended against. If we do not obtain and maintain patent protection, we may face increased competition in the United States and internationally, which would have a material adverse effect on our business.

Since patent applications in the United States are maintained in secrecy until patents are issued, and since publication of discoveries in the scientific and patent literature tend to lag behind actual discoveries by several months, we cannot be certain that we were the first creator of the inventions covered by our pending patent applications or that we were the first to file patent applications for these inventions.

In addition, among other things, we cannot assure you that:

•	our patent applications will result in the issuance of patents;
•	any patents issued or licensed to us will be free from challenge and if challenged, would be held to be valid;
•	any patents issued or licensed to us will provide commercially significant protection for our technology, products and processes;
•	other companies will not independently develop substantially equivalent proprietary information which is not covered by our patent rights;
•	other companies will not obtain access to our know-how;
•	other companies will not be granted patents that may prevent the commercialization of our technology; or
•	we will not incur licensing fees and the payment of significant other fees or royalties to third parties for the use of their intellectual property in order to enable us to conduct our business.

Our competitors may allege that we are infringing upon their intellectual property rights, forcing us to incur substantial costs and expenses in resulting litigation, the outcome of which would be uncertain.

Patent law is still evolving relative to the scope and enforceability of claims in the fields in which we operate. We are like most biotechnology companies in that our patent protection is highly uncertain and involves complex legal and technical questions for which legal principles are not yet firmly established. In addition, if issued, our patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage.

The PTO and the courts have not established a consistent policy regarding the breadth of claims allowed in biotechnology patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the scope and value of our proprietary rights.

The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary rights in these foreign countries.

We could become involved in infringement actions to enforce and/or protect our patents. Regardless of the outcome, patent litigation is expensive and time consuming and would distract our management from other activities. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we could because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any patent litigation could limit our ability to continue our operations.

If our technology infringes the intellectual property of our competitors or other third parties, we may be required to pay license fees or damages.

If any relevant claims of third party patents that are adverse to us are upheld as valid and enforceable, we could be prevented from commercializing our technology or could be required to obtain licenses from the owners of such patents. We cannot assure you that such licenses would be available or, if available, would be on acceptable terms. Some licenses may be non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. In addition, if any parties successfully claim that the creation or use of our technology infringes upon their intellectual property rights, we may be forced to pay damages, including treble damages.

Our security measures may not adequately protect our unpatented technology and, if we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology may be adversely affected.

Our success depends upon know-how, unpatentable trade secrets, and the skills, knowledge and experience of our scientific and technical personnel. We require all employees to disclose and assign to us the rights to their ideas, developments, discoveries and inventions. All of the current employees have also entered into Non-disclosure, Non-competition and Invention Assignment Agreements. We also attempt to enter into similar agreements with our consultants, advisors and research collaborators. We cannot assure you that adequate protection for our trade secrets, know-how or other proprietary information against unauthorized use or disclosure will be available.

We occasionally provide information to research collaborators in academic institutions and request that the collaborators conduct certain tests. We cannot assure you that the academic institutions will not assert intellectual property rights in the results of the tests conducted by the research collaborators, or that the academic institutions will grant licenses under such intellectual property rights to us on acceptable terms, if at all. If the assertion of intellectual property rights by an academic institution is substantiated, and the academic institution does not grant intellectual property rights to us, these events could limit our ability to commercialize our technology.

As we evolve from a company primarily involved in the research and development of our technology into one that is also involved in the commercialization of our technology, we may have difficulty managing our growth and expanding our operations.

As our business grows, we may need to add employees and enhance our management, systems and procedures. We may need to successfully integrate our internal operations with the operations of our marketing partners, manufacturers, distributors and suppliers to produce and market commercially viable products. We may also need to manage additional relationships with various collaborative partners, suppliers and other organizations. Expanding our business may place a significant burden on our management and operations. We may not be able to implement improvements to our management information and control systems in an efficient and timely manner and we may discover deficiencies in our existing systems and controls. Our failure to effectively respond to such changes may make it difficult for us to manage our growth and expand our operations.

We have no marketing or sales history and depend on third party marketing partners. Any failure of these parties to perform would delay or limit our commercialization efforts.

We have no history of marketing, distributing or selling biotechnology products, and we are relying on our ability to successfully establish marketing partners or other arrangements with third parties to market, distribute and sell a commercially viable product both here and abroad. Our business plan envisions creating strategic alliances to access needed commercialization and marketing expertise. We may not be able to attract qualified sub-licensees, distributors or marketing partners, and even if qualified, these marketing partners may not be able to successfully market agricultural products or human therapeutic applications developed with our technology. If our current or potential future marketing partners fail to provide adequate levels of sales, our commercialization efforts will be delayed or limited and we may not be able to generate revenue.

We will depend on joint ventures and strategic alliances to develop and market our technology and, if these arrangements are not successful, our technology may not be developed and the expenses to commercialize our technology will increase.

In its current state of development, our technology is not ready to be marketed to consumers. We intend to follow a multi-faceted commercialization strategy that involves the licensing of our technology to business partners for the purpose of further technological development, marketing and distribution. We have and are seeking business partners who will share the burden of our development costs while our technology is still being developed, and who will pay us royalties when they market and distribute products incorporating our technology upon commercialization. The establishment of joint ventures and strategic alliances may create future competitors, especially in certain regions abroad where we do not pursue patent protection. If we fail to establish beneficial business partners and strategic alliances, our growth will suffer and the continued development of our technology may be harmed.

Competition in the human therapeutic industry is intense and technology is changing rapidly. If our competitors market their technology faster than we do, we may not be able to generate revenues from the commercialization of our technology.

There are many large companies working in the therapeutic antibody field and similarly may develop technologies related to antibody discovery. These companies include Genentech, Inc., Amgen, Inc., Biogen Idec, Inc., Novartis AG, Janssen Biotech, Inc., Sanofi-aventis U.S. LLC, Regeneron Pharmaceuticals, Inc., Bristol-Myers Squibb Company, Teva Pharmaceutical Industries Ltd, Pfizer, Inc., Takeda Pharmaceutical Company Limited, Kyawa Hokko Kirin Pharma, Inc., Daiichi Sankyo Company Limited, Astellas Pharma, Inc., Merck & Co. Inc., AbbVie, Inc., Seattle Genetics, Inc., and Immunogen, Inc. Similarly, there are several small companies developing technologies for antibody discovery, including Adimab LLC, X-body Biosciences, Inc., Innovative Targeting Solutions, Inc., Heptares Therapeutics Ltd, Kymab Ltd., and Novimmune SA. Other companies are working on unique scaffolds, including Ablynx NV and ArGen-X N.V.

We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for products containing our technology. Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and have more experience in research and development, clinical trials, regulatory matters, manufacturing and marketing. We anticipate increased competition in the future as new companies enter the market and new technologies become available. Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which will prevent or limit our ability to generate revenues from the commercialization of our technology.

Our business is subject to various government regulations and, if we or our licensees are unable to obtain regulatory approval, we may not be able to continue our operations.

Use of our technology, if developed for human therapeutic applications, is subject to FDA regulation. The FDA must approve any drug or biologic product before it can be marketed in the United States. In addition, prior to being sold outside of the United States, any of our product candidates must be approved by the regulatory agencies of foreign governments. Prior to filing a new drug application or biologics license application with the FDA, we would have to perform extensive clinical trials, and prior to beginning any clinical trial, we would need to perform extensive preclinical testing which could take several years and may require substantial expenditures.

We expect to perform clinical trials in connection with our product candidates, which are subject to FDA approval. Additionally, federal, state and foreign regulations relating to human therapeutic applications developed through biotechnology are subject to public concerns and political circumstances, and, as a result, regulations have changed and may change substantially in the future. Accordingly, we may become subject to governmental regulations or approvals or become subject to licensing requirements in connection with our research and development efforts. We may also be required to obtain such licensing or approval from the governmental regulatory agencies described above, or from state agencies, prior to the commercialization of our human therapeutic technology. If unfavorable governmental regulations are imposed on our technology or if we fail to obtain licenses or approvals in a timely manner, we may not be able to continue our operations.

Preclinical studies of our product candidates may be unsuccessful, which could delay or prevent regulatory approval.

Preclinical studies may reveal that one or more of our product candidates is ineffective or harmful, and/or may be unsuccessful in demonstrating efficacy and safety of our human therapeutic technology, which would significantly limit the possibility of obtaining regulatory approval for any drug or biologic product manufactured with our technology. The FDA requires submission of extensive preclinical, clinical and manufacturing data to assess the efficacy and safety of potential products. Any delay in receiving approval for any applicable IND from the FDA would result in a delay in the commencement of the related clinical trial. Additionally, we could be required to perform additional preclinical studies prior to the FDA approving any applicable IND. Furthermore, the success of preliminary studies does not ensure commercial success, and later-stage clinical trials may fail to confirm the results of the preliminary studies.

Our success will depend on the success of our clinical trials of our product candidates.

It may take several years to complete the clinical trials of a product, and failure of one or more of our clinical trials can occur at any stage of testing. We believe that the development of our product candidate involves significant risks at each stage of testing. If clinical trial difficulties and failures arise, our product candidate may never be approved for sale or become commercially viable.

There are a number of difficulties and risks associated with clinical trials. These difficulties and risks may result in the failure to receive regulatory approval to sell our product candidate or the inability to commercialize our product candidate. The possibility exists that:

•	we may discover that the product candidate does not exhibit the expected therapeutic results in humans, may cause harmful side effects or have other unexpected characteristics that may delay or preclude regulatory approval or limit commercial use if approved;

•	the results from early clinical trials may not be statistically significant or predictive of results that will be obtained from expanded advanced clinical trials;

•	institutional review boards or regulators, including the FDA, may hold, suspend or terminate our clinical research or the clinical trials of our product candidate for various reasons, including noncompliance with regulatory requirements or if, in their opinion, the participating subjects are being exposed to unacceptable health risks;

•	subjects may drop out of our clinical trials;

•	our preclinical studies or clinical trials may produce negative, inconsistent or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials; and

•	the cost of our clinical trials may be greater than we currently anticipate.

Clinical trials for our product candidates will be lengthy and expensive and their outcome is uncertain.

Before obtaining regulatory approval for the commercial sales of any product containing our technology, we must demonstrate through clinical testing that our technology and any product containing our technology is safe and effective for use in humans. Conducting clinical trials is a time-consuming, expensive and uncertain process and typically requires years to complete. In our industry, the results from preclinical studies and early clinical trials often are not predictive of results obtained in later-stage clinical trials. Some products and technologies that have shown promising results in preclinical studies or early clinical trials subsequently fail to establish sufficient safety and efficacy data necessary to obtain regulatory approval. At any time during clinical trials, we or the FDA might delay or halt any clinical trial for various reasons, including:

•	occurrence of unacceptable toxicities or side effects;

•	ineffectiveness of the product candidate;

•	negative or inconclusive results from the clinical trials, or results that necessitate additional studies or clinical trials;

•	delays in obtaining or maintaining required approvals from institutions, review boards or other reviewing entities at clinical sites;

•	delays in patient enrollment; or

•	insufficient funding or a reprioritization of financial or other resources.

Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could severely harm our business.

If our clinical trials for our product candidates are delayed, we would be unable to commercialize our product candidates on a timely basis, which would materially harm our business.

Planned clinical trials may not begin on time or may need to be restructured after they have begun. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining an effective IND or regulatory approval to commence a clinical trial;

•	negotiating acceptable clinical trial agreement terms with prospective trial sites;

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site;

•	recruiting qualified subjects to participate in clinical trials;

•	competition in recruiting clinical investigators;

•	shortage or lack of availability of supplies of drugs for clinical trials;

•	the need to repeat clinical trials as a result of inconclusive results or poorly executed testing;

•	the placement of a clinical hold on a study;

•	the failure of third parties conducting and overseeing the operations of our clinical trials to perform their contractual or regulatory obligations in a timely fashion; and

•	exposure of clinical trial subjects to unexpected and unacceptable health risks or noncompliance with regulatory requirements, which may result in suspension of the trial.

We believe that our product candidates have significant milestones to reach, including the successful completion of clinical trials, before commercialization. If we have significant delays in or termination of clinical trials, our financial results and the commercial prospects for our product candidates or any other products that we may develop will be adversely impacted. In addition, our product development costs would increase and our ability to generate revenue could be impaired.

Any inability to license from third parties their proprietary technologies or processes which we use in connection with the development of our technology may impair our business.

Other companies, universities and research institutions have or may obtain patents that could limit our ability to use our technology in a product candidate or impair our competitive position. As a result, we would have to obtain licenses from other parties before we could continue using our technology in a product candidate. Any necessary licenses may not be available on commercially acceptable terms, if at all. If we do not obtain required licenses, we may not be able to develop our technology into a product candidate or we may encounter significant delays in development while we redesign methods that are found to infringe on the patents held by others.

We face potential product liability exposure far in excess of our limited insurance coverage.

We may be held liable if any product we or our collaborators develop causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Regardless of merit or eventual outcome, product liability claims could result in decreased demand for our product candidates, injury to our reputation, withdrawal of patients from our clinical trials, substantial monetary awards to trial participants and the inability to commercialize any products that we may develop. These claims might be made directly by consumers, health care providers, pharmaceutical companies or others selling or testing our products. We have obtained limited product liability insurance coverage for our clinical trials; however, our insurance may not reimburse us or may not be sufficient to reimburse us for expenses or losses we may suffer. Moreover, if insurance coverage becomes more expensive, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, juries have awarded large judgments in class action lawsuits for claims based on drugs that had unanticipated side effects. In addition, the pharmaceutical and biotechnology industries, in general, have been subject to significant medical malpractice litigation. A successful product liability claim or series of claims brought against us could harm our reputation and business and would decrease our cash reserves.

We depend on our key personnel and, if we are not able to attract and retain qualified scientific and business personnel, we may not be able to grow our business or develop and commercialize our technology.

We are highly dependent on our scientific advisors, consultants and third-party research partners. Our success will also depend in part on the continued service of our key employees and our ability to identify, hire and retain additional qualified personnel in an intensely competitive market. Additionally, we do not have employment agreements with our key employees. We do not maintain key person life insurance on any member of management. The failure to attract and retain key personnel could limit our growth and hinder our research and development efforts.

If we are unable to successfully remediate the material weakness in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the audit of our fiscal year 2015 consolidated financial statements, our auditors noted a material weakness in our internal controls, principally relating to the review of the accounting and calculation surrounding our equity-linked financial instruments. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting that results in more than reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We cannot assure that any measures that we take to correct this material weakness will fully remediate the deficiencies or material weakness described above. We also cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses.

Certain provisions of our charter, by-laws, Delaware law and stock plans could make a takeover difficult.

Certain provisions of our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. Our certificate of incorporation authorizes our board of directors to issue, without stockholder approval, 5,000,000 shares of preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our common stock.

In addition, we are subject to the Business Combination Act of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation’s outstanding voting stock for a period of three years from the date such stockholder becomes a 15% owner. These provisions may have the effect of delaying or preventing a change of control of us without action by our stockholders and, therefore, could adversely affect the value of our common stock.

Furthermore, in the event of our merger or consolidation with or into another corporation, or the sale of all or substantially all of our assets in which the successor corporation does not assume our outstanding equity awards or issue equivalent equity awards, our current equity plans require the accelerated vesting of such outstanding equity awards.

Risks Related to Our Common Stock

Penny stock regulations may impose certain restrictions on marketability of our securities.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market.

Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules restrict the ability of broker dealers to sell our securities and affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•	the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

Our management and other affiliates have significant control of our common stock and could significantly influence our actions in a manner that conflicts with our interests and the interests of other stockholders.

As of June 30, 2015, our executive officers and directors together beneficially own approximately 21% of the outstanding shares of our common stock, assuming the exercise of options and warrants which are currently exercisable or will become exercisable within 60 days of June 30, 2015, held by these stockholders. Additionally, there are four shareholders that each beneficially own more than 5% of the outstanding shares of our common stock. As a result, these stockholders, acting together, will be able to exercise significant influence over matters requiring approval by our stockholders, including the election of directors, and may not always act in the best interests of other stockholders. Such a concentration of ownership may have the effect of delaying or preventing a change in control of us, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

A significant portion of our total outstanding shares of common stock may be sold in the market in the near future, which could cause the market price of our common stock to drop significantly.

As of June 30, 2015, we had 18,752,813 shares of our common stock issued and outstanding, 380 shares of Series A convertible preferred stock outstanding which can convert into 506,666 shares of common stock and 235,837 shares of Series C convertible preferred stock outstanding which can convert into 2,358,370 shares of common stock. As of June 30, 2015, all of our outstanding shares of common stock are registered pursuant to registration statements on Forms S-1 or S-3 or are either eligible to be sold under Rule 144 of the Securities Act of 1933, as amended, or are in the public float. In addition, we have registered 1,876,722 shares of our common stock underlying warrants previously issued and still outstanding and we registered 4,917,670 shares of our common stock underlying options granted or to be granted under our stock option plans. Consequently, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may have a material adverse effect on our stock price.

Our common stock has a limited trading market, which could limit your ability to resell your shares of common stock at or above your purchase price.

Our common stock is currently quoted on the OTCQB Marketplace, operated by the OTC Markets Group, or OTCQB, and our common stock currently has a limited trading market. We cannot assure you that an active trading market will develop or, if developed, will be maintained. As a result, our stockholders may find it difficult to dispose of shares of our common stock and, as a result, may suffer a loss of all or a substantial portion of their investment.

The market price of our common stock may fluctuate and may drop below the price you paid.

We cannot assure you that you will be able to resell the shares of our common stock at or above your purchase price. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly variations in operating results;
•	the progress or perceived progress of our research and development efforts;
•	changes in accounting treatments or principles;
•	announcements by us or our competitors of new technology, product and service offerings, significant contracts, acquisitions or strategic relationships;
•	additions or departures of key personnel;
•	future offerings or resales of our common stock or other securities;
•	stock market price and volume fluctuations of publicly-traded companies in general and development companies in particular; and
•	general political, economic and market conditions.

For example, during the fiscal year ended June 30, 2015, our common stock traded between $0.51 and $2.88 per share.

Because we do not intend to pay, and have not paid, any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless the value of our common stock appreciates and they sell their shares.

We have never paid or declared any cash dividends on our common stock, and we intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Therefore, our stockholders will not be able to receive a return on their investment unless the value of our common stock appreciates and they sell their shares.

Our stockholders may experience substantial dilution as a result of the conversion of convertible preferred stock, the exercise of options and warrants to purchase our common stock, or due to anti-dilution provisions relating to any on the foregoing.

As of June 30, 2015, we have outstanding 380 shares of Series A convertible preferred stock which may convert into 506,666 shares of common stock, 235,837 shares of Series C convertible preferred stock outstanding which can convert into 2,358,370 shares of common stock and warrants to purchase 7,332,776 shares of our common stock.  In addition, as of June 30, 2015, we have reserved 4,917,670 shares of our common stock for issuance upon the exercise of options granted or available to be granted pursuant to our stock option plan, all of which may be granted in the future.  Furthermore, in connection with the preferred stock agreements, we are required to reserve an additional 4,868,740 shares of common stock. The conversion of the convertible preferred stock and the exercise of these options and warrants will result in dilution to our existing stockholders and could have a material adverse effect on our stock price. The conversion price of the convertible preferred stock is also subject to certain anti-dilution adjustments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, in reports filed with the Securities and Exchange Commission (including this registration statement), in press releases, and in other communications to stockholders or the investment community, we may provide forward-looking statements concerning possible or anticipated future results of operations or business developments. These statements are based on our management’s current expectations or predictions of future conditions, events or results based on various assumptions and our management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, regulatory environment, sales and marketing strategies, capital resources or operating performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this registration statement should be evaluated together with the many uncertainties that affect our business and our market, particularly those discussed in the risk factors and cautionary statements in our filings with the Securities and Exchange Commission, including as described in “Risk Factors” included in this registration statement. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and we assume no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should read this prospectus and the documents that we reference in this prospectus and have been filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any issuance or sale of our common shares. Except as required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the investors and placement agents in the Private Placement. As a result, we will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. All proceeds from the sale of the shares will be for the account of the selling stockholders. The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. However, we may receive proceeds upon the cash exercise of the common stock purchase warrants, the underlying shares of which are offered by this prospectus. If all of the warrants are exercised at their respective initial exercise price, being $1.50 for those warrants issued to investors under the Subscription Agreements and $0.75 for those warrants issued to the placement agents (which exercise prices are subject to adjustment under customary anti-dilution protections), then we will receive gross proceeds of approximately $7,798,881. Any such proceeds will be used for working capital and general corporate purposes. No assurance can be given, however, that all or any portion of such warrants will be exercised.

DIVIDEND POLICY

We currently intend to retain earnings, if any, to finance the growth and development of our business, and we do not expect to pay any cash dividends to our stockholders in the foreseeable future.

COMMON SHARE PRICE RANGE

Our common shares currently trade on the OTCQB Marketplace under the symbol “SVON.”

The following table sets forth, for each of the calendar periods indicated, the quarterly high and low closing bid prices for our common shares quoted on the OTCQB Marketplace. The prices in the table represent prices between dealers and do not include adjustments for retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Ended	Common Stock
	High	Low

September 30, 2013	$7.00	$1.90
December 31, 2013	$6.35	$3.00
March 31, 2014	$6.09	$3.03
June 30, 2014	$3.69	$2.40
September 30, 2014	$2.88	$1.28
December 31, 2014	$1.60	$0.51
March 31, 2015	$0.90	$0.51
June 30, 2015	$1.57	$0.63
September 30, 2015	$0.99	$0.55
December 31, 2015 (through October 8, 2015	0.72	0.60

The last reported sale price for our common stock on October 8, 2015 was $0.65 per share. As of September 15, 2015, there were approximately 171 registered holders of record of our common shares, based upon information received from our stock transfer agent. However, this number does not include beneficial owners whose shares were held of record by nominees or broker dealers. We believe that there are a significantly larger number of beneficial owners of our common shares than the number of record holders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains trend analysis, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “continue,” and other words of similar import or the negative of those terms or expressions. Such forward-looking statements are subject to known and unknown risks, uncertainties, estimates and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements as a result of, but not limited to, the “Risk Factors” described elsewhere in this prospectus. You should read the following discussion and analysis along with the “Selected Financial Data” and the financial statements and notes attached to those statements included elsewhere in this prospectus.

Overview

We do not expect to generate significant revenues for several years, during which time we will engage in significant research and development efforts.

Our protein biologics technology comprises (i) a platform to discover and engineer human antibodies directly on the cell surface, (ii) antibodies derived from cows that contain ultralong binding regions that may be useful in binding certain therapeutic epitopes, and (iii) a chimerasome nanocage capable of encapsulating therapeutic payloads for drug delivery.

Our preclinical antibody development program comprises an antibody against the ion channel Kv1.3, which is an important molecule in regulating T-cell activation in a number of autoimmune diseases. We have performed experiments showing that this antibody potently blocks activation of human T-cells in vitro. Future development efforts will include a Phase I clinical trial.

Consistent with our commercialization strategy, we may license our technology as the opportunities may arise, that may result in additional license fees, revenues from contract research and other related revenues. Successful future operations will depend on our and our partners’ ability to transform our research and development activities into a commercially feasible technology.

Critical Accounting Policies and Estimates

Revenue Recognition

We record revenue under technology license and development agreements related to the following. Actual fees received may vary from the recorded estimated revenues.

•	Nonrefundable upfront license fees that are received in exchange for the transfer of our technology to licensees, for which no further obligations to the licensee exist with respect to the basic technology transferred, are recognized as revenue on the earlier of when payments are received or collections are assured.
•	Nonrefundable upfront license fees that are received in connection with agreements that include time-based payments are, together with the time-based payments, deferred and amortized ratably over the estimated research period of the license.
•	Milestone payments, which are contingent upon the achievement of certain research goals, are recognized as revenue when the milestones, as defined in the particular agreement, are achieved.
•	Direct and indirect costs reimbursed are offset against R&D Costs.

The effect of any change in revenues from technology license and development agreements would be reflected in revenues in the period such determination was made. Historically, no such adjustments have been made.

Estimates of Expenses

Our research and development agreements with third parties provide for an estimate of our expenses and costs, which are variable and are based on the actual services performed by the third party. We estimate the aggregate amount of the expenses based upon the projected amounts that are set forth in the agreements, and we accrue the expenses for which we have not yet been invoiced or prepay the expenses that have been invoiced but the services have not yet been performed. In estimating the expenses, we consider, among other things, the following factors:

•	the existence of any prior relationship between us and the third party provider;
•	the past results of prior research and development services performed by the third party provider; and
•	the scope and timing of the research and development services set forth in the agreement with the third party provider.

After the research services are performed and we are invoiced, we make any adjustments that are necessary to accurately report research and development expense for the period.

Income Taxes

We account for income taxes in accordance with an asset and liability approach requiring the recognition of deferred tax assets and liabilities for the expected tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are recorded without consideration as to their ability to be realized. The deferred tax asset includes net operating loss and credit carryforwards, and the cumulative temporary differences related to stock-based compensation. The portion of any deferred tax asset, for which it is more likely than not that a tax benefit will not be realized, must then be offset by recording a valuation allowance against the asset.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management believes it is more likely than not that we will not realize the deferred tax assets in excess of deferred tax liabilities, and as such, a full valuation allowance is maintained against the net deferred tax assets.

While we believe that our tax positions are fully supportable, there is a risk that certain positions could be challenged successfully. In these instances, we look to establish reserves. If we determine that a tax position is more likely than not of being sustained upon audit, based solely on the technical merits of the position, we recognize the benefit. We measure the benefit by determining the amount that has likelihood greater than 50% of being realized upon settlement. We presume that all tax positions will be examined by a taxing authority with full knowledge of all relevant information. We regularly monitor our tax positions, tax assets and tax liabilities. We reevaluate the technical merits of our tax positions and recognize an uncertain tax benefit or derecognize a previously recorded tax benefit when (i) there is a completion of a tax audit, (ii) there is a change in applicable tax law including a tax case or legislative guidance, or (iii) there is an expiration of the statute of limitations. Significant judgment is required in accounting for tax reserves.

Stock-based Compensation

We measure all employee stock-based compensation awards using a fair value method and record such expense in our consolidated financial statements. Such expense is amortized on a straight line basis over the requisite service period of the award.

We estimate the grant date fair value of stock options using the Black-Scholes option-pricing model which requires the input of highly subjective assumptions. These assumptions include estimating the expected term of the award, the estimated volatility of our stock price over the expected term and the probability of achievement of any performance goals that may be required to be achieved in order for the stock options to vest. Changes in these assumptions and in the estimated forfeitures of stock option awards may materially affect the amount of stock-based compensation recognized in our consolidated statements of operations.

In connection with any performance goals that may be required to be achieved in order for the stock options to vest, our management reviews the specific goals of such plans to determine if such goals have been achieved or are probable that they will be achieved. If the goals have been achieved or are probable of being achieved, then the amount of compensation expense determined on the date of grant related to those specific goals is charged to compensation expense at such time.

Patent Costs

We expense patent related costs as incurred as research and development costs in the consolidated statements of operations. Prior to the fourth quarter of fiscal 2015, certain patent related costs were capitalized. We concluded, based upon historical write offs of patent costs, that the future beneficial value of our patent assets were uncertain and as such made a change to our accounting policy. This change is considered a change in estimate for accounting purposes and is reflected on a prospective basis beginning in the fourth quarter of fiscal 2015.

Accordingly, we incurred approximately $508,205 expense impact from expensing patent-related assets during the fourth quarter of fiscal 2015 as a result of this change in estimate and our basic and diluted earnings per share for fiscal 2015 decreased by $0.03. We will apply this approach prospectively for future patent costs.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net assets acquired by the Company. Goodwill is not amortized, but assessed for impairment on an annual basis or more frequently if impairment indicators exist. The impairment model prescribes a two-step method for determining impairment.

The first step compares a reporting unit’s fair value to its carrying amount to identify potential goodwill impairment. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the second step of the impairment test must be completed to measure the amount of the reporting unit’s goodwill impairment loss, if any. Step two requires an assignment of the reporting unit’s fair value to the reporting unit’s assets and liabilities to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared with the carrying amount of the reporting unit’s goodwill to determine the goodwill impairment loss to be recognized, if any. For the fiscal year ended June 30, 2015, the Company determined that there was impairment to goodwill and recorded an adjustment to Goodwill in the amount of $8,121,966.

Intangible assets include in-process research and development (IPR&D) of pharmaceutical product candidates. IPR&D are considered indefinite-lived intangible assets and are assessed for impairment annually or more frequently if impairment indicators exist. If the associated research and development effort is abandoned, the related assets will be written-off and the Company will record a non-cash impairment loss on its consolidated statement of operations. For those compounds that reach commercialization, the IPR&D assets will be amortized over their estimated useful lives. For the year ended June 30, 2015, the Company determined that there was no impairment to IPR&D.

Warrant Liability and Stock Rights

The fair value of warrant liability and Stock Rights are estimated using a Monte Carlo valuation model. The unobservable input used by the Company is the estimation of the likelihood of a reset occurring on the warrants and the anti-dilutive Rights. These estimates of the likelihood of completing an equity raise that would meet the criteria to trigger the reset provisions and anti-dilutive Rights are based on numerous factors, including the remaining term of the financial instruments and the Company’s overall financial condition. Changes in these assumptions may materially affect the amount of the warrant liability recorded on our consolidated balance sheet.

Impairment of intangible assets

We assess the impairment in value of intangible assets at least annually or sooner if circumstances indicate that their carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant negative industry trends;
•	significant underutilization of the assets;
•	significant changes in how we use the assets or its plans for their use; and
•	changes in technology and the appearance of competing technology.

If a triggering event occurs and if our review determines that the future undiscounted cash flows related to the groups, including these assets, will not be sufficient to recover their carrying value, we will reduce the carrying values of these assets down to its estimate of fair value.

Liquidity and Capital Resources

Overview

For the fiscal year ended June 30, 2015, net cash of $7,344,697 was used in operating activities primarily due to a net loss of $18,063,785 which was reduced by non-cash expenses of $11,817,748 and increased by changes in operating assets and liabilities in the amount of $1,098,659.

The $1,098,659 change in operating assets and liabilities was the result of a decrease in accounts payable and accrued expenses in the amount of $1,176,268 due to the timing of expenses and payments, which was partially offset by an increase in deferred revenue of $75,000.

During the fiscal year ended June 30, 2015, cash used by investing activities amounted to $259,587, which was related to capitalized patent costs and fixed assets purchased.

Cash provided by financing activities during the fiscal year ended June 30, 2015 amounted to $4,827,569, as a result of the issuance of common stock, preferred stock and warrants.

As of June 30, 2015, our cash balance totaled $3,334,626, and we had working capital of $2,951,210.

Capital Resources

During the fiscal year ended June 30, 2015, we received $150,000 under our license and development agreements of which $75,000 remains as deferred revenue. We have not been profitable since inception, we will continue to incur additional operating losses in the future, and we will require additional financing to continue the development and subsequent commercialization of our technology. While we do not expect to generate significant revenues from the licensing of our technology for several years, we may enter into additional licensing or other agreements with marketing and distribution partners that may result in additional license fees, receive revenues from contract research, or other related revenue.

Financing

In May 2015 and June 2015, we received aggregate net proceeds of $4,827,569 from the issuance of preferred stock, common stock and warrants. In addition, in July 2015, we received aggregate net proceeds of $1,152,397 from the issuance of preferred stock, common stock and warrants.

Contractual Obligations

The following table lists our cash contractual obligations as of June 30, 2015:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Facility, Rent and Operating Leases	$373,215	$278,873	$94,342	$—	$—
Total Contractual Cash Obligations	$373,215	$278,873	$94,342	$—	$—

We expect our capital requirements to increase significantly over the next several years as we commence new research and development efforts, increase our business and administrative infrastructure and embark on developing in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the levels and costs of our research and development initiatives and the cost and timing of the expansion of our business development and administrative staff.

We anticipate that, based upon our current cash balance at June 30, 2015 and the aggregate net proceeds from the issuance of preferred stock, common stock and warrants on July 27, 2015, we will be able to fund our operations at least through June 30, 2016.

Over the next 12 months, we plan to fund our research and development and commercialization activities:

•	by utilizing our current cash balance and investments,

•	by raising capital through the placement of equity or debt instruments

•	by completing a strategic transaction, and

•	by raising capital through the execution of additional licensing agreements for our technology.

We cannot assure you that we will be able to raise money through any of the foregoing transactions, or on favorable terms, if at all.

Results of Operations

Fiscal Year ended June 30, 2015

On May 16, 2014, we acquired Fabrus, Inc., or Fabrus. Accordingly, the results of operations for the fiscal year ended June 30, 2014 include the accounts of Fabrus only for the period from May 16, 2014 through June 30, 2014 versus a full year for 2015.

Revenue

During the fiscal year ended June 30, 2015, revenue in the amount of $75,000 represented the amortization of deferred revenue for a collaboration and option agreement.

During the fiscal year ended June 30, 2014, we earned revenue in the amount of $100,000, which consisted of a milestone payment in connection with a license agreement.

Operating expenses

	Fiscal Year ended June 30
	2015	2014	Change	%

General and administrative	$3,170,499	$3,683,350	$(512,851)	-13.9%
Research and development	4,568,435	3,338,687	1,229,748	36.8%
Acquisition Costs	-	544,978	(544,978)	-100.0%
Impairment of goodwill	8,121,966	-	8,121,966	-
Impairment and Write-off of patents	2,290,836	1,680,781	610,055	36.3%

Total Operating Expenses	$18,151,736	$9,247,796	$8,903,940	96.3%

General and administrative expenses

General and administrative expenses consist of the following:

	Fiscal Year ended June 30
	2015	2014	Change	%
Payroll and benefits	$1,122,624	$622,421	$500,203	80.4%
Professional fees	670,507	277,712	392,795	141.4%
Stock-based compensation	401,412	1,185,118	(783,706)	-66.1%
Delaware Franchise Tax	258,685	5,781	252,904	4374.7%
Investor relations	166,692	731,749	(565,057)	-77.2%
Consultants	116,217	216,869	(100,653)	-46.4%
Depreciation and amortization	2,818	333,465	(330,647)	-99.2%
Other General & Administrative Expenses	431,544	310,235	121,309	39.1%

Total G&A	$3,170,499	$3,683,350	$(512,851)	-13.9%

•	Payroll and benefits for the fiscal year ended June 30, 2015 was higher than for the fiscal year ended June 30, 2014 as a result of severance payments due to terminated employees as a result of closing the New Jersey office in November 2014 and due to separating the position of CEO and President effective May 16, 2014.

•	Professional fees for the fiscal year ended June 30, 2015 increased mostly due to the increase in accounting costs with the additional bookkeeping, consulting and auditing fees related to the acquisition of Fabrus, Inc. in May 2014.

•	Stock-based compensation for the fiscal years ended June 30, 2015 and June 30, 2014 consisted of the amortized portion of the Black-Scholes value of options and warrants granted to directors, employees and consultants. During the fiscal years ended June 30, 2015 and 2014, 1,203,676 and 778,480 options, respectively, were granted to such individuals. In addition, during the fiscal years ended June 30, 2015 and 2014, 556,061 and 30,924 options, respectively, expired or were forfeited.

Stock-based compensation for the fiscal year ended June 30, 2015 was lower than the fiscal year ended June 30, 2014 primarily due to options issued during the fiscal year ended June 30, 2015 had a lower Black-Scholes value than options issued during the fiscal year ended June 30, 2014 combined with the cancellation of options for terminated employees.

•	Delaware Franchise Tax increased for the fiscal year ended June 30, 2015 due to increase in the computed tax calculation resulting from the reverse stock split in during the fiscal year ended June 30, 2014 and acquisition of Fabrus, Inc. in May 2014.

•	Investor relations fees for the fiscal year ended June 30, 2015 was lower than for the fiscal year ended June 30, 2014 primarily as a result of an investor relations program started in October 2013, the termination of an investor relations consulting agreement in September 2013 and a special meeting of stockholders held in August 2013, which were not incurred during the current year.

•	Consulting fees for the fiscal year ended June 30, 2015 were lower than for the fiscal year ended June 30, 2014 primarily due to certain financial advisory agreements entered into during the fiscal year ended June 30, 2014.

•	Depreciation and amortization for the fiscal year ended June 30, 2015 was lower than for the fiscal year ended June 30, 2014 primarily as a result of abandoning certain patents and the change in accounting estimate to expense patent costs as incurred in the fourth quarter of fiscal year 2015.

•	Other general and administrative expenses for the fiscal year ended June 30, 2015 were higher than for the fiscal year ended June 30, 2014 primarily due to an increase in cash director fees.

We expect cash-based general and administrative expenses to decline over the next twelve months.

Research and development expenses

	Fiscal Year ended June 30
	2015	2014	Change	%

Phase 1b/2a clinical trial	$1,585,082	$2,170,160	$(585,078)	-27.0%
Payroll	1,392,426	297,872	1,094,554	367.5%
Patent Costs	771,181	32,072	739,109	2304.5%
Facility Retnt	328,189	22,074	306,115	1386.8%
Research Contract with the University of Waterloo	284,600	413,220	(128,620)	-31.1%
Depreciation	174,255	16,191	158,064	976.2%
Stock-based compensation	79,270	112,106	(32,836)	-29.3%
Gain on forgiveness of debt	(442,689)	-	(442,689)	-
Other research and development	396,121	274,992	121,129	44.0%

Total research and development	$4,568,435	$3,338,687	$1,229,748	36.8%

•	The cost of the Phase 1b/2a clinical trial for our former product candidate SNS01-T for the fiscal year ended June 30, 2015 was lower than for the fiscal year ended June 30, 2014 as patient dosing was concluded during the quarter ended September 30, 2014. This was partially offset by writing off all prepaid costs related to the decision to terminate the program

•	Payroll for the fiscal year ended June 30, 2015 was higher than for the fiscal year ended June 30, 2014 primarily as a result of an increase in the number of employees effective with the Fabrus acquisition on May 16, 2014.

•	Patent Costs for the fiscal year ended June 30, 2015 was higher than for the fiscal year ended June 30, 2014 primarily as a result of our change in accounting policy to expense patent costs as incurred

•	Facility Rent for the fiscal year ended June 30, 2015 was higher than for the fiscal year ended June 30, 2014 due to the acquisition of Fabrus with its research facility.

•	The cost associated with the research contract with the University of Waterloo for the fiscal year ended June 30, 2015 was lower than for the fiscal year ended June 30, 2014 due to termination of the agreement on December 31, 2014.

•	Depreciation for the fiscal year ended June 30, 2015 was higher than for the fiscal year ended June 30, 2014 due to the acquisition of Fabrus with its research operations.

•	Stock-based compensation for the fiscal year ended June 30, 2015 was lower than the fiscal year ended June 30, 2014 primarily due to options issued during the fiscal year ended June 30, 2015 had a lower Black-Scholes value than options issued during the fiscal year ended June 30, 2014 combined with the cancellation of options for terminated employees.

•	The Gain on Forgiveness of Debt for the fiscal year ended June 30, 2015 represents settlements of accounts payable with certain vendors for an amount less than was recorded and no debt was forgiven during the fiscal year ended June 30, 2014.

•	Other research and development costs for the fiscal year ended June 30, 2015 were higher than for the fiscal year ended June 30, 2014 primarily due to costs to run the laboratory in connection with the acquisition of Fabrus on May 16, 2014.

If we are successful in our efforts to raise additional capital or complete a strategic transaction, we expect our research and development costs to increase as we increase our efforts towards the development of our antibody program.

Impairment and write-off of patents

During the fiscal years ended June 30, 2015 and June 30, 2014, we reviewed our patent portfolio and determined that our agricultural patent were impaired. We also identified several patents and patents pending that we believe we no longer need to maintain without having a material impact on the portfolio. Therefore, we wrote-off the net book value of those patents and patents pending and the in the amounts of $2,290,836 and $1,680,781, respectively.

Fiscal Year ended June 30, 2014

On May 16, 2014, we acquired Fabrus, Inc., or Fabrus. Accordingly, the results of operations for the fiscal year ended June 30, 2014 include the accounts of Fabrus for the period from May 16, 2014 through June 30, 2014.

Revenue

During the fiscal year ended June 30, 2014, we earned revenue in the amount of $100,000, which consisted of a milestone payment in connection with an agricultural license agreement.

We did not earn any revenue during the fiscal year ended June 30, 2013

Operating expenses

	Fiscal Year Ended June 30,
	2014	2013	Change	%

General and administrative	$3,683,350	$2,499,624	$1,183,726	47.4%

Research and development	3,338,687	2,086,666	1,252,021	60.0%

Acquisition related costs	544,978	-	544,978	-

Impairment of patents	1,350,591	-	1,350,591	-

Write-off of patents abandoned	330,190	64,210	265,980	414.2%

Total operating expenses	$9,247,796	$4,650,500	$4,597,296	98.9%

General and administrative expenses

General and administrative expenses consist of the following:

	Fiscal Year ended June 30,
	2014	2013	Change	%

Stock-based compensation	$1,185,118	$639,828	$545,290	85.2%

Payroll and benefits	622,421	594,456	27,965	4.7%

Investor relations	731,749	103,816	627,933	604.9%

Professional fees	277,712	475,274	(197,562)	(41.6)%

Depreciation and amortization	333,465	293,629	39,836	13.6%

Consultants	216,869	35,594	181,275	509.3%

Other general and administrative expenses	316,016	357,027	(41,011)	(11.5)%

Total general and administrative expenses	$3,683,350	$2,499,624	$1,183,726	47.4%

•	Stock-based compensation for the fiscal years ended June 30, 2014 and June 30, 2013 consisted of the amortized portion of the Black-Scholes value of options, restricted stock units and warrants granted to directors, employees and consultants. During the fiscal years ended June 30, 2014 and 2013, 778,480 and 89,670 options, respectively, were granted to such individuals.

Stock-based compensation for the fiscal year ended June 30, 2014 was higher than the fiscal year ended June 30, 2013 primarily due to more options being issued during the fiscal year ended June 30, 2014. Additionally, 105,000 shares of common stock were issued in connection with certain consulting agreements during the year ended June 30, 2014.

•	Payroll and benefits for the fiscal year ended June 30, 2014 was higher than for the fiscal year ended June 30, 2013, primarily due to separating the position of CEO and President effective May 16, 2014.

•	Investor relations fees for the fiscal year ended June 30, 2014 was higher than for the fiscal year ended June 30, 2013 primarily as a result of a new investor relations program started in October 2013, the termination of an investor relations consulting agreement in September 2013 and a special meeting of stockholders held in August 2013.

•	Professional fees for the fiscal year ended June 30, 2014 was lower than for the fiscal year ended June 30, 2013 primarily as a result of a decrease in legal fees as, during the fiscal year ended June 30, 2014 it was not necessary to address certain items that were being addressed during the fiscal year ended June 30, 2013.

•	Depreciation and amortization for the fiscal year ended June 30, 2014 was higher than for the fiscal year ended June 30, 2013 primarily as a result of an increase in amortization of patent costs.

•	Consulting fees for the fiscal year ended June 30, 2014 were higher than for the fiscal year ended June 30, 2013 primarily due to certain financial advisory agreements entered into during the fiscal year ended June 30, 2014.

•	Other general and administrative expenses for the fiscal year ended June 30, 2014 were lower than for the fiscal year ended June 30, 2013 primarily due to a decrease in cash director fees, which was partially offset by an increase in insurance and conferences.

Research and development expenses

	Fiscal Year Ended June 30,
	2014	2013	Change	%
Stock-based compensation	$112,106	$84,865	$27,241	32.1%
Phase 1b/2a clinical trial	2,170,160	1,035,079	1,135,081	109.7%
Research contract with the University of Waterloo	413,220	628,997	(215,777)	34.3%
Payroll	297,872	174,360	123,512	70.8%
Other research and development	345,329	163,365	181,964	111.4%

Total research and development	$3,338,687	$2,086,666	$1,252,021	60.0%

•	Stock-based compensation for the fiscal year ended June 30, 2014 was higher than the fiscal year ended June 30, 2013 primarily due to the number of options granted during the fiscal year ended June 30, 2014 being higher than the fiscal year ended June 30, 2013.

•	The cost of the Phase 1b/2a clinical trial for the fiscal year ended June 30, 2014 was higher than for the fiscal year ended June 30, 2013 primarily due to the number of patients being treated and the number of sites treating patients during the fiscal year ended June 30, 2014 being higher than for the fiscal year ended June 30, 2013.

•	The cost associated with the research contract with the University of Waterloo for the fiscal year ended June 30, 2014 was lower than for the fiscal year ended June 30, 2013 primarily due to a decrease in amount being funded for agricultural and human health research at this site.

•	Payroll for the fiscal year ended June 30, 2014 was higher than for the fiscal year ended June 30, 2013 primarily as a result of an increase in the number of employees effective with the Fabrus acquisition on May 16, 2014.

•	Other research and development costs for the fiscal year ended June 30, 2014 were higher than for the fiscal year ended June 30, 2013 primarily due to costs to run the laboratory in connection with the acquisition of Fabrus on May 16, 2014.

Impairment of patents

During the year ended June 30, 2014, we determined that the carrying cost of our agricultural patents exceeded the expected future undiscounted cash flows. Accordingly, we recorded an impairment of the agricultural patents for the fully net carrying cost of $1,350,591.

Write-off of patents abandoned

During the fiscal years ended June 30, 2014 and June 30, 2013, we reviewed our patent portfolio in order to determine if we could reduce our cost of patent prosecution and maintenance. We identified several patents and patents pending that we believe we no longer need to maintain without having a material impact on the portfolio. We determined that we would no longer incur the cost to prosecute or maintain those patents or patents pending. Therefore, we wrote-off the net book value of those patents and patents pending in the amounts of $330,190 and $64,210, respectively.

BUSINESS

Our Business

On September 29, 2014, we changed our name from Senesco Technologies, Inc. to Sevion Therapeutics, Inc.

The primary business of Sevion Therapeutics, Inc., a Delaware corporation incorporated in 1999, and its wholly-owned subsidiaries, Senesco, Inc., a New Jersey corporation incorporated in 1998, and Fabrus, Inc., a Delaware corporation incorporated in 2011, collectively referred to as “Sevion,” “we,” “us” or “our,” is to build and develop a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company’s product candidates are derived from multiple key proprietary technology platforms, such as: cell-based arrayed antibody discovery, ultralong antibody scaffolds and Chimerasome nanocages.

Antibody Technology

Antibody Genes - We believe our antibody platforms have broad applicability to human health by allowing the discovery of unique monoclonal antibodies against difficult membrane targets in several therapeutic areas. Our antibody therapeutic candidates target the Kv1.3 ion channel, which is important in the pathogenesis of several autoimmune and inflammatory disorders. Other antibodies in our pipeline target important cell surface molecules involved in cancer progression.

Antibody Discovery Technology - Traditional antibody drug discovery methods, such as phage/yeast display or immunization, rely on competitive selection from a pool of antibodies to identify a lead therapeutic candidate. In these methods, a mixture of antibodies compete for binding to a purified target, and the antibody molecules that bind the strongest to the target, referred to as high affinity, are ultimately discovered. While these approaches have led to many successful antibody therapeutics, there are at least two drawbacks. First, the drug targets have been limited to only those proteins which can be easily purified. Many important target classes, including multispanning membrane proteins, cannot be easily purified in functional form. Secondly, when discovery is driven by selection based on competitive binding and affinity, the result is a significant limitation in the number of functional lead antibodies. However, the highest affinity antibody isn’t always the best therapeutic because lower affinity molecules may have unique activities or lower toxicities than the highest affinity binder. Thus, modulating a pathway more subtly to treat disease is often preferable to affecting it in a binary fashion through competition related to high-affinity binding. We believe the technology to identify (i) antibodies against unpurified targets, particularly multispanning membrane proteins like G Protein Coupled Receptors, or GPCR’s, and ion channels, and (ii) a range of antibodies with different affinities and activities will enable us to discover new antibody drug leads compared to existing technologies.

We have developed the world’s first “spatially addressed” antibody library with an expansive combinatorial collection of recombinant antibodies in which each well contains a single species of antibody of known concentration, composition and sequence. Our spatially addressed library allows us to evaluate the therapeutic potential of each antibody individually in a non-competitive way and allows direct discovery on the cell surface. This approach is more analogous to traditional small molecule drug discovery and allows us to screen antibodies for functional drug activity as opposed to simple binding properties. This next generation discovery system unlocks epitopes, targets, and functions that are only identifiable in the context of a living cell.

Modified Cow Antibodies - Despite the enormous diversity of the antibody repertoire, human antibodies all have a similar geometry, shape and binding mode. Our scientists have discovered and humanized a novel class of therapeutic antibodies derived from cows that have a highly unusual structure for binding targets. This unique ultralong Complementary Determining Region 3, or CDR3, structural domain found in cow antibodies is comprised of a knob on a stalk that protrudes far from the antibody surface, creating the potential for entirely new types of therapeutic functionality. Using both our humanized spatially addressed antibody library and direct engineering of the knob, we are exploring the ability of utilizing the knob and stalk structure to functionally interact with important therapeutic targets, including GPCRs, ion channels and other multispanning membrane therapeutic targets on the cell surface. Our lead antibody, SVN001, was derived from these efforts.

Antibody Drug Candidates – We have created functional antibodies that modulate GPCRs and ion channels, two classes of targets that have proven difficult to address using conventional antibody discovery approaches.

SVN001 is an ion channel blocking antibody that is potentially the first therapeutic antibody against this target class. SVN001 targets an ion channel, Kv1.3, which has been implicated in a number of different autoimmune disorders including rheumatoid arthritis, psoriasis and multiple sclerosis. By targeting a unique subset of immune cells, SVN001 is not believed to be broadly immunosuppressive, therefore potentially improving the safety profile compared to typical immunosuppressants.

SVN002 is a unique antibody against an oncology target that holds the potential to significantly impact highly metastatic tumors that are resistant to the class of drugs that target vascular endothelial growth factor, or VEGF. The target is highly expressed in clear cell renal carcinoma, where it is associated with poor prognosis.

Other Antibodies

We have discovered fully human antibodies against additional oncology targets, including ErbB2, ErbB3, CXCR4, and GLP1R which have been engineered to have activity in in vitro systems. These cell surface proteins are validated, therapeutically high value targets in the disease fields of oncology and diabetes. Additionally, we have early stage antibodies against other undisclosed targets which were derived from our addressed library platform.

Research Program

We were advancing SVN001 through preclinical development where it has demonstrated potent activity as well as advancing SVN002 through preclinical development. However, given the Company’s limited capital resources, in December 2014, we decided to temporarily reduce our research and development spending on our antibody program until we are able to consummate a strategic transaction or a financing transaction.

On December 18, 2014, we entered into a Collaboration Agreement with CNA Development, LLC, an affiliate of Janssen Pharmaceuticals, Inc., or Janssen, to discover antibodies using our spatially addressed library platform. The collaboration, facilitated by the Johnson & Johnson Innovation Center in California, will include discovery of antibodies against multiple targets in several therapeutic areas. We and Janssen will jointly conduct research on antibodies discovered by us, and Janssen will have an option to an exclusive license to develop, manufacture, and commercialize candidates resulting from the collaboration. Under the terms of the agreement, we will receive an up-front payment and research support payments for activities conducted in collaboration with Janssen. For candidates licensed by Janssen, we would be eligible to receive payments upon the achievement of certain development and commercial milestones potentially totaling up to $125 million as well as low single digit royalties on product sales.

In order to pursue the above research initiatives, as well as other research initiatives that may arise, we will use our cash reserves. However, it will be necessary for us to raise a significant amount of additional working capital in the future. If we are unable to raise the necessary funds, we may be required to significantly curtail the future development of some or all of our research initiatives and we will be unable to pursue other possible research initiatives.

We may further expand our research and development program beyond the initiatives listed above to include other diseases and research centers.

Intellectual Property

We continue to develop our intellectual property internally and by in-licensing certain intellectual property related to our antibody platforms and our chimerasome technology.

Prior to the fourth quarter of fiscal 2015, certain patent related costs were capitalized. We concluded, based on historical write offs of patent cost, that the future beneficial value of our patent assets were uncertain and as such made a change to our accounting policy. This change is considered a change in estimate for accounting purposes and is reflected on a prospective basis beginning in the fourth quarter of fiscal 2015.

Government Regulation

Our ongoing preclinical research with cell lines and lab animal models of human disease is not currently subject to the FDA requirements that govern clinical trials. Generally, the FDA must approve any drug or biologic product before it can be marketed in the United States. In addition, prior to being sold outside of the United States, any product candidates must be approved by the regulatory agencies of foreign governments. Prior to filing a new drug application or biologics license application with the FDA, we would have to perform extensive clinical trials, and prior to beginning any clinical trial, we need to perform extensive preclinical testing which could take several years and may require substantial expenditures.

Employees

We have nine (9) employees, three (3) of whom are executive officers and who are involved in our management and we also have five (5) consultants.

We may contract research to university laboratories or to other companies in order to advance the development of our technology.

MANAGEMENT

Executive Officers and Directors

The following table identifies our current directors and executive officers as of October 8, 2015:

Name	Age	Capacities in Which Served	In Current Position Since
Executive Officers:
David Rector (1)	68	Chief Executive Officer and Director	January 2015
Vaughn Smider, M.D., Ph.D. (2) .	46	Chief Scientific Officer and Director	May 2014
Miguel A. de los Rios, Ph.D. (3)	41	Vice President of Research and Development	May 2014
James Graziano, Ph.D.(4)	48	Chief Technology Officer	May 2014
James Schmidt (5)	55	Chief Financial Officer	May 2015
Directors:
Harlan W. Waksal, M.D. (6)	62	Chairman of the Board and Director	June 2009
John N. Braca* (7)	57	Director	October 2003
Phillip Frost, M.D. (8) **	79	Director	May 2014
Steven Rubin* (9)	55	Director	May 2014

*      Member of the Audit Committee and the Compensation Committee

**   Member of the Nominating and Corporate Governance Committee

(1)	Mr. Rector has been our Chief Executive Officer since January 2015 and our director since February 2002. As of July 2015, Mr. Rector also serves as a director of Majesco Entertainment Inc. and as of May 2015, as a director of SciVac Therapeutics, Inc. Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. Mr. Rector served as a director and member of the compensation and audit committee of the Dallas Gold and Silver Exchange Companies Inc. (formerly Superior Galleries, Inc.) from May 2004 to September 2015. Since January 2014 through January 2015, Mr. Rector served on the board of directors of MV Portfolios, Inc. (formerly California Gold Corp.) From November 2012 through January 2014, Mr. Rector has served as the CEO and President of Valor Gold. Since February 2012 through January 2013, Mr. Rector has served as the VP Finance & Administration of Pershing Gold Corp. From May 2011 through February 2012, Mr. Rector served as the President of Sagebrush Gold, Ltd. From October 2009 through August 2011, Mr. Rector had served as President and CEO of Li3 Energy, Inc. From July 2009 through May 2011, Mr. Rector had served as President and CEO of Nevada Gold Holdings, Inc. From September 2008 through November 2010, Mr. Rector served as President and CEO Universal Gold Mining Corp. Since October 2007 through February 2013, Mr. Rector has served as President and CEO of Standard Drilling, Inc. From May 2004 through December 2006, Mr. Rector had served in senior management positions with Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA Nanotechnology. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1980 until 1983, Mr. Rector served as the Director of Marketing of Sunset Designs. From 1971 until 1980, Mr. Rector served in progressive roles in the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar pulp and paper industry corporation. Mr. Rector received a Bachelor of Science degree in Business/Finance from Murray State University in 1969.

(2)	Dr. Smider has been our Chief Scientific Officer and director since May 2014. From January 2007 through May 2014, Dr. Smider was the founder and President of Fabrus, Inc., which became a wholly-owned subsidiary of Sevion in May 2014. Since 2005, Dr. Smider has been a faculty member at The Scripps Research Institute, where he has directed protein engineering research. From 2001 through 2005, Dr. Smider was Chief Scientific Officer at Integrigen, Inc. Dr. Smider is on the Leadership Council for The American Cancer Society in San Diego and is a founder and board member of The Elizabeth Smider Foundation. Dr. Smider received his M.D. and Ph.D. degrees from Stanford University School of Medicine.

(3)	Dr. de los Rios has been our Vice President, Research and Development since May 2014 and was previously the Vice President of Research and Development of Fabrus, Inc., which became a wholly-owned subsidiary of Sevion in May 2014. Prior to Fabrus, he founded Chimeros, Inc., a venture-backed biologics therapeutic company, in 2003. At Chimeros, he served as both the Chief Executive Officer as well as the Chief Scientific Officer from 2003 through 2011, and was the inventor of Chimeros core technologies. Dr. de los Rios received his Ph.D. in Biophysical Chemistry from the University of California, Santa Barbara. Dr. de los Rios currently advises several start-up biotechnology companies.

(4)	Dr. Graziano has been our Chief Technology Officer since May 2014 and was previously the Chief Operating Officer of Fabrus, Inc., which became a wholly-owned subsidiary of Sevion in May 2014, since its founding in 2007. Prior to Fabrus, Dr. Graziano was a Staff Scientist at Kythera Biopharmaceuticals, Inc. managing sponsored preclinical research activities from 2006 to 2007. Dr Graziano received his Ph.D. in Macromolecular and Cellular Structure and Chemistry from The Scripps Research Institute in 2006 and concurrently served as a Graduate Fellow in the Protein Sciences group at the Genomics Institute of the Novartis Research Foundation. He received his Bachelor of Arts degree in Molecular and Cellular Biology from the University of California at Berkeley. Before completing his academic studies, Dr. Graziano served in the US Navy as a qualified Naval Nuclear Power Plant Mechanical Operations Supervisor.

(5)	Mr. Schmidt has been our Chief Financial Officer since May 2015. Prior to Mr. Schmidt’s engagement by the Company, he was providing independent financial consulting services to start-up and growing companies. He formerly served as the Vice President, Finance and Administration of Receptos, Inc. from 2009 to 2013. From 2007 to 2009, he served as Senior Director of Finance and Operations for Apoptos, Inc. which was acquired by Receptos, Inc. in May 2009. He was formerly Senior Director of Finance and Operations at Conforma Therapeutics from 2001 until its acquisition by Biogen Idec in 2006 where he assisted in the transition and integration of the companies. Prior to that, from 1986 to 2001 Mr. Schmidt served in various financial and operational roles including Chief Financial Officer for Kent SeaTech Corporation, Controller for Medical Imaging Centers of America, Inc., MCA, Inc./MCA Concerts, Inc. and Manager of Accounting—Retirement Inns of America, Inc. He started his career with Coopers & Lybrand and received his B.S. in Accounting and Corporate Finance from Drake University in Des Moines, Iowa.

(6)	Dr, Waksal has been our chairman of the board of directors since June 2009 and a director since October 2008. From July 2003 to present, Dr. Waksal has been the President and Sole Proprietor of Waksal Consulting L.L.C., which provides strategic business and clinical development counsel to biotechnology companies. Dr. Waksal co-founded the biotechnology company ImClone Systems Inc. in 1984. From July 2011 to July 2014, Dr. Waksal has served as the Executive Vice-President, Business and Scientific Affairs of Acasti Pharma, Inc., which is a subsidiary of Neptune Technologies & Bioresources, Inc. From March 1987 through July 2003, Dr. Waksal had served in various senior roles for ImClone Systems Inc. as follows: March 1987 through April 1994 – President; April 1994 through May 2002 – Executive Vice President and Chief Operating Officer; May 2002 through July 2003 – President, Chief Executive Officer and Chief Operating Officer. Dr. Waksal also served as a director of ImClone Systems Inc. from March 1987 through January 2005. In August 2014, Dr. Waksal joined Kadmon Corporation, a private biopharmaceutical company, as Chief Executive Officer and President. Dr. Waksal currently serves on the board of directors of Acasti Pharma, Inc. and Neptune Technologies & Bioresources, Inc. Dr. Waksal is also a member of the Board of Trustees of Oberlin College. Dr. Waksal received a Bachelor of Arts in Biology from Oberlin College and an M.D. from Tufts University School of Medicine.

(7)	Mr. Braca has been our director since October 2003. Mr. Braca has also served as a director and board observer for other healthcare, technology and biotechnology companies over the course of his career. Since April 2013, Mr. Braca has been the President and sole proprietor of JNB Consulting, which provides strategic business development counsel to biotechnology companies. From August 2010 through April 2013, Mr. Braca had been the executive director controller for Iroko Pharmaceuticals, a privately-held global pharmaceutical company based in Philadelphia. From April 2006 through July 2010, Mr. Braca was the managing director of Fountainhead Venture Group, a healthcare information technology venture fund based in the Philadelphia area, and has been working with both investors and developing companies to establish exit and business development opportunities. From May 2005 through March 2006, Mr. Braca was a consultant and advisor to GlaxoSmithKline management in their research operations. From 1997 to April 2005, Mr. Braca was a general partner and director of business investments for S.R. One, Limited, or S.R. One, the venture capital subsidiary of GlaxoSmithKline. In addition, from January 2000 to July 2003, Mr. Braca was a general partner of Euclid SR Partners Corporation, an independent venture capital partnership. Prior to joining S.R. One, Mr. Braca held various finance and operating positions of increasing responsibility within several subsidiaries and business units of GlaxoSmithKline. Mr. Braca is a licensed Certified Public Accountant in the state of Pennsylvania and is affiliated with the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Mr. Braca received a Bachelor of Science in Accounting from Villanova University and a Master of Business Administration in Marketing from Saint Joseph’s University.

(8)	Dr. Frost has been our director since May 2014. Dr. Frost has been the Chief Executive Officer and Chairman of OPKO Health, Inc. since March 2007. Dr. Frost was named Chairman of the Board of Teva Pharmaceutical Industries, Ltd, in March 2010 and had previously been Vice Chairman since January 2006, when Teva acquired IVAX Corporation. Dr. Frost had served as Chairman of the Board and Chief Executive Officer of IVAX since 1987. Dr. Frost was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986. Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services, Inc., an investment banking, asset management and securities brokerage firm providing series through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. in July 2006 and has been a director of Ladenburg Thalmann from 2001 until 2002 and again since 2004. Dr. Frost also serves as a member of the Board of Trustees of the University of Miami and as a Trustee of each of the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. Dr. Frost is also a director of Castle Brands, a developer and marketer of premium brand spirits and Co Crystal Pharma, Inc., a company developing novel antiviral treatments for serious or chronic viral diseases. Dr. Frost received his Bachelor of Arts degree from the University of Pennsylvania and his M.D. degree from the Albert Einstein College of Medicine.

(9)	Mr. Rubin has been our director since May 2014. Since May 2007, Mr. Rubin has been the Executive Vice President – Administration at OPKO Health, Inc. and a director of OPKO since February 2007. Mr Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX Corporation from August 2001 through September 2006. Mr. Rubin currently serves on the board of directors of Tiger Media, Inc., a multi-platform billboard and advertising company in China, Kidville, Inc., which operates large upscale facilities catering to newborns through five-year old children and their families and offers a wide range of developmental classes, Non-Invasive Monitoring Systems, Inc., a medical device company, Tiger X Medical, Inc., an early-stage orthopedic medical device company specializing in designing, developing and marketing reconstructive joint devices and spinal surgical devices, Castle Brands, Inc., a developer and marketer of premium brand spirits, Cocrystal Pharma, Inc., a biotechnology company developing antiviral therapeutics from human diseases, and Neovasc, Inc., a company developing and marketing medical specialty vascular devices. Mr. Rubin received his Bachelor of Arts degree in economics from Tulane University and his J.D. degree from the University of Florida. Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 24 years.

None of our current executive officers are related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board and serve until their successors are duly elected and qualified.

Director Independence

The Company is not a listed issuer and so is not subject to the director independence requirements of any exchange or interdealer quotation system. Although we are not currently subject to director independence requirements, we have, nevertheless, in determining whether our directors and director nominees are independent, we use the definition of independence provided under Section 803 of the NYSE MKT Company Guide. Under this definition of independence, a director will, among other things, qualify as an “independent director” if, in the determination of our board, that person does not have a relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that each of Messrs. Braca and Rubin and Drs. Waskal and Frost is an “independent director” under Section 803 of the NYSE MKT Company Guide. Mr. Rector and Dr. Smider would not be considered independent because they currently serve or have served as officers of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains the principles underlying our compensation policies and decisions and the principal elements of compensation paid to our executive officers during Fiscal 2015 and as anticipated for Fiscal 2016. Our Chief Executive Officer, Chief Financial Officer and all of our other executive officers included in the Summary Compensation Table will be referred to as the “named executive officers” for purposes of this discussion.

Compensation Objectives and Philosophy

The Compensation Committee, also referred to herein as the Committee, of the board is responsible for the following:

•	annually reviewing and approving, or recommending for approval by our board, the corporate goals and objectives relevant to executive officer compensation;
•	reviewing and approving, or recommending for approval by our board, the salaries and incentive compensation of our executive officers;
•	preparing the Compensation Committee report, including the Compensation Discussion and Analysis;
•	administering our 2008 Incentive Compensation Plan, or similar stock plan adopted by our stockholders; and
•	reviewing and making recommendations to our board with respect to director compensation.

Sevion is a clinical stage company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. To achieve our strategic objectives, we have emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years. As a consequence, the Compensation Committee believes our compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of our long-term objectives and align the interests of our employees with those of our stockholders.

As part of this process, the Committee seeks to accomplish the following objectives with respect to our executive compensation programs:

•	to motivate, recruit and retain executives capable of meeting our strategic objectives;
•	to provide incentives to ensure superior executive performance and successful financial results for us; and
•	to align the interests of executives with the long-term interests of our stockholders.

The Committee seeks to achieve these objectives by:

•	linking a substantial portion of compensation to our achievement of long-term and short-term research and development objectives and financial objectives and the individual’s contribution to the attainment of those objectives;
•	providing long-term equity-based incentives and encouraging direct share ownership by executives with the intention of providing incentive-based compensation to encourage a long-term focus on company profitability and stockholder value; and
•	understanding the marketplace and establishing a compensation structure that is adjusted for our position in the marketplace and our current financial condition and limited capital resources.

Setting Executive Compensation

For Fiscal 2015, the Committee’s objective was to target each component of compensation listed below to be competitive with comparable positions at peer group companies, and to target the total annual compensation of each named executive officer at the appropriate level for comparable positions at the competitive peer group companies.

Previously, the Committee engaged J. Richard and Co., also referred to herein as J. Richard, a nationally recognized compensation consulting firm, as its compensation consultant, on an as needed basis regarding its proposed programs and approaches to compensation,, for which J. Richard was compensated. J. Richard did not provide any services to the Committee or Sevion for Fiscal 2015.

The Committee elected to identify various companies in the biotech sector it felt were somewhat close in scope of operation to Sevion. It became evident, as in prior years, that due to the key banner points listed above (the breadth of operations in general, executive officers scope of duties and responsibilities, position in the life cycle, financial responsibilities, capitalization and size of management staff) it is very difficult to identify such public entities for comparative purposes. For Fiscal 2015, the companies we elected to evaluate were as follows: Abeona Therapeutics (ABEO); Mast Therapeutics (MSTX); Cortex Pharmaceuticals (CORX); RXi Pharmaceuticals (RXII); Titan Pharmaceuticals (TTNP); Oxigene (OXGN); Casi Pharmaceuticals (CASI); and Silence Therapeutics (SLN). As of October 2015, the companies elected to evaluate for fiscal 2016 remain consistent. In selecting companies to survey for such compensation purposes, the Committee considered many factors not directly associated with the stock price performance of those companies, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the RDG Micro Biotechnology Index. Because the biotechnology industry is a dynamic industry, our comparator group is periodically updated to ensure that companies continue to meet established criteria and remain similar in scope of operation to us.

In determining the compensation of each named executive officer, the Committee also considers a number of other factors, including our recent performance and the named executive officer’s individual performance, the Chief Executive Officer’s recommendations and the importance of the executive’s position and role in relation to execution of our strategic plan. There is no pre-established policy for allocation of compensation between cash and non-cash components or between short-term and long-term components. Instead, the Committee determines the mix of compensation for each named executive officer based on its review of the competitive data, its subjective analysis of that individual’s performance and contribution to our financial performance, the financial strength and outlook of Sevion and, most of all, what is considered fair and reasonable based on the scope of operations and responsibilities of the officer. For the Chief Executive Officer, for Fiscal 2015, the Committee set his performance targets and compensation levels based upon the Committee’s review and analysis of his performance and the factors described above. For other named executive officers, the Committee sets performance targets and compensation levels after taking into consideration recommendations from the Chief Executive Officer. As part of this process, the Committee considers a number of factors important to our stockholders, including ongoing concerns over the dilutive effect of option grants on our outstanding shares, the compensation expense we must take for financial accounting purposes in accordance with FASB Accounting Standards Codification Topic 718 (ASC 718, Compensation-Stock Compensation) with respect to option grants in relation to the actual value anticipated to be delivered to our executive officers from such awards, and the market volatility of our stock.

Impact of 2013 Say-on-Pay Vote: The most recent stockholder advisory vote on executive officer compensation required under the federal securities laws was held on March 28, 2013. More than 93 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated February 26, 2013. Based on that level of stockholder approval, the Committee decided not to make any material changes to the Corporation’s compensation philosophies, policies and practices for the remainder of the 2013 fiscal year or for compensation decisions made with respect to the 2014 and 2015 fiscal year compensation of the named executive officers. However, the Committee will continue to take into account future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Corporation’s executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments. Based on the voting preference of our stockholders, the frequency of future Say-on-Pay votes will be every three years. Accordingly, we are soliciting a stockholder advisory vote on executive officer compensation at this year’s annual meeting.

Components of Compensation

For Fiscal 2015, our executive compensation program included the following components:

•	base salary; and
•	annual equity incentives.

Currently, for Fiscal 2016, our executive compensation program includes the following components:

•	base salary; and
•	annual equity incentives.

The Committee seeks to align the named executive officers’ and stockholders’ interests in a pay for performance environment. The Committee also reviews the compensation metrics of the Chief Executive Officer versus the other named executive officers. Although certain percentages and allocations may differ, the overall cash and equity compensation package of the CEO is not materially greater than the overall cash and equity compensation package of each other named executive officer. On average, a large portion of an executive officer's total compensation is at risk, with the amount actually paid tied to achievement of pre-established objectives and individual goals.

The Committee wishes to provide additional compensation to all of the named executive officers, including the Chief Executive Officer, through the development of incentive programs based on the named executives performance and attainment of stated objectives that enhance stockholder value in order to (i) link a substantial portion of their compensation to the achievement of short-term objectives and (ii) to save cash given our limited capital resources.

Base Salary

In General – It is the Committee’s objective to set a competitive rate of annual base salary or consulting fees for each named executive officer. The Committee believes competitive base salaries are necessary to attract and retain top quality executives, since it is common practice for public companies to provide their executive officers with a guaranteed annual component of compensation that is not subject to performance risk. However, the Committee recognizes that we are still a development stage company, with little to no revenue currently and believes that developing too rigid of a compensation structure can become detrimental to our progress.

When compared to comparable positions at the competitive peer group companies, it is the Committee’s objective to target the base compensation level of executive officers approximately around the 50th percentile because of our current financial position. However, historically, the base compensation level for our executive officers has been below the 25th percentile of competitive peer group companies. In determining the compensation of each executive officer, the Committee also considers a number of other factors, including recent Sevion and individual performance, the officer’s position and responsibilities and the CEO’s recommendations (with respect to officers other than the CEO).

Base Salary for Fiscal 2015 – For Fiscal 2015, after a review of the factors discussed above, the Committee determined that it would not award salary increases to management and the named executive officer’s salaries were not increased.

Base Salary for Fiscal 2016 – For Fiscal 2016, after a review of the factors discussed above, the Committee determined that it would not award salary increases to management and the named executive officer’s salaries were not increased.

Annual Bonuses for Fiscal 2015– The Committee determined, as a result of reviewing several factors, primarily because of the company’s limited cash resources reserved for research and development activities, that no bonuses were or would be granted for Fiscal 2015.

Annual Bonuses for Fiscal 2016– Bonuses will be determined at the discretion of the board after the end of the fiscal year based upon the recommendation of the Committee.

Equity Incentive Awards

In General – A portion of each named executive officer’s compensation is provided in the form of equity awards. It is the Committee’s belief that properly structured equity awards are an effective method of aligning the interests of our named executive officers with those of our stockholders.

Equity awards were made in the form of incentive stock options, also referred to herein as ISO’s, for tax purposes. The Committee has followed a grant practice of tying equity awards to its annual year-end review of individual performance, its assessment of our performance and our operational results.

Equity Incentive Plan for Fiscal 2015 – The Committee, in coordination with our Chief Executive Officer, established our goals and objectives for Fiscal 2015, which includes the following:

•	Contributions relating to the development of our technology programs:
o	Complete the current phase 1b/2a study in multiple myeloma; and
o	Development plan to advance in-house antibodies to the clinic;
•	Contributions relating to finance objectives:
o	Improve the capital resources of the company; and
o	Regain a listing on a major stock exchange;
•	Contributions relating to corporate development:
o	Expand product portfolio;
o	Licensing opportunities;
o	Complete evaluation of agricultural portfolio;
o	Rebranding of company; and
o	Integrate business acquisitions.

The foregoing goals and objectives were generally weighted as follows: 20% for contributions relating to the development of our technology programs; 50% to contributions relating to finance objectives; and 30% to contributions relating to corporate development. However, the specific weighting varied from executive officer to executive officer, in order to reflect that officer’s specific duties and responsibilities. The Committee identified additional individual performance goals and objectives for Fiscal 2015 for Drs. Browne, Smider and de los Rios and Mr. Martell. Mr. Martell’s goals and objectives primarily included all of the goals for Drs. Browne, Smider and de los Rios. Dr. Browne’s goals and objectives primarily included the completion of the current clinical trial for SNS01-T, additional research and formulation activities for SNS01-T, developing a follow-on clinical plan for SNS01-T and the expansion of Sevion’s product portfolio. Dr. Smider’s goals and objectives primarily included finalizing and executing a development plan for two in-house antibodies, advancement of corporate development activities and the expansion of Sevion’s product portfolio. Dr. de los Rios’s goals and objectives primarily included finalizing and executing a development plan for two in-house antibodies and engagement and management of a contract research organization to aid development of those antibodies.

In September 2014, the Committee determined to award the following options to purchase shares of our common stock to the following named executive officers in connection with the short-term goals and objectives for Fiscal 2015:

Name	Shares
Ronald A. Martell	56,364
Leslie J. Browne, Ph.D.	42,210
David Rector	-
Vaughn Smider, M.D., Ph.D.	42,210
Miguel A. de los Rios, Ph.D.	34,020

Such options were granted on November 18, 2014, which was two business days after the filing of our quarterly report on Form 10-Q for the quarter ended September 30, 2014, and have an exercise price of $0.83, which was the closing price of the common stock on such date. The options vest on the basis of a two-step process. First, options vest based on attainment of the pre-established corporate and individual performance goals. Second, the options that are earned based on attainment of performance will vest with respect to twenty-five percent (25%) of such options on the first anniversary of the date of grant with the balance vesting at a rate of 1/36 for each month thereafter, subject to the executive officer’s continued service through each applicable vesting date. No options will vest if the Committee has determined that the performance metrics have not been met.

Equity Incentive Plan for Fiscal 2016 – The Committee, in coordination with our Chief Executive Officer, is currently considering the equity grants to named executive officers in Fiscal 2016, including the establishment of goals and objectives for Fiscal 2016. No final decisions have been made at this time.

Market Timing of Equity Awards

The Compensation Committee does not engage in any market timing of the equity awards made to the executive officers or other award recipients, and accordingly, there is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. In general, we will attempt, when possible, to make equity awards to our executive officers and directors promptly after the release of our financial results.

Clawback Policy

We are reviewing our current “clawback” policy which provides for recoupment of incentive compensation in certain circumstances in connection with the enactment of recent regulations in that regard and are awaiting final SEC rules and regulations in order to revise our “clawback” policy in compliance with such rules and regulations.

Analysis of Risk Associated with our Compensation Plans

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management, working with our Audit Committee, consider many factors, including any potential risks to Sevion and our stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on us.

We do not believe that the performance-based nature of the executive compensation program encourages excessive risk-taking by our executive officers that would threaten our economic viability. In Fiscal 2014, the Compensation Committee’s performance milestones under the stock option grants for certain clinical objectives were focused on the achievement of specific milestones, rather than a successful outcome. The Compensation Committee believes that this strategy protects against the potential of short-term incentives to encourage excessive risk taking. In addition, long-term equity awards tied to the value of our common stock represent a significant component of an executive officer’s total direct compensation, as evidenced by the compensation breakdown contained in the Summary Compensation Table that follows. Those awards promote a commonality of interest between the executive officers and our stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have unvested awards outstanding that could decrease significantly in value if our business is not managed to achieve its long term goals. Accordingly the overall compensation structure is not overly-weighted toward short-term incentives, and we have taken what we believe are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Executive Benefits and Perquisites

In General – The named executive officers are also provided with certain market competitive benefits, described below. It is the Committee’s belief that such benefits are necessary for us to remain competitive and to attract and retain top caliber executive officers, since such benefits are typically provided by companies in the biotechnology industry and with other companies with which we compete for executive talent.

Retirement Benefits – The named executive officers may participate in our-401(k) plans administered by Sevion and Fabrus, Sevion’s wholly-owned subsidiary.

Other Benefits and Perquisites – All administrative employees, including the named executive officers, are eligible to receive standard health, disability, and life insurance. We do not provide any additional benefits and perquisites.

Executive Compensation Agreements

Consulting Agreement

On January 9, 2015, we entered into a consulting agreement with The David Stephen Group LLC, an entity controlled by David Rector, our interim President and Chief Executive Officer, setting forth Mr. Rector’s monthly compensation amount for the provision of his services as our interim President and Chief Executive Officer, as well as certain other standard provisions, such as confidentiality and invention assignment.

IRC Section 162(m) compliance

As a result of Section 162(m) of the Internal Revenue Code, publicly-traded companies such as us are not allowed a federal income tax deduction for compensation, paid to the Chief Executive Officer and the three other highest paid executive officers, to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation. Currently, our stock option compensation packages are structured so that compensation deemed paid to an executive officer in connection with the exercise of a stock option should qualify as performance-based compensation that is not subject to the $1 million limitation. However, other awards, like restricted stock units (“RSUs”) that may be granted under our stock incentive plans may or may not so qualify. In establishing the cash and equity incentive compensation programs for the executive officers, it is the Committee’s view that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, including cash bonus programs tied to our financial performance and RSU awards, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. It is the Committee’s belief that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if part of that compensation may not be deductible by reason of the Section 162(m) limitation.

It is important to note that as of June 30, 2015, the Company had net operating loss carryforwards for federal income tax purposes. These loss carryforwards would defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years.

For Fiscal 2015, none of our executive officer’s compensation reached the $1 million limitation. The Committee will continue to evaluate such $1 million limitation in Fiscal 2016.

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered in all capacities during the fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013, if applicable, awarded to, earned by or paid to: (i) all persons that served as our Chief Executive Officer during Fiscal 2015; (ii) our two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of Fiscal 2015; and (iii) individuals who would qualify under (ii) but for the fact that the individual was not serving as an executive officer at the end of the fiscal year, collectively referred to herein as the named executive officers. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for Fiscal 2015 have been excluded by reason of their termination of employment or change in executive status during that year.

Name and Principal Position	Year (1)	Salary ($)(2)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
David Rector (5) Chief Executive Officer	2015	$57,419	—	—	—	—	—	—	$57,419
Vaughn Smider, M.D., Ph.D.	2015	$200,000	—	—	$25,495	—	—	—	$225,495
Chief Scientific Officer	2014	$23,077	—	—	—	—	—	—	$23,077
Miguel de los Rios Ph.D.* Vice President of Research and Development	2015	$175,000	—	—	$20,548	—	—	—	$195,548

Former Officers:
Ronald A. Martell (6)	2015	$157,711	—	—	$34,044	—	—	$122,917	$314,672
Former Chief Executive Officer	2014	—	—	—	$775,200	—	—	—	$775,200
Leslie J. Browne, Ph.D. (7)	2015	$121,130	—	—	$25,495	—	—	$271,000	$417,625
Former President and Chief Executive Officer	2014	$273,860	—	—	$74,089	—	—	—	$347,949
	2013	$273,860	—	—	$180,180	—	—	—	$454,040

* Prior year compensation data for 2014 has not been provided for Dr. de los Rios, as he was not a named executive officer until fiscal year 2015

(1)	Sevion’s fiscal year ends on June 30.
(2)	Such amount represents actual salary paid, including such amounts deferred in connection with our 401K plan.

(3)	The amounts shown are the grant date fair value of stock options granted to each named executive officer, in accordance with FASB ASC Topic 718 pursuant to the Black-Scholes pricing model. For a discussion of valuation assumptions used in the calculations, see Notes 2 and 10 of Notes to Consolidated Financial Statements included in this prospectus. The grant date fair values used to calculate such compensation costs were not adjusted to take into account any estimated forfeitures.

(4)	Amounts include severance payments in conjunction with each respective officer’s separation agreement.

(5)	Mr. Rector was appointed as the Company’s Interim Chief Executive Officer on January 9, 2015 and is a consultant of the Company.
(6)	Mr. Martell was appointed as the Company’s Chief Executive Officer from June 25, 2014 to January 8, 2015. In conjunction with his resignation, all his outstanding options granted were forfeited.

(7)	Dr. Browne was the Company’s Chief Executive Officer from May 25, 2010 through May 16, 2014 and served as President through November 30, 2014. In conjunction with the Retention Agreement dated May 16, 2014 entered into with Dr. Browne, all outstanding equity awards were fully vested as of his termination date, November 30, 2014, and he was entitled to severance payments equal to 12 months of his salary. His entire severance as paid in fiscal year 2015.

In September 2014 and August 2013, the Committee determined that the performance metrics for the Fiscal 2014 and 2013 grants had not been fully met. Therefore, a percentage of the options granted in Fiscal 2014 and 2013 to Dr. Browne were forfeited as follows:

Name	Grant Date	Original Grant	Percentage Forfeited	Options Forfeited	Grant Date Fair Value
Leslie J. Browne, Ph.D.	11/16/2012	13,650	75%	10,238	$135,135
	9/13/2013	17,230	10%	1,723	$7,409

The grant date fair values used to calculate such compensation costs were not adjusted to take into account the effect of the forfeitures.

Grants of Plan-Based Awards

The following Grants of Plan Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to our named executive officers during the fiscal year ended June 30, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Under- lying	Exercise or Base Price of Option	Grant Date Fair Value of Equity
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(1)
Vaughn Smider, M.D., Ph.D.	11/18/2014	—	—	—	—	42,210	42,210	—	—	$0.83	$25,495
Miguel de los Rios Ph.D.	11/18/2014	—	—	—	—	34,020	34,020	—	—	$0.83	$20,548
Ronald A. Martell (2)	11/18/2014	—	—	—	—	56,364	56,364	—	—	$0.83	$34,044
Leslie J. Browne, Ph.D.	11/18/2014	—	—	—	—	42,210	42,210	—	—	$0.83	$25,495

(1)	The amounts shown are the grant date fair value of stock options granted to each named executive officer, in accordance with FASB ASC Topic 718 pursuant to the Black Scholes pricing model. For a discussion of valuation assumptions used in the calculations, see Notes 2 and 10 of Notes to Consolidated Financial Statements included in this prospectus. The grant date fair values used to calculate such compensation costs were not adjusted to take into account any estimated forfeitures

(2)	In conjunction with the resignation of Mr. Martell, all his outstanding options granted were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers, which remain outstanding as of June 30, 2015.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vaughn Smider, M.D., Ph.D.	11/18/2014	—		—	42,210	(1)	$0.83	11/18/2024	—	—	—	—
Miguel de los Rios Ph.D.	5/16/2014	75,386	(2)	—	37,696	(2)	$2.65	7/9/2023	—	—	—	—
	11/18/2014	—		—	34,020	(1)	$0.83	11/18/2024	—	—	—	—
Ronald A. Martell		—		—	—		—	—	—	—	—	—
Leslie J. Browne, Ph.D.	5/25/2010	10,000	(3)	—	—		$55.00	5/25/2020	—	—	—	—
	11/17/2010	7,250	(3)	—	—		$26.00	11/17/2020	—	—	—	—
	9/30/2011	3,685	(3)	—	—		$23.00	9/30/2021	—	—	—	—
	11/16/2012	3,412	(3)	—	—		$16.50	11/16/2022	—	—	—	—
	9/13/2013	15,507	(3)	—	—		$5.40	9/13/2023	—	—	—	—
	11/18/2014	42,210	(3)	—	—		$0.83	11/18/2024	—	—	—	—

(1)	Such amounts consist of performance based options with the maximum number of option shares in which the optionee may vest to be determined by the Compensation Committee within 90 days following the fiscal year end based on achievement of performance metrics and shall vest one-quarter on the first anniversary of the date of grant with one-thirty-sixth of the balance vesting each month thereafter with continued service.
(2)	47,114 of the options were exercisable on the date of grant, with one-twenty-eighth of the balance vesting each month thereafter.
(3)	Options remain exercisable through the expiration dates.

Option Exercises and Stock Vested

There were no option exercises and stock vested activity for our named executive officers during the year ended June 30, 2015.

Director Compensation

We pay our non-employee directors cash compensation, paid in quarterly increments as consideration for their service on our board for each fiscal year as follows:

Annual (Base) Retainer	$10,000
Per Scheduled Board Meeting Fee	$1,500	(1)
Per Committee Meeting Fee	$750	(2)
Additional Annual Retainer:
Chairman of the Board	$5,000
Audit Committee Chair	$3,500
Compensation Committee Chair	$3,500
Nominating and Corporate Governance Committee Chair	$1,500
Non-Chair Committee Member Additional Retainer (All Committees)	$1,000
Maximum Per Diem For All Meetings	$2,000

(1)	$750 for telephonic meetings (less than 30 minutes: $375).
(2)	$375 for telephonic meetings.

Equity Compensation

Equity Election Program

A director may elect to receive, in lieu of such cash retainer and meeting fees, either (i) restricted stock units, or RSUs, covering that number of shares having a fair market value on the grant date equal to such cash award or (ii) a number of option shares equal to twice the number of RSU’s that would have been received, with an exercise price per share equal to the fair market value of our common stock on the option grant date. Such election must be timely made and generally applies for the entire year. The awards are fully-vested on the grant date and each option has a maximum term of 10 years subject to earlier termination 3 months following cessation of board service. The RSUs or options are generally granted quarterly, effective two (2) days following the filing of our quarterly reports on Form 10-Q for that quarter, and are fully vested as of the grant date.

As elected by all directors in 2014 to receive options in lieu of cash, an option grant was made in November 2014 to pay the remaining 2014 amounts owed. For Fiscal 2015, only one of the directors elected to continue to receive options in lieu of cash, Dr, Waksal, all other directors elected to receive their fees in cash for the year. Accordingly, the directors received options to purchase shares of our common stock pursuant to the provisions of the 2008 Stock Plan and their equity elections with the exercise price per share equal to the closing price on the option grant date. The dollar amount of the fees paid in equity pursuant to such program by each director for Fiscal 2015 and the number of shares subject to such equity awards was as follows:

Director	Grant Date	$ Amount of Fees paid in Equity	Number of Shares subject to Options
Harlan W. Waksal, M.D.	11/18/14	$7,125	17,168
	2/19/15	$7,250	26,852
	5/18/15	$5,500	11,340
John N. Braca	11/18/14	$2,187	5,270
Christopher Forbes (1)	11/18/14	$1,437	3,462
David Rector (2)	11/18/14	$2,187	5,270
Steven Rubin	11/18/14	$1,375	3,314

(1)	Such director resigned from the board on January 8, 2015.
(2)	Option granted to Mr. Rector during his service as a member of the Board of Directors and a member of Compensation Committee and the Audit Committee.

Annual Equity Awards

We do not automatically grant options or other equity to our non-employee board members. Our Compensation Committee reviews the equity program each year and determines the appropriate level of the equity awards to be made for that year.

On November 18, 2014, the Committee granted the following options to the non-employee directors for their service during Fiscal 2015; the options had an exercise price per share equal to $0.83, the closing price on the option grant date. Such options vested as follows: one-half (1/2) upon the date of grant and the remaining one-half (1/2) vested one (1) year from the date of grant, subject to continued board service through the vesting date. Each option has a maximum term of 10 years subject to earlier termination 3 months following cessation of board service. The option grants listed below are in addition to the options awarded to our directors pursuant to the equity election program described above.

Director	Number of Shares subject to Options
Harlan W. Waksal, M.D.	38,034
John N. Braca	31,698
Christopher Forbes (1)	27,882
David Rector (2)	31,698
Phillip Frost, M.D.	25,344
Steven Rubin	25,344

(1)	Such director resigned from the board on January 8, 2015.
(2)	Option granted to Mr. Rector during his service as a member of the Board of Directors and a member of Compensation Committee and the Audit Committee.

Aggregate Equity Compensation

The following table sets forth information relating to the equity awards granted to the non-employee directors during Fiscal 2015.

		Stock Awards	Option Awards
Director	Grant Date	Number of Shares	Option Exercise Price ($)/ Share	Number of Shares		Grant Date Fair Value
Harlan W. Waksal, M.D.	11/18/14	—	$0.83	17,168	(2)	$9,580
	11/18/14	—	$0.83	38,034		$21,946
	2/19/15	—	$0.54	26,852		$10,477
	5/18/15	—	$0.97	11,340		$8,704
John N. Braca	11/18/14	—	$0.83	5,270	(1)	$2,941
	11/18/14	—	$0.83	31,698		$18,290
Christopher Forbes	11/18/14	—	$0.83	3,462	(1)	$1,932
	11/18/14	—	$0.83	27,882		$16,088
David Rector	11/18/14	—	$0.83	5,270	(1)	$2,941
	11/18/14	—	$0.83	31,698		$18,290
Phillip Frost, M.D	11/18/14	—	$0.83	25,344		$14,623
Steven Rubin	11/18/14	—	$0.83	3,314	(1)	$2,751
	11/18/14	—	$0.83	25,344		$14,623

(1)	Represents additional options granted for service during Fiscal 2014, not for cash compensation for Fiscal 2015.
(2)	Includes 4,518 additional options granted for service during Fiscal 2014, not for cash compensation for Fiscal 2015. The remainder of the grant of 12,650 options represents payment for service during the first quarter of 2015 and his annual retainer as the Chairman of the Board, Compensation Committee Chair and as a member of the Nominating Committee.

Director Compensation Summary

The table below shows the compensation paid or awarded to our non-employee directors during the fiscal year ended June 30, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Harlan W. Waksal, M.D., Chairman of the Board	$—	—	$50,706	—	—	$50,706
John N. Braca	$18,750	—	$21,231	—	—	$39,981
Christopher Forbes	$10,250	—	$18,020	—	—	$28,270
David Rector	$13,625	—	$21,231	—	—	$34,856
Phillip Frost, M.D.	$13,500	—	$14,623	—	—	$28,123
Steven Rubin	$16,875	—	$17,374	—	—	$34,249

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during FY2015 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Notes 2 and 10 to our consolidated financial statements included elsewhere in this prospectus. The grant date fair values used to calculate such compensation costs were not adjusted to take into account any estimated forfeitures. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options. For further information concerning such equity awards, see the section above entitled “Aggregate Equity Compensation” and the section below entitled “Outstanding Director Equity Awards.”

Outstanding Director Equity Awards

The following table shows the total number of shares of our common stock subject to option awards (vested and unvested) held by each non-employee director as of June 30, 2015:

Director	Number of Stock Awards Outstanding	Number of Option Awards Outstanding
Harlan W. Waksal, M.D.	—	147,693
John N. Braca	—	77,664
Christopher Forbes (1)	—	66,791
David Rector (2)	—	78,400
Phillip Frost, M.D.	—	25,344
Steven Rubin	—	28,658

(1)	Such director resigned from the board on January 8, 2015.
(2)	Option granted to Mr. Rector during his service as a member of the Board of Directors and a member of Compensation Committee and the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Contractual Relationships

Research and Development Agreements

Effective September 1, 1998, we entered into a three-year research and development agreement, which has been extended for successive periods through August 31, 2014, with John E. Thompson, Ph.D. and the University of Waterloo in Waterloo, Ontario, Canada, referred to as the University. Dr. Thompson was formerly an officer and director of the company. Dr. Thompson is the Associate Vice President, Research and former Dean of Science of the University. Dr. Thompson and the University provided research and development under our direction. The agreement was renewable annually by us and we had a right of termination upon 30 days' advance written notice. In November 2014, we delivered notice of termination of this agreement to Dr. Thompson and the University of Waterloo and the agreement terminated effective December 31, 2014.

Research and development expenses under this agreement for the fiscal years ended June 30, 2015, 2014 and 2013 aggregated U.S. $284,600, U.S. $628,995 and U.S. $628,995, respectively.

Consulting Agreement with John E. Thompson, Ph.D.

Effective May 1, 1999, we entered into a three-year consulting agreement, which has been extended for successive periods through June 30, 2015, for research and development with Dr. Thompson. This agreement provided for monthly payments of $3,000 through June 2004. However, effective January 1, 2003, 2006, 2007 and 2011, the agreement was amended to increase the monthly payments from $3,000 to $5,000, from $5,000 to $5,200, from $5,200 to $5,417, and from $5,417 to $5,625, respectively. In November 2014, we delivered notice of non-renewal of this agreement to Dr. Thompson and the agreement terminated effective June 30, 2015.

Consulting Agreement with David Rector

On January 9, 2015, we entered into a consulting agreement with The David Stephen Group LLC, an entity wholly-owned and controlled by David Rector, our interim President and Chief Executive Officer, setting forth Mr. Rector’s monthly compensation amount for the provision of his services as our interim President and Chief Executive Officer, as well as certain other standard provisions, such as confidentiality and invention assignment. Under this agreement, we have agreed to pay Mr. Rector $10,000 per month as compensation for his services provided under the agreement. Effective June 2015, the Compensation Committee increased the monthly compensation to $15,000 per month for his services. We paid $62,419 to Mr. Rector pursuant to the consulting agreement during the fiscal year ended June 30, 2015.

Debt / Equity Transactions

Line of Credit

On February 17, 2010, we entered into a credit agreement with JMP Securities LLC. The agreement provided us with, subject to certain restrictions, including the existence of suitable collateral, up to a $3.0 million line of credit upon which we could draw at any time (the “Line of Credit”). Any draws upon the Line of Credit accrued at a monthly interest rate of the broker rate in effect at the interest date, plus 2.0%. There were no other conditions or fees associated with the Line of Credit. The Line of Credit was not secured by any of our assets, but was secured by certain assets of a member of our board of directors, Harlan W. Waksal, M.D., which security interest was held by JMP Securities. In February 2014, the outstanding balance on the line of credit was paid in full and the line of credit was cancelled.

July 2015 Transaction with OPKO Health, Inc.

As previously disclosed, during May through July 2015, we entered into separate subscription agreements (each, a “Subscription Agreement”) with certain accredited investors (the “Investors”) whereby we sold (the “Offering”) units of our securities (the “Units”) with each Unit consisting of one share of our common stock or, at the election of the Investor, shares of our 0% Series C Convertible Preferred Stock and a thirty-month warrant to purchase one half of one share of common stock at an exercise price of $1.50 per share (the “Warrants”). Each Unit was sold for $0.75 per Unit. The aggregate net offering proceeds to us from the sale of the Units, after deducting the aggregate placement agent fees of approximately $424,542 and other estimated aggregate offering expenses payable by us of approximately $103,500, were approximately $5,979,966.

On July 27, 2015, we entered into a subscription agreement with OPKO Health, Inc., (“OPKO”) pursuant to which OPKO purchased 666,667 Units consisting of Series C Convertible Preferred Stock for a purchase price of $500,000. Phillip Frost, M.D., a member of our board of directors, is the Chairman of the Board and Chief Executive Officer of OPKO.

Review and Approval of Related Person Transactions

Our Audit Committee Charter requires that our Audit Committee review and approve or ratify transactions involving us and any executive officer, director, director nominee, 5% stockholder and certain of their immediate family members, also referred to herein as a related person. The policy and procedures cover any transaction involving a related person, also referred to herein as a related person transaction, in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

A related person transaction will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. In considering related person transactions, the Audit Committee will consider any information considered material to investors and the following factors:

•	the related person’s interest in the transaction;
•	the approximate dollar value of the transaction;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and
•	the purpose and potential benefit to us of the transaction.

PRINCIPAL STOCKHOLDERS

As of the June 30, 2015, there were 162 holders of record of our common stock, and we had outstanding 18,752,813 shares of our common stock and each outstanding share is entitled to one (1) vote at the Meeting. The following table sets forth certain information, as of the Record Date, with respect to holdings of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our common stock outstanding as of such date; (ii) each of our directors, which includes all nominees, and our named executive officers; and (iii) all of our directors and our current executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class (3)
(i) Certain Beneficial Owners:

Barry Honig 555 South Federal Highway #450 Boca Raton, FL 33432	1,401,483	(4)	9.9%

Frost Gamma Investments Trust Miami, FL 33137	1,932,550	(5)	9.9%

Alpha Capital Anstalt Padafant 7 Furstentums 9490 Vaduz, Liechtenstein	1,064,229	(6)	7.7%

Michael Brauser 4400 Biscayne Blvd. Suite 850 Miami, FL 33137	1,385,276	(7)	8.4%

(ii) Directors, Named Executive Officers and Chief Executive Officer:

Phillip Frost, M.D.	1,932,550	(5)	9.9%
Vaughn Smider, M.D., Ph.D.	1,349,583	(8)	7.1%
Miguel de los Rios Ph.D.	75,386	(9)	*
Leslie J. Browne, Ph.D.	83,354	(10)	*
David Rector	66,109	(11)	*
Harlan W. Waksal, M.D.	157,006	(12)	*
John N. Braca	63,215	(13)	*
Steven Rubin	15,986	(14)	*
(iii) All Directors and current executive officers as a group (10 persons)	4,057,562	(15)	21.2%

*       Less than 1%

(1)	Unless otherwise provided, all addresses should be care of Sevion Therapeutics, Inc., 4045 Sorrento Valley Blvd., San Diego, California 92121.

(2)	Except as otherwise indicated, all shares of common stock are beneficially owned and sole investment and voting power is held by the persons named.

(3)	Applicable percentage of ownership is based on 18,752,813, shares of our common stock outstanding as of June 30, 2015, plus any common stock equivalents and options or warrants held by such holder which are presently or will become exercisable within sixty (60) days after June 30, 2015.

(4)	Includes 103,702 shares of common stock and 21,450 shares of common stock underlying warrants. Includes 158,012 shares of common stock held by GRQ Consultants, Inc. 401K Plan (“401K”), 537,853 shares of common stock held by Marlin Capital Investments, LLC (“Marlin”) and 436,916 shares of common stock held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”) and warrants to purchase 21,450 shares of common stock held by 401K, warrants to purchase 69,300 shares of common stock held by Marlin and warrants to purchase 52,800 shares of common stock held by Roth 401K and excludes 8,192 shares of common stock underlying warrants held by Roth 401K, 23,516 shares of common stock underlying warrants held by Marlin, 19,079 shares of common stock underlying warrants held by Roth 401K and 7,010 shares of common stock held by Mr. Honig. Such excluded warrants contain a blocker provision under which the holder can only exercise the warrants to a point where he and his affiliates would beneficially own a maximum of 9.99% of the Company’s outstanding shares (“Blocker”). Mr. Honig is the trustee of the 401K, Roth 401K and President of Marlin, and, in such capacity, has voting and dispositive power over the securities held by such entities. Disclosure consistent with most recently stockholder filed documents with the Securities and Exchange Commission and reflects ownership numbers and percentages as of December 31, 2014. Due to the ownership percentage blocker provision, ownership amounts may vary should the reporting date change.

(5)	Includes 1,563,170 shares of common stock held by Frost Gamma Investments Trust, of which Dr. Phillip Frost is the trustee, and 356,708 shares of common stock underlying warrants and excludes 222,655 shares of common stock underlying warrants which contain a blocker provision under which the holder can only exercise the warrants to a point where stockholder and the stockholder’s affiliates would beneficially own a maximum of 9.99% of the Company’s outstanding shares. Additionally includes 12,672 shares of common stock issuable pursuant to presently exercisable options and options which will become exercisable within sixty (60) days after June 30, 2015. Excludes 12,672 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015. Disclosure consistent with most recently stockholder filed documents with the Securities and Exchange Commission and reflects ownership numbers and percentages as of December 31, 2014. Due to the ownership percentage blocker provision, ownership amounts may vary should the reporting date change.

(6)	Excludes 738,290 shares of common stock issuable pursuant to presently exercisable warrants. Such excluded warrants contain a blocker provision under which the holder can only exercise the warrants to a point where he and his affiliates would beneficially own a maximum of 9.99% of the Company’s outstanding shares. Disclosure consistent with most recently stockholder filed documents with the Securities and Exchange Commission and reflects ownership numbers and percentages as of December 31, 2014. Due to the ownership percentage blocker provision, ownership amounts may vary should the reporting date change.

(7)	Includes 338,667 shares of common stock held by Mr. Brauser, 25,000 shares of common stock held by Birchtree Capital, LLC (“Birchtree”), 38,543 shares of common stock held by the Betsy and Michael Brauser Charitable Family Foundation (“Foundation”), 115,651 share of common stock held by Grander Holdings, Inc. 401K Profit Sharing Plan (“Grander”), 107,827 shares of common stock held by BSIG, LLC (“BSIG”) and 537,853 shares of common stock held by Marlin Capital Investments, LLC (“Marlin”) and warrants to purchase 221,735 shares of common stock held by Mr. Brauser and excludes warrants to purchase 25,000 shares of common stock held by Birchtree, warrants to purchase 10,579 shares of common stock held by Foundation, warrants to purchase 31,739 shares of common stock held by Grander, warrants to purchase 29,592 shares of common stock held by BSIG, warrants to purchase 92,816 shares of common stock held by Marlin and 114,932 shares of common stock underlying warrants. Such excluded warrants contain a blocker provision under which the holder can only exercise the warrants to a point where he and his affiliates would beneficially own a maximum of 9.99% of the Company’s outstanding shares (“Blocker”). Mr. Brauser is the Manager of Birchtree, the trustee of the Grander, the Chairman of Foundation, the Manager of BSIG and Manager of Marlin, and, in such capacity, has voting and dispositive power over the securities held by such entities. Disclosure consistent with most recently stockholder filed documents with the Securities and Exchange Commission and reflects ownership numbers and percentages as of December 31, 2014. Due to the ownership percentage blocker provision, ownership amounts may vary should the reporting date change.

(8)	Includes 1,058,970 shares of common stock and 290,613 shares of common stock underlying warrants. Excludes 42,210 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015.

(9)	Includes 75,386 shares of common stock issuable pursuant to presently exercisable options. Excludes 71,716 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015.

(10)	Includes 1,290 shares of common stock and 82,064 shares of common stock issuable pursuant to presently exercisable options.

(11)	Includes 3,528 shares of common stock and 62,581 shares of common stock issuable pursuant to presently exercisable warrants and options and options which will become exercisable within sixty (60) days after June 30, 2015. Excludes 15,849 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015.

(12)	Includes 28,193 shares of common stock and 128,813 shares of common stock issuable pursuant to presently exercisable warrants and options and options which will become exercisable within sixty (60) days after June 30, 2015. Excludes 19,017 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015.

(13)	Includes 1,380 shares of common stock and 61,835 shares of common stock issuable pursuant to presently exercisable warrants and options and options which will become exercisable within sixty (60) days after June 30, 2015. Excludes 15,829 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015.

(14)	Includes 15,986 shares of common stock issuable pursuant to presently exercisable options or options which will become exercisable within sixty (60) days after June 30, 2015. Excludes 12,672 shares of common stock issuable pursuant to options which become exercisable after sixty (60) days from June 30, 2015.

(15)	See Notes 8 through 14.

SELLING STOCKHOLDERS

Selling Stockholders Table

This prospectus covers an aggregate of up to 9,842,992 shares of our common stock issuable upon the exercise of the common stock purchase warrants issued in connection with the Private Placement and those warrants reserved for issuance pursuant to the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, we are required to register 200% of the common stock issuable upon exercise of the warrants.

We are registering the shares of common stock underlying the warrants in accordance with the terms of a Registration Rights Agreement as part of the Private Placement in order to permit the selling stockholders to offer the shares of common stock issuable upon exercise of the warrants for resale from time to time. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the below listed shares of common stock owned by them upon exercise of the warrants. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. Based on representations made to us by the selling stockholders, unless stated in an applicable footnote, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, and no selling stockholder currently has, or within the three years preceding the date of this prospectus has had, any position, office or other material relationship with us.

No exact determination can be made as to the amount or percentage of common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling stockholders will sell all of the shares listed in this prospectus.

Additional selling security holders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table below by prospectus supplement or post effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders. The term “selling stockholder” or “selling stockholders” includes the stockholders listed below. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering (1)
	Number of Shares (2)	Percent (3)	Number of Shares Being Offered (4)	Number of Shares	Percent
Alpha Capital Anstalt	1,730,889	9.6%	666,660	1,730,889	9.6%
Bball Properties LLC	499,999	*	333,332	333,333	0%
Benjamin Hasty	135,999	*	90,666	90,666	0%
Bruce E. Frost	19,950	*	13,300	13,300	0%
Bruno Casatelli	714,000	*	476,000	476,000	0%
Burton Mark Paull	99,999	*	66,666	66,666	0%
Charles J. Magolske	50,000	*	33,334	33,333	0%
Chris McHugh	300,000	*	200,000	200,000	0%
David W. Frost	349,998	*	233,332	233,332	0%
Donald K. Coffey	50,000	*	33,334	33,333	0%
Douglas E. Jasek	78,000	*	52,000	52,000	0%
Dr. Mariusz J. Klin	223,999	*	149,332	149,333	0%
Dr. Richard Matter & Anita Matter JTWROS	453,999	*	302,666	302,666	0%
Edwin W. Colman Children's Trust	700,000	*	466,666	466,667	0%
Ernest W. Kuehne	400,000	*	266,666	266,667	0%
Four Kids Investment Fund LLC	412,500	*	275,000	275,000	0%
Greg Lesh	20,000	*	13,334	13,333	0%
GRQ Consultants, Inc. 401K	600,002	*	400,002	400,001	0%
GRQ Consultants, Inc. 401K FBO Barry Honig	400,001	*	266,668	266,667	0%
Horberg Enterprises	250,000	*	166,666	166,667	0%
Howard Bialick and Mary Beth Bialick	150,000	*	100,000	100,000	0%
Jonas E. Neihardt	45,999	*	30,666	30,666	0%
JSL Kids Partners	100,000	*	66,666	66,667	0%
Kenneth D. Dykstra	30,000	*	20,000	20,000	0%
Kenneth H. Hancock	407,999	*	272,000	271,999	0%
L Dean Fox	99,999	*	66,666	66,666	0%
Marc Gregory Walker	60,000	*	40,000	40,000	0%
Marin Bleu Inc.	900,000	4.7%	600,000	600,000	3.0%
Matthew Reid	78,000	*	52,000	52,000	0%
Michael K. Barber & Julia K. Barber JTWROS	60,000	*	40,000	40,000	0%
Michael Parimucha	100,001	*	66,668	66,667	0%
Nabil M. Yazgi	171,999	*	114,666	114,666	0%
Nabil M. Yazgi MD PA Cash Balance Plan & Trust 12-28-08	39,999	*	26,666	26,666	0%
Nick Carosi III	199,999	*	133,332	133,333	0%
Opko Health, Inc. (5)	1,000,004	4.9%	666,668	666,670	3.4%
Peter J. Zaborowski & Tiffany B. Zaborowski JTWROS	99,999	*	66,666	66,666	0%
Pinnacle Family Office Investments LP	360,000	*	240,000	240,000	0%
Polinsky Investments LLC	49,999	*	33,332	33,333	0%
Randall L. Payne & Kathy S.Payne JTWROS	204,000	*	136,000	136,000	0%
Randy O. Frost	19,999	*	13,332	13,333	0%
Robert L Lumkins Rev. Trust	150,000	*	100,000	100,000	0%
Robert Laubenthal	180,000	*	120,000	120,000	0%
Ron Craig	99,999	*	66,666	66,666	0%
Sandor Capital Master Fund LP	600,000	*	400,000	400,000	0%
Sterne Agee & Leach Inc. C/F George Elefther IRA	99,999	*	66,666	66,666	0%
Sterne Agee & Leach Inc. C/f James Edward Nileshwar r/o IRA	30,000	*	20,000	20,000	0%
Sterne Agee & Leach Inc. C/f Maree Casatelli SEP IRA	114,000	*	76,000	76,000	0%
Stone's Throw Capital, Inc.	112,500	*	75,000	75,000	0%
Timothy L. Dewey	349,998	*	233,332	233,332	0%
Timothy P. Johnston	99,999	*	66,666	66,666	0%
William D. Smithburg	225,000	*	150,000	150,000	0%
George M. Zelinski	99,999	*	66,666	66,666	0%

Placement Agent Warrants

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering (4)
	Number of Shares	Percent(3)	Number of Shares Being Offered (6)	Number of Shares	Percent
Kevin R. Wilson	66,305	*	132,610	0	0%
Matthew Eitner	125,000	*	250,000	0	0%
Newport Coast Securities	45,750.00	*	91,500	0	0%
Francis R. Smith	20,000	*	40,000	0	0%
Stephen C. Hamilton	6,000	*	12,000	0	0%
Michael J. Murray	8,380.00	*	16,760	0	0%
Hugh Regan	30,000	*	60,000	0	0%
James Ahern	125,000	*	250,000	0	0%
Palladium Capital Advisors	30,000	*	60,000	0	0%
Timothy Behr	5,347	*	10,694	0	0%

* Less than 1%

(1) Assumes the selling shareholder sells all of the shares of common stock included in this prospectus.

(2) Represents currently outstanding shares of common stock, shares issuable upon the conversion of the stockholder’s shares of preferred stock and shares of common stock issuable upon the exercise of the stockholder’s warrant.

(3) Applicable percentage of ownership is based on 18,752,813 shares of our common stock outstanding as of June 30, 2015, plus any common stock equivalents and options or warrants held by such stockholder which are presently or will become exercisable within sixty (60) days after June 30, 2015.

(4) Includes 200% of the shares of common stock issuable upon exercise of warrants pursuant to the Registration Rights Agreement.

(5) Opko Health, Inc.’s Chief Executive Officer and Chairman is our director, Phillip Frost.

DESCRIPTION OF SECURITIES

The following description does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Amended and Restated Certificate of Incorporation and bylaws, as amended to the date of this prospectus.

We are presently authorized to issue 500,000,000 shares of $0.01 par value common stock and 5,000,000 shares of $0.01 par value preferred stock. As of June 30, 2015, we had 18,752,813 shares of common stock issued and outstanding and 236,217 shares of preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our current articles of incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which we may be dilutive of the interests of the holders of the common stock or the preferred stock of any other series.

We have 380 shares of our Series A preferred stock outstanding which is convertible into 506,666 shares of our common stock. The Series A preferred stock conversion rate is subject to anti-dilution protection (subject to exceptions). The holder of shares of Series A preferred stock will not have the right to convert if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. Holders of Series A preferred stock are entitled to receive cumulative dividends at the rate of per share of 10% per annum, payable in cash, or at the Company’s option, in shares of our common stock, or in a combination of both cash and common stock. The Series A preferred stock has a priority (senior to the shares of common stock) on any sale or liquidation of the Company equal to the Stated Value of the Series A preferred, plus any accrued and unpaid dividends. The Series A preferred stock have no voting rights.

In April 2015, we created a new class of preferred stock designated as 0% Series C Convertible Preferred Stock (the “Series C Preferred”). The stated value of the Series C Preferred is $7.50 and the conversion price is $0.75, subject to adjustment. The rights of the Series C Preferred are set forth in the Certificate of Designation, Preferences and Rights of the 0% Series C Preferred Stock (the “Certificate of Designation”), which gives the holders of the Series C Preferred the following rights, preferences and privileges:

The rights and The Series C Preferred is convertible at the option of the holder at any time into shares of our common stock at a conversion rate determined by dividing the stated value plus any unpaid dividend amount (as such terms are defined in the Certificate of Designations) of the Series C Preferred, by the conversion price. The holder of shares of Series C Preferred will not have the right to convert if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The Series C Preferred is entitled to receive dividends (on an as-converted basis) to and in the same form as dividends actually paid on shares of common stock.

Except as otherwise expressly required by law, holders of Series C Preferred are entitled to the number of votes equal to the number of shares of common stock issuable upon conversion of the Series C Preferred , subject to beneficial ownership limitations on conversion. Except as otherwise expressly required by law, holders of Series C Preferred shall vote together with the holders of common stock and not vote as a separate class. Without the prior written consent of the holders of at least 60% of the outstanding Series C Preferred including certain individual investors, voting together as a single class, we may not (a) amend our certificate of incorporation or bylaws in any manner that adversely alters or changed any rights, preferences, privileges or powers, or restrictions provided for the benefit of the holders of the Series C Preferred ; (b) increase or decrease (other than by conversion) the authorized number of Series C Preferred; (c) issue any Series C Preferred other than pursuant to the subscription agreement; or (d) circumvent a right of the Series C Preferred.

If there is a corporate event (as defined in the Certificate of Designations) pursuant to which holders of shares of common stock are entitled to receive securities or other assets with respect to or in exchange for shares of common stock, the holders of the Series C Preferred will have the right to receive upon a conversion of all the Series C Preferred held by it (i) in addition to the shares of common stock receivable upon such conversion, such securities or other assets to which such holder of Series C Preferred would have been entitled with respect to such shares of common stock had the shares of common stock been held by such holder upon the consummation of such corporate event or (ii) in lieu of the shares of common stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of common stock in connection with the consummation of the corporate event in such amounts as such holder would have been entitled to receive had the Series C Preferred held by such holder initially been issued with conversion rights for the form of such consideration, as opposed to shares of common stock, at a conversion rate commensurate with the conversion rate.

In connection with a liquidation event, any payment due on the Series C Preferred shall be made payable prior to, and in preference of, any common stock.

In addition, if we grant options, purchase rights or other securities to all existing holders of our common stock, other than certain exempt issuances, the holders of the Series C Preferred have the right to purchase such number of shares of common stock that would have been provided to such holder if such holder held the number of shares of common stock underlying the Series C Preferred.

Warrants

Each Warrant issued in the Private Placement entitles the holder thereof to purchase the number of shares of common stock purchased by such investor in the Private Placement or into the number of shares into which such investor’s Series C Preferred is initially convertible. The Warrants are exercisable in whole or in part, at an initial exercise price per share of $1.50, and may be exercised in a cashless exercise if, at the time of exercise, there is no effective registration statement registering the resale of the shares underlying the Warrants. The exercise price and shares of common stock issuable under the Warrants are subject to adjustments for stock dividends, splits, combinations and similar events. The Warrants are immediately exercisable and have a thirty month term.

Delaware Law and Certain Certificate of Incorporation and By-Law Provisions

The provisions of Delaware law and of our certificate of incorporation and by-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Sevion.

•	Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

•	Limitation of Liability; Indemnification. Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the extent legally permissible, a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions assist us in attracting and retaining qualified individuals to serve as directors.

Trading

Our common shares currently trade on the OTCQB Marketplace under the symbol “SVON”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer and Trust.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

LEGAL MATTERS

Morgan, Lewis & Bockius LLP has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

EXPERTS

The financial statements of the Company as of June 30, 2015 and 2014, and for the fiscal years ended June 30, 2015, 2014 and 2013 included in this prospectus and registration statement, have been included in reliance of the reports on McGladrey LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of the common shares offered under this prospectus. The registration statement contains additional relevant information about us and the common shares. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. Statements contained in this prospectus as to the contents of any documents that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any information we file with the SEC is also available on the SEC’s website at www.sec.gov. We also maintain a website at http://www.seviontherapeutics.com/investors/sec-filings/ through which you can access our SEC filings. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on, or that can be accessed through, our website is not part of this prospectus.

SEVION THERAPEUTICS, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2015

F-1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SEVION THERAPEUTICS, INC.

AND SUBSIDIARIES

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Sevion Therapeutics, Inc.

We have audited the accompanying consolidated balance sheets of Sevion Therapeutics, Inc. and Subsidiaries as of June 30, 2015 and June 30, 2014, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sevion Therapeutics, Inc. and Subsidiaries as of June 30, 2015 and June 30, 2014, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, generated minimal revenues, and continues to incur significant expenses that exceed revenue streams. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ McGladrey LLP

New York, New York

October 8, 2015

F-3

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,
	2015	2014

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,334,626	$6,111,340
Accounts receivable	-	43,133
Prepaid expenses and other current assets	395,100	1,069,925

Total Current Assets	3,729,726	7,224,398

Equipment, furniture and fixtures, net	185,948	223,475
Patent costs, net	-	2,178,867
Acquired research and development	9,800,000	9,800,000
Goodwill	5,780,951	13,902,917
Security deposits	50,770	5,171

TOTAL ASSETS	$19,547,395	$33,334,828

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$232,033	$901,180
Accrued expenses	408,705	923,991
Other current liabilities	137,778	-

Total Current Liabilities	778,516	1,825,171

Warrant and Stock Right liabilities	2,502,047	-
Deferred tax liability	3,920,000	3,920,000
Other liabilities	122,038	99,728

TOTAL LIABILITIES	7,322,601	5,844,899

STOCKHOLDERS' EQUITY:

Convertible preferred stock, $0.01 par value, authorized 5,000,000 shares Series C shares 235,837 and 0 issued and outstanding, respectively (liquidation preference of $2,358 and $0 at June 30, 2015 and June 30, 2014, respectively)	2,358	-
Series A 10,297 shares issued and 380 and 580 shares outstanding, respectively (liquidation preference of $399,000 and $594,500 at June 30, 2015 and June 30, 2014, respectively)	4	6
Common stock, $0.01 par value, authorized 500,000,000 shares, issued and outstanding 18,752,813 and 13,846,361 at June 30, 2015 and June 30, 2014, respectively	187,528	138,463
Capital in excess of par	119,217,880	115,631,726
Accumulated deficit	(107,182,976)	(88,280,266)

Total Stockholders' Equity	12,224,794	27,489,929

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,547,395	$33,334,828

See Notes to Condensed Consolidated Financial Statements

F-4

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Twelve Months Ended June 30
	2015	2014	2013

Licensing Revenue	$75,000	$100,000	$-

Operating expenses:
General and administrative	3,170,499	3,683,350	2,499,624
Research and development	4,568,435	3,338,687	2,086,666
Acquisition Costs	-	544,978	-
Impairment of goodwill	8,121,966	-	-
Impairment and write-off of patents	2,290,836	1,680,781	64,210

Total operating expenses	18,151,736	9,247,796	4,650,500

Loss from operations	(18,076,736)	(9,147,796)	(4,650,500)

Other non-operating income (expense)
Change in fair value of stock right	12,405	-	-
Change in fair value of warrant liability	3,313	-	371,591
Loss on settlement of warrant liabilities	-	-	(1,724,546)
Interest expense	(2,767)	(77,438)	(119,087)

Net loss	(18,063,785)	(9,225,234)	(6,122,542)

Preferred dividends	(838,925)	(4,629,197)	(862,998)

Loss applicable to common shares	(18,902,710)	(13,854,431)	(6,985,540)

Other comprehensive loss	-	-	-

Comprehensive loss	$(18,902,710)	$(13,854,431)	$(6,985,540)

Basic and diluted net loss per common share	$(1.31)	$(2.53)	$(5.11)

Basic and diluted weighted-average number of common shares outstanding	14,417,029	5,476,717	1,366,384

See Notes to Consolidated Financial Statements

F-5

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

AS OF June 30, 2015

					Capital in Excess	Accumulated	Stockholders'
	Preferred Stock		Common Stock		of Par Value	Deficit	Equity
	Shares	Amount	Shares	Amount

Balance at June 30, 2012	4,579	46	941,125	9,411	70,883,866	(67,440,295)	3,453,028

Issuance of common stock for cash, net	-	-	721,872	7,219	4,037,444	-	4,044,663

Fair value of warrants issued	-	-	-	-	(459,000)	-	(459,000)

Preferred stock converted into common stock	(3,779)	(38)	202,846	2,029	(1,991)	-	-

Issuance of common stock as dividends	-	-	37,197	372	590,949	(476,847)	114,474

Issuance of common stock in exchange for warrants	-	-	369,022	3,690	1,720,856	-	1,724,546

Deemed dividend - preferred stock	-	-	-	-	366,151	(366,151)	-

Reclassification of warrant liability	-	-	-	-	326,205	-	326,205

Stock-based compensation	-	-	-	-	724,693	-	724,693

Accrued dividends	-	-	-	-	-	(20,000)	(20,000)

Net loss	-	-	-	-	-	(6,122,542)	(6,122,542)

Balance at June 30, 2013	800	$8	2,272,062	$22,721	$78,189,173	$(74,425,835)	$3,786,067

Issuance of common stock and warrants for cash, net	-	-	2,490,000	24,900	6,814,106	-	6,839,006

Exercise of warrants for cash	-	-	1,941,956	19,419	4,059,202	-	4,078,621

Cash paid for fractional shares due to reverse split	-	-	(100)	(1)	(302)	-	(303)

Stock-based compensation	-	-	10,000	100	861,136	-	861,236

Issuance of common stock for services	-	-	123,750	1,238	434,750	-	435,988

Issuance of equity in the acquisition of Fabrus, Inc.	-	-	6,905,201	69,052	20,639,995	-	20,709,047

Preferred stock converted into common stock	(220)	(2)	73,333	733	(731)		-
						-
Issuance of common stock as dividends	-	-	30,159	301	118,316	(98,616)	20,001

Deemed dividend in conjunction with warrant amendments	-	-	-	-	4,516,081	(4,516,081)	-

Accrued dividends	-	-	-	-	-	(14,500)	(14,500)

Net loss	-	-	-	-	-	(9,225,234)	(9,225,234)

Balance at June 30, 2014	580	6	13,846,361	138,463	115,631,726	(88,280,266)	27,489,929

Stock issued for Cash	235,837	2,358	4,746,952	47,470	4,777,741	-	4,827,569

Warrant Liability	-	-	-	-	(1,742,703)	-	(1,742,703)

Derivative Stock Right	-	-	-	-	(775,062)	-	(775,062)

Stock-based compensation	-	-	-	-	480,681	-	480,681

Preferred stock converted into common stock	(200)	(2)	100,000	1,000	(998)	-	-

Deemed dividend - preferred stock	-	-	-	-	790,507	(790,507)	-

Dividends paid	-	-	59,500	595	55,988	(42,083)	14,500

Dividends accrued and unpaid at June 30, 2015	-	-	-	-	-	(6,335)	(6,335)

Net loss	-	-	-	-	-	(18,063,785)	(18,063,785)

Balance at June 30, 2015	236,217	$2,362	18,752,813	$187,528	$119,217,880	$(107,182,976)	$12,224,794

See Notes to Consolidated Financial Statements

F-6

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended June 30,
	2015	2014	2013
Cash flows from operating activities:
Net loss	$(18,063,785)	$(9,225,234)	$(6,122,542)
Adjustments to reconcile net loss to net cash used in operating activities:
Noncash income related to change in fair value of:
- stock right	(12,405)	-	-
- warrant liability	(3,313)	-	(371,591)
Stock-based compensation expense	480,681	1,297,224	724,693
Depreciation and amortization	177,074	349,656	293,629
Loss on Disposal of Assets	8,071	-	-
Impairment of goodwill	8,121,966	-	-
Write-off of intangibles	2,290,836	1,680,781	64,210
Write-off of prepaid research supplies	669,750	-	-
Deferred rent	85,088	-	-
Loss on settlement of warrant liabilities	-	-	1,724,546
(Increase) decrease in operating assets:
Prepaid expenses and other current assets	48,208	868,837	(370,696)
Security deposit	(45,599)	-	-
Increase (decrease) in operating liabilities:
Accounts payable	(669,147)	(145,257)	42,806
Accrued expenses	(507,121)	305,860	112,319
Deferred revenue	75,000	-	-
Net cash used in operating activities	(7,344,696)	(4,868,133)	(3,902,626)

Cash flows from investing activities:
Cash received on acquisition of Fabrus, Inc.	-	1,274,662	-
Capitalized Patent costs	(136,946)	(624,532)	(527,761)
Purchase of equipment, furniture and fixtures	(122,641)	(3,194)	(1,281)
Net cash used in investing activities	(259,587)	646,936	(529,042)

Cash flows from financing activities:
Proceeds (repayments) from line of credit	-	(2,187,082)	(12,026)
Proceeds from issuance of common stock and warrants, net and exercise of warrants and options	4,827,569	10,917,325	4,044,663
Net cash provided by financing activities	4,827,569	8,730,243	4,032,637

Net (decrease) increase in cash and cash equivalents	(2,776,714)	4,509,046	(399,031)

Cash and cash equivalents at beginning of period	6,111,340	1,602,294	2,001,325
Cash and cash equivalents at end of period	$3,334,626	$6,111,340	$1,602,294

See Notes to Consolidated Financial Statements

F-7

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED

	2015	2014	2013
Supplemental disclosure of non-cash transactions:
Conversion of preferred stock into common stock	$998	731	202,808
Allocation of equity proceeds to warrants	$1,742,703	-	459,000
Allocation of equity proceeds to stock rights	$775,062	-	-
Allocation of preferred stock proceeds to beneficial conversion feature	$790,507	-	-
Issuance of common stock for dividend payments on preferred stock	$56,583	118,617	591,321
Dividends accrued on preferred stock	$6,335	14,500	20,000
Supplemental disclosure of cash flow information:
Cash paid for interest	$137	85,893	122,454

Fair value of equity interests issued:		$20,709,047

Noncash Assets acquired:
Accounts Receivable		43,133
Prepaid Expenses		19,542
Equipment		234,000
Acquired Research and Development		9,800,000
Goodwill		13,902,917
		23,999,592

Liabilities assumed:
Accounts Payable		409,117
Accrued Payroll		74,525
Accrued Expenses		161,565
Deferred Tax Liability		3,920,000
		4,565,207

Cash acquired in acquisition of Fabrus, Inc.		$1,274,662

See Notes to Consolidated Financial Statements

F-8

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Principal Business Activity:

The Company

Sevion Therapeutics, Inc. (the “Company”), which includes the accounts of Senesco Inc., a New Jersey corporation (“SI”) and Fabrus, Inc., a Delaware corporation (“Fabrus”), is a development-stage biotech company developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The antibody approach is a novel discovery paradigm with the proven capability to identify functional therapeutic monoclonal antibodies against challenging cell surface targets that previously have been highly resistant to therapeutic antibody discovery. The Company has several antibodies in the Company’s preclinical pipeline. The first to move forward is a potentially first/best in class candidate antibody that targets an ion channel important in autoimmunity and inflammation.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

On May 16, 2014, the Company acquired all of the equity interest in Fabrus. Pursuant to the terms of the Merger Agreement, at the effective time of the merger (the “Merger”), a subsidiary of the Company merged with and into Fabrus, with Fabrus surviving the merger as a wholly-owned subsidiary of the Company. See note 3 for additional information.

Liquidity

The financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has not generated substantial revenues and has not yet achieved profitable operations. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of the Company’s products will require significant additional financing. The Company’s accumulated deficit at June 30, 2015 totaled $107,182,976, and management expects to incur substantial and increasing losses in future periods. The success of the Company is subject to certain risks and uncertainties, including among others, uncertainty of product development; competition in the Company’s field of use; uncertainty of capital availability; uncertainty in the Company’s ability to enter into agreements with collaborative partners; dependence on third parties; and dependence on key personnel. The Company has not generated positive cash flows from operations, and there are no assurances that the Company will be successful in obtaining an adequate level of financing for the development and commercialization of its planned products. The Company does not have adequate cash on hand to cover its anticipated expenses past the next 12 months. If the Company fails to raise a significant amount of capital or enter into a strategic transaction, it may need to significantly curtail operations, cease operations or seek federal bankruptcy protection in the near future. These conditions raise substantial doubt about its ability to continue as a going concern. Consequently, the audit report prepared by the Company’s independent public accounting firm relating to its financial statements for the year ended June 30, 2015 includes a going concern explanatory paragraph.

On October 22, 2014, the Company’s board of directors decided to suspend all development of the Company’s Factor 5A technology based on the Company’s limited capital resources and the totality of the safety and efficacy data resulting from the Phase 1b/2a clinical trial. The board of directors also decided to close the Company’s Bridgewater, New Jersey office in order to consolidate all of the Company’s operations in its San Diego, California location and terminated its research agreement with the University of Waterloo. In connection with these changes, the Company paid $47,000 of termination benefits and associated employee costs. These costs are reported as research and development expenses at June 30, 2015. During the quarter ended March 31, 2015, the Company determined that it would discontinue the development of the Company’s Factor 5A technology.

F-9

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, given the Company’s limited capital resources, in December 2014, the Company decided to temporarily reduce its research and development spending on the Company’s antibody program. In the meantime, the Company continues to evaluate all strategic alternatives, including strategic partnering arrangements, acquiring additional assets, divesting certain existing assets, and/or equity or debt financings.  We cannot assure you that the Company will be able to consummate a strategic transaction or a financing transaction.

As of June 30, 2015, the Company had cash and cash equivalents in the amount of $3,334,626, which consisted of checking accounts and money market funds. The Company estimates that the Company’s cash and cash equivalents and the aggregate net proceeds from the issuance of preferred stock, common stock and warrants on July 27, 2015, will cover the Company’s expenses at least through June 30, 2016. In order to provide the Company with the cash resources necessary to fund operations through at least September 30, 2016, the Company will continue efforts to raise additional capital through a private or public equity placement or strategic transaction in the near future.

If the Company is unable to raise additional funds, it will need to do one or more of the following:

•	delay, scale-back or eliminate some or all of the Company’s research and product development programs;
•	license third parties to develop and commercialize products or technologies that it would otherwise seek to develop and commercialize itself;
•	seek strategic alliances or business combinations;
•	attempt to sell the Company;
•	cease operations; or
•	declare bankruptcy.

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

The Company’s limited capital resources and operations to date have been funded primarily with the proceeds from public and private equity and debt financings and milestone payments on license agreements.

2.	Summary of Significant Accounting Policies:

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Sevion Therapeutics, Inc. and the Company’s wholly owned subsidiaries, Senesco Inc. and Fabrus, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

Management Estimates and Judgments

Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. In preparing these financial statements, management used significant estimates in the following areas, among others: stock-based compensation expense, the determination of the fair value of equity transactions and stock-based awards, the accounting for research and development costs, the accounting for goodwill and impairment and accrued expenses.

F-10

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations

The Company accounts for business combinations using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. Identifiable assets acquired and liabilities assumed are recorded at their acquisition date fair values. Goodwill represents the excess of the purchase price over the fair value of identifiable assets and liabilities acquired as a result of the business combination. Acquisition-related costs, which amounted to $544,978 including advisory, legal, accounting, valuation and other costs, are expensed in the periods in which the costs are incurred.

Cash and Cash Equivalents and Short-Term Investments

The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of deposits that are readily convertible into cash.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The guidance applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. ASC 820 defines fair value based upon an exit price model.

The Company categorizes the Company’s financial instruments into a three-level fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument. Financial assets recorded at fair value on the Company’s consolidated balance sheets are categorized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets;
•	Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Level 3 financial instruments consist of common stock warrants with an exercise reset feature and common stock with embedded anti-dilutive features (“Rights”). The fair value of these warrants and Rights are estimated using a Monte Carlo valuation model. The unobservable input used by the Company was the estimation of the likelihood of a reset occurring on the warrants and the anti-dilutive Rights. These estimates of the likelihood of completing an equity raise that would meet the criteria to trigger the reset provisions and anti-dilutive Rights are based on numerous factors, including the remaining term of the financial instruments and the Company’s overall financial condition. (See note 9).

The carrying value of prepaid research supplies and expenses, accounts payable and accrued expenses reported in the consolidated balance sheets equal or approximate fair value due to their short maturities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash. The Company maintains cash balances at financial institutions, which at times, exceed federally insured limits. At June 30, 2015 and 2014, the Company’s cash was held by two financial institutions and the amount on deposit was in excess of FDIC insurance limits. The Company has not recognized any losses from credit risks on such accounts since inception. The Company believes it is not exposed to significant credit risk on cash.

F-11

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepaid Research Services and Supplies

Prepaid research services and supplies are carried at cost and are included in prepaid expenses and other current assets on the accompanying consolidated balance sheet. When such services are performed and supplies are used, the carrying value of the supplies are expensed in the period that they are performed or used for the development of proprietary applications and processes.

Equipment, Furniture and Fixtures, Net

Equipment, furniture and fixtures are recorded at cost, except for the equipment acquired in the acquisition of Fabrus, which is recorded at fair value (see note 3). Depreciation is calculated on a straight-line basis over three to four years for office equipment, five years for lab equipment and five to seven years for furniture and fixtures. Expenditures for major renewals and improvements are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred. (See note 5).

Patent Costs, Net

The Company conducts research and development activities, the cost of which is expensed as incurred, in order to generate patents that can be licensed to third parties in exchange for license fees and royalties. Because the patents are the basis of the Company’s future revenue, the patent costs had been capitalized. The capitalized patent costs represented the outside legal fees incurred by the Company to submit and undertake all necessary efforts to have such patent applications issued as patents.

The length of time that it takes for an initial patent application to be approved is generally between four to six years. However, due to the unique nature of each patent application, the actual length of time may vary. If a patent application is denied or the Company no longer is pursuing the issuance of a patent, the associated cost of that application would be written off. Additionally, should a patent application become impaired during the application process, the Company would write down or write off the associated cost of that patent application.

Upon the suspension of the development of the Factor 5A technology discussed above, the Company determined that the carrying value of its patents and patent applications related to Factor 5A were impaired. (See note 6). In addition, the Fabrus operations essentially became the focus of Sevion from that point on. The research and development associated with Fabrus is several years away from determining if any potential patents would have future beneficial value. Accordingly, the Company has decided to change its policy of capitalizing certain patent costs and instead will now be expensing these costs as incurred. During the fourth quarter of 2015, the Company has expensed $508,205 of capitalized patent costs since there is no assurance that these costs will result in any issued patents based on the recent history of the Company.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over the fair value of net assets acquired by the Company. Goodwill is not amortized, but assessed for impairment on an annual basis or more frequently if impairment indicators exist. The impairment model prescribes a two-step method for determining impairment.

The first step compares a reporting unit’s fair value to its carrying amount to identify potential goodwill impairment. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the second step of the impairment test must be completed to measure the amount of the reporting unit’s goodwill impairment loss, if any. Step two requires an assignment of the reporting unit’s fair value to the reporting unit’s assets and liabilities to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is then compared with the carrying amount of the reporting unit’s goodwill to determine the goodwill impairment loss to be recognized, if any. (See Note 6)

Intangible assets include in-process research and development (IPR&D) of pharmaceutical product candidates. IPR&D are considered indefinite-lived intangible assets and are assessed for impairment annually or more frequently if impairment indicators exist. If the associated research and development effort is abandoned, the related assets will be written-off and the Company will record a non-cash impairment loss on the Company’s consolidated statement of operations. For those compounds that reach commercialization, the IPR&D assets will be amortized over their estimated useful lives. For the year ended June 30, 2015, the Company determined that there was no impairment to IPR&D.

F-12

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-lived Assets

The Company assesses the impairment in value of intangible assets whenever events or circumstances indicate that their carrying value may not be recoverable. Factors the Company considers important which could trigger an impairment review include the following:

•	significant negative industry trends;
•	significant underutilization of the assets;
•	significant changes in how the Company uses the assets or its plans for their use; and
•	changes in technology and the appearance of competing technology.

If a triggering event occurs and if the Company's review determines that the future undiscounted cash flows related to the groups, including these assets, will not be sufficient to recover their carrying value, the Company will reduce the carrying values of these assets down to the Company’s estimate of fair value.

Net Loss per Common Share

Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of the Company’s common stock assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional shares of Common Stock that would have been outstanding if the potential shares of Common Stock had been issued and if the additional shares of Common Stock were dilutive.

For all periods presented, basic and diluted loss per share are the same, as any additional Common Stock equivalents would be anti-dilutive. Potentially dilutive shares of Common Stock have been excluded from the calculation of the weighted average number of dilutive shares of Common Stock as follows:

	June 30,
	2015	2014
Common Stock to be issued upon conversion of convertible preferred stock - Series A	506,666	290,000
Common Stock to be issued upon conversion of convertible preferred stock - Series C	2,358,370
Outstanding warrants	7,332,776	7,237,774
Outstanding options	1,626,919	979,304

Total potentially dilutive shares of Common Stock	11,824,731	8,507,078

Income Taxes

Income taxes are recorded in accordance with ASC Topic 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

F-13

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of June 30, 2015, the Company’s tax years prior to June 30, 2010 are no longer subject to examination by the tax authorities. The Company is not currently under examination by any U.S. federal or state jurisdictions. As of June 30, 2015 and 2014, the Company does not have any significant uncertain tax positions.

Revenue Recognition

The Company has received certain nonrefundable upfront fees in exchange for the transfer of the Company’s technology to licensees. Upon delivery of the technology, the Company had no further obligations to the licensee with respect to the basic technology transferred and, accordingly, recognized revenue at that time. The Company has received certain nonrefundable upfront license fees in connection with agreements that include time-based payments and are deferred and amortized ratably over the estimated research period of the license. The Company has and may continue to receive additional payments from the Company’s licensees in the event such licensees achieve certain development or commercialization milestones in their particular field of use. Milestone payments, which are contingent upon the achievement of certain research goals, are recognized as revenue when the milestones, as defined in the particular agreement, are achieved.

Stock-based Payments

The Company accounts for stock-based compensation under the provisions of FASB ASC Topic 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. For stock options issued to employees, the Company estimates the grant-date fair value of each option using the Black-Scholes option-pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, the value of the common stock and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, the Company recognizes stock-based compensation expense, net of estimated forfeitures, equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to both performance and service-based vesting conditions, the Company recognizes stock-based compensation expense using the straight-line recognition method when it is probable that the performance condition will be achieved. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity.

The following table sets forth the total stock-based compensation expense and issuance of Common Stock for services included in the consolidated statements of operations for the fiscal years ended June 30, 2015, 2014 and 2013.

F-14

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal Year Ended June 30,
	2015	2014	2013
General and administrative	$401,411	$1,185,118	$639,828
Research and development	79,270	112,106	84,865

Total	$480,681	$1,297,224	$724,693

The Company estimated the fair value of each option grant throughout the year using the Black-Scholes option-pricing model using the following assumptions:

Fiscal Year Ended June 30,
	2015	2014	2013
Risk-free interest rate (1)	0.02%-2.32%	1.6 - 2.7%	0.3-0.8%
Expected volatility	95%-153%	85%-99%	67-102%
Dividend yield	None	None	None
Expected life (2)	0.63 - 10.0	5.0 - 10.0	2.5 - 10.0

(1) Represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

(2) Expected life for employee based stock options was estimated using the “simplified” method, as allowed under the provisions of the Securities and Exchange Commission Staff Accounting Bulletin No. 110.

The economic values of the options will depend on the future price of the Company's Common Stock which cannot be forecast with reasonable accuracy.

Research and Development

Research and development costs are charged to expense as incurred. These costs include, but are not limited to, employee-related expenses, including salaries, benefits and travel and stock-based compensation of the Company’s research and development personnel; expenses incurred under agreements with contract research organizations and investigative sites that conduct preclinical studies; other supplies; allocated facilities, depreciation and other expenses, which include rent and utilities; insurance; and costs associated with preclinical activities and regulatory operations.

Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or information provided to the Company by vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense, as the case may be.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

F-15

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements Applicable to the Company

In May 2014, the FASB issued ASU No. 2014- 09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 requires that a company recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the company expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period,” (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern,” (“ASU 2014-15”). ASU 2014-15 amended existing guidance related to the disclosures about an entity’s ability to continue as a going concern. These amendments are intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. These amendments provide guidance to an organization’s management, with principles and definitions that are intended to reduce diversity in the timing and content of disclosures that are commonly provided by organizations in the financial statement footnotes. The amendments are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s financial statements.

In November 2014, the FASB issued ASU No. 2014-16, “Derivatives and Hedging (Topic 815), Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity,” (“ASU 2014-16”). All entities are required to use what is called the “whole instrument approach” to determine the nature of a host contract in a hybrid financial instrument issued in the form of a share. The guidance requires issuers and investors to consider all of a hybrid instrument’s stated and implied substantive terms and features, including any embedded derivative features being evaluated for bifurcation. The guidance eliminates the “chameleon approach,” under which all embedded features except the feature being analyzed are considered. The guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The Company does not anticipate that the adoption of this standard will have a material impact on the Company’s financial statements.

The Company has assessed other recently issued accounting pronouncements and has determined that they do not apply.

3.	Acquisition of Fabrus, Inc.

On May 16, 2014, the Company completed a merger pursuant to a Plan of Merger and Reorganization (the “Merger Agreement”), whereby the Company acquired all of the outstanding ownership interests of Fabrus, Inc., a privately-owned biotechnology company which has developed an advanced platform for therapeutic antibody discovery and development. Pursuant to the terms of the Merger Agreement, the Company issued 6,905,201 shares of its common stock with a fair value of $18,298,782, 3,578,481 warrants to purchase common stock with exercise prices ranging from $2.00 to $4.00 with a fair value of $2,349,853 and options to purchase common stock with an exercise price of $2.65 with a fair value of $285,224 totaling $20,933,859. The primary purpose for the acquisition was to acquire additional cutting edge technologies in development in order to increase the Company’s portfolio.

F-16

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In accordance with the acquisition method of accounting, the issuance of replacement stock options to the employees of Fabrus at the date of the merger must be accounted for as a modification of the original award by Fabrus. As a result, $60,412 represented the fair value of pre-acquisition services to the Company and was accounted for as additional purchase price in the merger. In addition, $224,812, will be amortized as post combination services from the merger date through the end of the vesting period.

The Company’s consolidated financial statements reflect the operating results of Fabrus since May 16, 2014. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Purchase price per valuation	20,933,859
Less: Options to be recognized in the future	(224,812)
Purchase price for goodwill calculation	20,709,047

Assets acquired:
Cash	1,274,662
Accounts receivable	43,133
Prepaid expenses	19,542
Equipment	234,000
Acquired research and development	9,800,000
Goodwill	13,902,917
25,274,254
Liabilities assumed:
Accounts payable	(409,117)
Accrued payroll	(74,525)
Accrued expenses	(161,565)
Deferred tax liability	(3,920,000)
(4,565,207)
Net assets of Fabrus, Inc. acquired	20,709,047

Goodwill, which is comprised of synergies from combining operations, and acquired research and development is accounted for as an indefinite lived intangible asset and is subject to annual impairment testing. Goodwill is not expected to be deducted for income tax purposes.

The following represents the Company’s pro-forma Consolidated Statements of Income as if Fabrus had been included in the Company’s consolidated results since July 1, 2013:

	Fiscal Year Ended June 30,
	2014	2013
	(unaudited)	(unaudited)

Total revenue	$182,229	$7,819

Net loss	$(11,017,792)	$(6,308,007)

Loss applicable to common shares	$(5,646,989)	$(7,171,005)

Basis and diluted net loss per common share	$(1.36)	$(1.16)

F-17

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For 2013, pro-forma adjustments of $11,458 and $47,545, respectively, were made to eliminate transaction cost and interest expense related to the convertible debt that were converted into common shares at the time of the acquisition.

4.	Fair Value Measurements:

The following tables provide the assets and liabilities carried at fair value measured on a recurring basis as of June 30, 2015 and 2014:

	Carrying	Fair Value Measurement at June 30, 2015
	Value	Level 1	Level 2	Level 3

Cash and cash equivalents	$3,334,626	$3,334,626	$-	$-

Warrant and Stock Right Liabilities	$2,502,047	$-	$-	$2,502,047

	Carrying	Fair Value Measurement at June 30, 2014
	Value	Level 1	Level 2	Level 3

Cash and cash equivalents	$6,111,340	$6,111,340	$-	$-

The following table summarizes the changes in fair value of the Company’s Level 3 financial instruments:

Fiscal Year ended June 30,	2015

Beginning Balance	$-
Issuance of common stock warrants	1,742,703
Recognition of stock right	775,062
Change in fair value of warrant liabilities, net	(3,313)
Change in fair value of stock right, net	(12,405)
Ending Balance	$2,502,047

See Note 9 for additional information.

F-18

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Equipment, Furniture and Fixtures:

Equipment, Furniture and Fixtures consist of the following:

	June 30,
	2015	2014

Laboratory Equipment	$310,523	$225,854
Office Equipment	21,681	37,950
Leasehold Improvements	10,236	-
Furniture and fixtures	6,920	73,398
	$349,360	$337,202
Less—Accumulated depreciation	(163,412)	(113,727)
	$185,948	$223,475

Depreciation expense aggregated $152,097, $18,275 and $2,583 for the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

6.	Intangible assets:

In December 2014, as a result of the decrease in the market value of the Company, the Company determined that there was a triggering event that required the Company to review if there had been an impairment to the Acquired Research and Development in the amount of $9,800,000, capitalized patent costs in the amount of $283,393 and the Goodwill in the amount of $13,902,917 as of that date. The Company first evaluated the Company’s Acquired Research and Development and Capitalized Patent Costs for impairment. Based on that review, the Company determined that no impairment exists. The Company then evaluated its Goodwill. The Company’s evaluation used its market capitalization plus a control premium (which is considered a level 2 input in the fair value hierarchy) in determining the amount of the impairment. The Company concluded that there was an impairment based on the significant change in the Company’s market value during the period. As a result of this evaluation, the Company determined that the Goodwill was impaired and recorded an impairment charge in the amount of $8,121,966 at December 31, 2014.

As of June 30, 2015 the Company performed a review to determine if there was impairment to the Acquired Research and Development and Goodwill as of that date. The Company first evaluated the Acquired Research and Development for impairment by reviewing the assumptions utilized in establishing the value allocated to the Acquired Research and Development. Based on the evaluation, the Company determined that no impairment exists. The Company then evaluated its Goodwill using its market capitalization in determining the amount of the impairment. The Company concluded that there was no additional impairment beyond what had been recorded at December 31, 2014.

In October 2014, the Company decided to continue to develop its intellectual property only with respect to the human health therapeutic targets and would be reviewing such patents on a patent by patent basis to determine which specific ones to continue to develop. Also, in October 2014, the Company decided to suspend all development of the Factor 5A technology based on the Company’s limited capital resources and the totality of the safety and efficacy data resulting from our Phase 1b/2a clinical trial. As the Company was unable to determine if or when the development would be resumed, the Company was unable to determine what the future undiscounted cash flows from these patents could be. Therefore, the Company determined that the carrying value of its patents and patent applications related to Factor 5A were impaired. Accordingly, the Company recorded an impairment of the full carrying value of its patents related to Factor 5A in the amount of $2,290,836. During the quarter ended March 31, 2015, the Company determined that it would discontinue the development of the Company’s Factor 5A technology and would no longer maintain those patents.

Additionally, during the quarter ended September 30, 2014, the Company concluded its Phase 1b/2a clinical trial but did not use all of the material purchased for the clinical trial. As the Company has put the clinical program for this product candidate on hold, the Company wrote-off the cost of the remaining material in the amount of $669,750 to research and development costs at September 30, 2014.

F-19

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the fiscal years ended June 30, 2014 and 2013, in order to reduce the Company’s cost of patent prosecution and maintenance, the Company reviewed the Company’s patent portfolio and identified several patents and patent applications that the Company believed it no longer needed to maintain without having a material impact on its patent portfolio. Accordingly, during the fiscal years ended June 30, 2014 and 2013 the Company wrote off patent costs in the net amount of $330,190 and $64,210, respectively.

As of June 30, 2014, the Company determined that carrying value of its agricultural patents and patent applications was impaired. Accordingly, the Company recorded an impairment of the full carrying value of its agricultural patents in the amount of $1,350,591.

Amortization expense amounted to $24,977, $331,381and $291,046 for the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

Patent costs consist of the following:

June 30, 2014
Patents approved	$1,082,759
Patents pending	1,264,462
2,347,221
Accumulated amortization	(168,354)
$2,178,867

During the fiscal years ended June 30, 2015 and 2014, the Company incurred $219,270 and $624,531, respectively, of legal fees related to the prosecution of patent costs.

7.	Accrued Expenses:

Accrued expenses were comprised of the following:

	June 30,
	2015	2014

Accrued research	$48,909	$588,613
Accrued payroll	135,497	114,872
Accrued dividends payable	6,335	14,500
Accrued other	217,964	206,006
	$408,705	$923,991

8.	Line of Credit:

On February 17, 2010, the Company entered into a credit agreement with JMP Securities LLC. The agreement provided the Company with, subject to certain restrictions, including the existence of suitable collateral, up to a $3.0 million line of credit upon which the Company could draw at any time (the “Line of Credit”). Any draws upon the Line of Credit accrued interest at an annual rate of (i) the broker rate in effect at the interest date (which was 3.75% throughout Fiscal 2014), plus (ii) 2.0%. There were no other conditions or fees associated with the Line of Credit. The Line of Credit was not secured by any assets of the Company, but it was secured by certain assets of one of a member of the Company’s Board of Directors, Harlan W. Waksal, M.D., which was held by JMP Securities.

On February 26, 2014, the Company repaid the then outstanding balance of $2,187,082 and cancelled the Line of Credit. In connection with the termination of the Line of Credit, the security interest on Dr. Waksal’s assets mentioned above was terminated. Accordingly, the balance outstanding as of June 30, 2014 and 2013 was $0 and $2,187,082, respectively.

F-20

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total interest expense recorded under the Line of Credit for the fiscal years ended June 30, 2014 and 2013 amounted to $85,629 and $122,453 respectively.

9.	Stockholders’ Equity:

Series A Preferred Stock

Each share of Series A Convertible Preferred Stock has a stated value of $1,000 (the “Stated Value”). Each holder of shares of Series A Convertible Preferred Stock is entitled to receive semi-annual dividends at the rate of 10% per annum of the Stated Value for each share of Series A Convertible Preferred Stock held by such holder. Except in limited circumstances, the Company can elect to pay the dividends in cash or shares of Common Stock. If the dividends are paid in shares of Common Stock, such shares will be priced at the lower of 90% of the average volume weighted-average price for the 20 trading days immediately preceding the payment date or $22.40.

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive an amount equal to the Stated Value plus any accrued and unpaid dividends and any other fees or liquidated damages then due and owing thereon for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities. If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

During the fiscal years ended June, 30, 2015, 2014 and 2013, a total of 59,500, 17,524 and 37,197 shares of common stock with a fair value of $56,583, $67,541 and $591,321 were issued in connection with the payment of dividends on the Series A Convertible Preferred Stock. The adjustments were recorded as an increase to both additional paid-in capital and accumulated deficit.

The shares of Series A Convertible Preferred Stock were convertible into shares of Common Stock at an initial conversion price of $32.00 per share and are convertible at any time. The conversion price is subject to adjustment if the Company sells or grants any Common Stock or Common Stock equivalents, subject to certain exclusions, at an effective price per share that is lower than the conversion price of the Series A Convertible Preferred Stock. After 18 months from the date of issuance of the Series A Convertible Preferred Stock, if the Company’s Common Stock trades above $80.00 for 20 out of 30 consecutive trading days, the Series A Convertible Preferred Stock will no longer be subject to adjustment. As a result of multiple issuances of shares of common stock, as of June 30, 2015, the initial conversion prices have been adjusted from $32.00 per share to $0.75 per share.

During the fiscal years ended June 30, 2015, 2014 and 2013, in connection with the adjustments to the conversion price, due to a beneficial conversion feature, dividends in the amount of $0, $0 and $1,076,355 were recorded as an increase to both additional-paid-in capital and accumulated deficit.

Warrants

Pursuant to the purchase agreements, the Company delivered a Warrant to purchase shares of Common Stock to the Series A Non-Affiliate Investors and a Warrant to purchase shares of Common Stock to the Series B Affiliate Investors (the “Warrants”). Each Warrant has an initial exercise price of $35.00 per share of Common Stock. The Warrants were immediately exercisable and have a five year term. The Warrants issued to the Series A Non-Affiliate Investors also contain a provision which limits the holder’s beneficial ownership to a maximum of 4.99% (which percentage may be increased to 9.99% upon 60 days’ notice to the Company).

F-21

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series C Preferred Stock

Each share of 0% Series C Convertible Preferred Stock has a par value of $.01 per share. The Series C Preferred Stock is convertible at the option of the holder at any time into shares of Common Stock at a conversion rate determined by dividing the Stated Value ($7.50 per share) plus the Unpaid Dividend Amount of the Series C Preferred Stock, by the conversion price ($0.75 per share) subject to adjustment. The conversion price is subject to adjustment if the Company issues equity securities, as defined in the certificate of designation, at a price per share less than the conversion price. The holder of shares of Series C Preferred Stock will not have the right to convert any portion of its Series C Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s Common Stock outstanding immediately after giving effect to its conversion.

The Series C Preferred Stock is entitled to receive dividends (on an as-converted to Common Stock basis) to and in the same form as dividends actually paid on shares of Common Stock and are entitled to the number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock, subject to beneficial ownership limitations on conversion. Holders of Series C Preferred Stock shall vote together with the holders of Common Stock and not vote as a separate class. In connection with a liquidation event, any payment due on the Series C Preferred Stock shall be made payable prior to, and in preference of, any Common Stock.

In addition, if the Company grants options, purchase rights or other securities to all existing holders of Common Stock, other than certain exempt issuances, the holders of the Series C Preferred Stock have the right to purchase such number of shares of Common Stock that would have been provided to such holder if such holder held the number of shares of Common Stock underlying the Series C Preferred Stock.

Upon the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series C Preferred Shares shall be entitled to receive a preferential amount in cash equal to the Par Value. All preferential amounts to be paid to the holders of Series C Preferred Shares shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series C Preferred Shares should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Common Stock but not before any payment to holders of outstanding shares of the Company’s Series A Preferred Stock. If upon any such distribution the assets of the Company shall be insufficient to pay the holders of the Series C Preferred Shares the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Public Placements of Series C Preferred Stock, Common Stock and Warrants

May and June 2015

In May and June, 2015, the Company sold units of its securities (the “Units”) with each Unit consisting of one share of the Company’s common stock or, at the election of the Investor, shares of the Company’s newly designated 0% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and a warrant to purchase one half of one share of Common Stock at an exercise price of $1.50 per share (the “Warrants”). Each Unit was sold for $0.75 per Unit. The Common Stock issued an aggregate of 4,746,952 Units consisting of Common Stock and 2,358,370 Units consisting of 235,837 shares of Series C Preferred Stock, which are convertible into 2,358,370 shares of Common Stock and 3,552,640 warrants for gross proceeds of $5,328,966. Offering costs totaled $501,397.

The warrants are entitled to be exercised at any time on or after the issuance date and on or prior to the close of business on the thirty month anniversary of their issuance. The initial exercise price per share of the Common Stock under this warrant shall be $1.50, subject to adjustment. In accordance with the terms of the warrant agreement, for a period beginning on the closing date (July 27, 2015) and ending on the date that is the earlier of 18 months from the final closing date and (ii) the date the Company’s Common Stock is listed for trading on a national securities exchange, subject to certain restrictions as outlined in the agreement, if the Company issues any Common Stock or common stock equivalents, for a consideration less than the exercise price, the exercise price shall be reduced to such other lower price for then outstanding warrants.

F-22

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company first allocated the proceeds from the offering to the warrants based upon the fair value of the warrant which amounted to $1,742,703. This type of down round protection requires the warrants to be accounted for as a liability at fair value as of the date of issuance with the changes in the fair value of the warrant liability be recorded in operations at the end of each reporting period. For the year ended June 30, 2015, the Company recorded a credit to operations amounting to $3,313 as a result of the mark to market adjustment related to the change in fair value of the warrant liability.

The warrant liabilities represent the fair value of Common Stock purchase warrants which have exercise price reset features estimated using a Monte Carlo valuation model. The Company computes a valuation using the Monte Carlo model for such warrants to account for the various possibilities that could occur due to changes in the inputs to the model as a result of contractually-obligated changes. These estimates of the likelihood of completing an equity raise that would meet the criteria to trigger the reset provisions are based on numerous factors, including the remaining term of the financial instruments and the Company’s overall financial condition.

Changes in the unobservable input values would have likely cause material changes in the fair value of the Company’s Level 3 financial instruments. The significant unobservable input used in the fair value measurement was the estimation of the likelihood of the occurrence of a change to the strike price of the warrants. A significant increase (decrease) in this likelihood would have resulted in a higher (lower) fair value measurement.

The assumptions used to value the warrants at the date of issuance and at June 30, 2015 are as follows:

	Date of Issuance	June 30, 2015
Estimated life in years	2.5	2.4
Risk-free interest rate (1)	0.73%	0.73%
Volatility	115.20%	115.20%
Dividend paid	None	None

(1) Represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the warrant term.

In connection with the purchase of units, for a period beginning on the closing date (July 27, 2015) and ending on the date that is the earlier of 18 months from the closing date and the date the Company’s Common Stock is listed for trading on a national securities exchange, subject to certain restrictions as outlined in the agreement, if at any time the Company shall issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) at a price per share or conversion or exercise price per share which shall be less than $0.75 per share without consent of the lead investors then the Company shall issue the subscriber such number of additional units to reflect such lower price for the units such that the subscriber shall hold such number of units, in total, had subscriber paid a per unit price equal to the lower price issuance. Common Stock issued or issuable by the Company for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.01 per share of Common Stock (“Favored Nations Right” or “Rights”). Notwithstanding the foregoing, any subscriber who elected to receive units consisting of Preferred Shares and warrants shall have the right to receive such additional warrants as proscribed herein but not additional Preferred Shares and all the rights of the Preferred Shares shall be governed by the Series C Certificate of Designation as discussed above. Notwithstanding anything herein or in any other agreement to the contrary, the Company shall only be required to make a single adjustment with respect to any individual lower price issuance, regardless of the existence of multiple basis therefore. The Company concluded that in accordance with ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity, that the down round protection described above meets the definition of a free standing financial instrument and must be recorded as a liability at fair value with the changes in the fair value of the right liability recorded in operations at the end of each reporting period. The Company allocated the proceeds from the offering to the rights based upon the fair value of the rights which amounted to $775,062. For the year ended June 30, 2015, the Company recorded a credit to operations amounting to $12,405 as a result of the mark to market adjustment related to the change in fair value of the rights liability.

F-23

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the right is estimated using a Monte Carlo model. The unobservable input used by the Company was the estimation of the likelihood of a reset occurring on the warrants and the anti-dilutive Rights. These estimates of the likelihood of completing an equity raise that would meet the criteria to trigger the reset provisions and anti-dilutive Rights are based on numerous factors, including the remaining term of the financial instruments and the Company’s overall financial condition

In connection with allocation of the gross proceeds to the issuance of the Series C Preferred Stock, the Company determined that the Preferred Stock’s conversion feature was considered to be beneficial. A beneficial conversion feature requires the Company to record a deemed dividend for a non-detachable conversion feature that is in the money at the issuance date. As a result, the Company recorded a deemed dividend amounting to $790,507 as of the issuance date of the preferred stock.

In accordance with the Registration Rights agreement, the Company has 45 days from the final closing date to prepare and file a registration statement covering the registrable securities for an offering to be made on a continuous basis pursuant to Rule 415. The Company shall cause the registration statement to become effective and remain effective in accordance with the terms of the agreement. The Company shall use its reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as soon as possible and, in any event, by the effectiveness date which is defined as 120 days from the final closing date. The Company shall use its reasonable best efforts to keep the registration statement continuously effective under the Securities Act until all registrable securities covered by such registration statement have been sold. The agreement includes a penalty of 1% per month of the investor’s investment, payable in cash, for every 30 day period up to a maximum of 6% for failure to comply with the terms of the agreement.

In addition, the Company will also take all commercially reasonable action necessary to continue the listing or quotation and trading of its Common Stock on a principal market for as long as any subscriber holds securities, and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the principal market at least until five years after the closing date. In the event the listing is not continuously maintained for five years after the closing date, on each monthly anniversary of each such listing default date until the applicable listing default is cured, the Company shall pay to each subscriber an amount in cash, as partial liquidated damages equal to 1% of the subscriber’s amounts invested held as of each such date.

The Company believes that it is probable that the registration statement will be filed within the 30 day grace period and no penalty will be incurred. In addition, the Company feels that it is probable that once registered, the registration statement will continue to remain valid, incurring no future penalty.

In addition, on July 27, 2015, the Company sold an additional 959,996 Units consisting of Common Stock and 666,667 Units consisting of 66,667 shares of Preferred Stock, which are convertible into 666,667 shares of Common Stock, for gross proceeds to the Company of approximately $1,219,997.

F-24

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 16, 2013

On December 16, 2013, the Company completed a Common Stock and Warrant offering for $5,400,000 in gross proceeds, before deducting offering expenses, in a registered direct offering of 180,000 units consisting of ten shares of the Company’s Common Stock, six month warrants to purchase ten shares of Common Stock at an exercise price of $3 per share (the “Series A Warrants”), six month warrants to purchase ten shares of Common Stock at an exercise price of $4 per share (the “Series B Warrants”), and three year warrants to purchase ten shares of Common Stock at an exercise price of $4 per share (the “Series C Warrants”).

The net offering proceeds to the Company from the sale of the units, after deducting the offering expenses of $121,764, was $5,278,236. The net proceeds of the offering is being used for working capital, research and development and general corporate purposes.

On February 21, 2014, the Company amended and restated 1,746,666 of the Series B Warrants pursuant to a Warrant Amendment Agreement (the “Series B Warrant Amendment Agreement”) by and among the Company and certain holders of the Series B Warrants (the “Warrant Holders”). Pursuant to the terms of the Series B Warrant Amendment Agreement, the Company and each Warrant Holder agreed to amend and restate the Warrant held by such Warrant Holder for a new amended and restated warrant, with an exercise price of $2.00 per share and an expiration date of February 21, 2014 (the “Amended Warrants”). In connection with the amendment of such warrants, a dividend was recorded in the amount of $2,820,866, which represents the difference in pre-amendment and post-amendment Black-Scholes value of the Series B Warrants.

Following the amendment of the series B Warrants, the Warrant Holders of Amended Warrants to purchase 1,746,666 shares of Common Stock exercised their Amended Warrants, resulting in gross proceeds to the Company of $3,493,332.

On June 13, 2014, the Company amended and restated 1,630,000 of the Series A Warrants pursuant to a Series A Warrant Amendment Agreement by and among the Company and all remaining holders of the Series A Warrants whereby such warrants were extended for a six month period through December 16, 2014. In connection with the amendment of such warrants, a dividend was recorded in the amount of $847,600, which represents the difference in pre-amendment and post-amendment Black-Scholes value of the Series A Warrants.

October 2, 2013

On October 2, 2013, the Company completed a Common Stock offering for $1,725,000 in gross proceeds, before deducting estimated offering expenses, in a registered direct offering of 690,000 shares of the Company’s Common Stock. Each share was sold at a price of $2.50 per share. The shares were sold pursuant to the Registration Statement in the form of a unit, at $5.00 per unit, with each unit consisting of 2 shares of Common Stock.

The net offering proceeds to the Company from the sale of the Common Stock, after deducting the offering expenses of $164,230, were $1,560,770. The net proceeds of the offering will be used for working capital, research and development and general corporate purposes.

May 9, 2013

On May 9, 2013, the Company entered into definitive agreements to issue 418,333 shares of Common Stock at an offering price of $3.00 per share for gross proceeds of $1,255,000, before deducting offering expenses, in a registered direct offering. Additionally, the shares contained exercise price reset features for a period of one year from the date of issuance.

The net offering proceeds to the Company from the sale of the Common Stock, after deducting the offering expenses of $153,318, were $1,101,682. The net proceeds of the offering are being used for working capital, research and development and general corporate purposes.

The Offering closed on May 10, 2013.

F-25

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the offering of common stock on October 2, 2013, the Company issued an additional 3,867 shares of common stock under the exercise price reset feature. A dividend in the amount of $15,468 was recorded by the Company.

In connection with the amendment to the Series B warrants on February 21, 2014, the Company issued an additional 8,770 shares of common stock under the exercise price reset feature. A dividend in the amount of $35,606 was recorded by the Company.

January 4, 2013 Placement

On January 4, 2013, the Company entered into definitive agreements to issue 300,000 shares of Common Stock and five year warrants to purchase 300,000 shares of Common Stock with an exercise price of $12.00 per share for gross proceeds of $3,000,000, before deducting offering expenses, in a registered direct offering. The warrants were exercisable from the date that was one year and one day following the issuance date until the fifth anniversary of the issuance date and contained standard anti-dilution provisions and adjustment provisions in the event of stock splits, combinations, dividends, distributions or reorganizations. Additionally, the warrants contained exercise price reset features for a period of eighteen months from the date of issuance and cash settlement features in the event of a fundamental transaction. Due to the cash settlement features in the Warrants, $459,000 of the net proceeds was recorded as a warrant liability. Each Share, together with the Warrant, was sold at a price of $10.00 per unit. In April and June 2013, all of the warrants were exchanged for Common Stock.

The net offering proceeds to the Company from the sale of the Common Stock and Warrants, after deducting the offering expenses of $151,202, were $2,848,798. Six hundred thousand dollars of the net proceeds of the offering was used for investor relations purposes and the remainder was used for working capital, research and development and general corporate purposes.

The Offering closed on January 8, 2013.

Warrants

Warrant activity is summarized as follows:

		Weighted
	Aggregate	Average	Exercise Price
	Number	Exercise Price	Range
Outstanding, June 30, 2012	574,763	$41.38	$ 1.00 - $ 345.00
Granted	300,000	3.00	3.00
Exercised	(472,625)	14.69	3.00 - 35.00
Cancelled	-	-	-
Expired	(118,982)	63.33	101.00 - 235.00
Outstanding, June 30, 2013	283,156	36.06	$ 1.00 - $ 345.00
Granted	8,978,481	141.84	2.00 - 4.00
Exercised	(2,023,658)	3.84	52.00 - 315.00
Cancelled	-	-	-
Expired	(205)	308.78	60.00 - 315.00
Outstanding, June 30, 2014	7,237,774	$4.77	$ 1.00 - $ 345.00
Granted	3,552,639	1.50	1.50
Exercised	-	-	-
Cancelled	-	-	-
Expired	(3,457,637)	4.84	$ 3.00 - $ 345.00
Outstanding, June 30, 2015	7,332,776	$3.15	$ 1.00 - $ 140.00

Warrants as liabilities at June 30, 2013	-	-
Warrants as liabilities at June 30, 2014	-	-
Warrants as liabilities at June 30, 2015 (1)	3,552,639	$1.50

(1) Exercise price subject to reset as discussed in May and June 2015 section.

As of June 30, 2015, all of the above warrants are exercisable expiring at various dates through 2020. At June 30, 2015, the weighted-average exercise price on the above warrants was $3.15.

On April 8, 2013 and June 24, 2013, pursuant to warrant exchange agreements, an aggregate of 300,000 of the warrants with an initial exercise price of $12.00, which was subsequently reset to $3.00, were exchanged for an aggregate of 300,000 shares of Common Stock. In connection with this warrant exchange, a loss on the settlement of warrant liabilities was recorded in the amount of $939,375.

On February 21, 2014, pursuant to warrant amendment agreements, an aggregate of 1,746,666 of the Series B warrants with an initial exercise price of $4.00 and expiration date of June 16, 2014, were amended and restated to have an exercise price of $2.00 per share and an expiration date of February 21, 2014. Following the amendment, the warrant holders of amended warrants to purchase 1,746,666 shares of Common Stock exercised their amended warrants, resulting in gross proceeds to the Company of $3,493,332. In connection with the amendment of such warrants, a dividend was recorded in the amount of $2,820,866, which represents the difference in pre-amendment and post-amendment Black-Scholes value of the Series B Warrants.

On June 13, 2014, pursuant to warrant amendment agreements, an aggregate of 3,260,030 of the Series A and FA warrants with an exercise price and an expiration date of June 16, 2014 were amended and restated whereby such warrants were extended for a six month period through December 16, 2014. In connection with the amendment of such warrants, a dividend was recorded in the amount of $1,695,216, which represents the difference in pre-amendment and post-amendment Black-Scholes value of the Series A Warrants.

F-26

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	Stock-Based Compensation

In December 2008, the Company adopted the 2008 Incentive Compensation Plan (the "2008 Plan"), which provides for the grant of stock options, stock grants and stock purchase rights to certain designated employees and certain other persons performing services for the Company, as designated by the board of directors. Pursuant to the 2008 Plan and subsequent amendments, an aggregate of 4,917,670 shares of Common Stock has been reserved for issuance. Additionally, on January 1 of each calendar year beginning with the calendar year 2015, the share reserve will automatically increase by 5% of the fully-diluted equity outstanding on the immediately preceding December 31, up to an annual maximum of 1,500,000 shares of common stock; provided, that the aggregate number of shares subject to outstanding awards will not exceed 25% of the fully-diluted equity outstanding. The 2008 Plan is intended to serve as a successor to the Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”), which terminated in December 2008.

Between February 19, 2009 and February 2, 2015, the Company filed a registration statement and amendments with the SEC to register all of the 4,917,670 shares of Common Stock underlying the 2008 Plan. The registration statement and amendments were deemed effective upon filing.

The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, the awards vest based upon time-based conditions or achievement of specified goals and milestones.

On November 16, 2012, the Company issued 37,050 options that were subject to vesting first based upon specified goals and milestones and then based upon time-based conditions. On the issuance date, such options had an aggregate Black-Scholes value of $489,060. As of June 30, 2013, the Company reviewed the specified goals and milestones on an employee by employee basis. Based upon the review, the Company has estimated that it was probable that, on average, the employees would achieve 55% of the target goals. As a result, the Company was recognizing 55% of the aggregate fair value of the options ratably over the time-based vesting period. Subsequent to June 30, 2013, the compensation committee determined that the employees actually achieved 25% of the target goals. As a result, the Company is now recognizing 25% of the aggregate fair value of the options ratably over the time-based vesting period.

On September 13, 2013, the Company issued 46,780 options that are subject to vesting first based upon specified goals and milestones and then based upon time-based conditions. On the issuance date, such options had an aggregate Black-Scholes value of $201,154. As of June 30, 2014, the Company reviewed the specified goals and milestones on an employee by employee basis. Based upon the review, the Company has estimated that it was probable that, on average, the employees would achieve 81% of the target goals. As a result, the Company is recognizing 81% of the aggregate fair value of the options ratably over the time-based vesting period.

On November 18, 2014, the Company issued 392,860 options that are subject to vesting first based upon specified goals and milestones and then based upon time-based conditions. On the issuance date, such options had an aggregate Black-Scholes value of $237,291. Certain employees were terminated with the closure of the Company’s New Jersey office and restructuring resulting in 85,504 options being forfeited with a Black-Scholes value of $51,645. An additional 70,350 options with a Black-Scholes value of $47,345 were fully vested at the time of termination per the separation agreement. As of June 30, 2015, the Company reviewed the specified goals and milestones on an employee by employee basis. Based upon the review, the Company has estimated that it was probable that, on average, the employees would achieve 81% of the target goals. As a result, the Company is recognizing 81% of the aggregate fair value of the remaining options ratably over the time-based vesting period.

Stock option activity under the 2008 Plan and 1998 Plan is summarized as follows:

F-27

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Weighted
	Aggregate	Average	Exercise Price
	Number	Exercise Price	Range
Outstanding, June 30, 2012	156,477	$50.00	20.00 - 345.00
Granted	89,670	14.00	4.00 - 18.00
Exercised	-	-	-
Cancelled	11,524	23.00	23.00
Expired	(2,875)	202.00	109.00 - 235.00
Outstanding, June 30, 2013	231,748	50.00	4.00 – 345.00
Granted	778,480	2.94	2.65 - 5.40
Exercised	-	-	-
Cancelled	(27,788)	16.50	16.50
Expired	(3,136)	229.65	52.00 - 315.00
Outstanding, June 30, 2014	979,304	$9.49	$ 2.65 - $ 345.00
Granted	1,203,676	0.73	$ 0.54 - $ 0.83
Exercised	-		-
Cancelled	(552,471)	3.41	$0.83 - $ 140.00
Expired	(3,590)	289.09	$ 43.00 - $ 345.00
Outstanding, June 30, 2015	1,626,919	$4.45	$ 0.54 - $ 140.00

Options exercisable at June 30, 2013	166,122	$41.00
Options exercisable at June 30, 2014	428,286	$17.48
Options exercisable at June 30, 2015	1,228,739	$5.53

Weighted average fair value of options granted during the year ended June 30, 2013	$11.00

Weighted average fair value of options granted during the year ended June 30, 2014	$2.11

Weighted average fair value of options granted during the year ended June 30, 2015	$0.49

Non-vested stock option activity under the Plan is summarized as follows:

		Weighted-average
	Number of	Grant-Date
	Options	Fair Value
Non-vested stock options at July 1, 2014	551,018	$2.29
Granted	1,203,676	0.49
Vested	(821,412)	0.79
Forfeited	(535,102)	1.79
Non-vested stock options at June 30, 2015	398,180	$0.81

F-28

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2015, the aggregate intrinsic value of stock options outstanding was $263,019, with a weighted-average remaining term of 6.71 years. The aggregate intrinsic value of stock options exercisable at that same date was $217,903, with a weighted-average remaining term of 5.89 years. As of June 30, 2015, the Company has 3,290,751 shares available for future stock option grants.

As of June 30, 2015 total estimated compensation expense not yet recognized related to stock option grants amounted to $182,534, which will be recognized over the next 48 months.

F-29

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Income Taxes:

Since the Company has recurring losses and a valuation allowance against deferred tax assets, there is no tax expense (benefit) for all periods presented.

The Company files a consolidated federal income tax return. The subsidiary files separate state and local income tax returns.

As of June 30, 2015, the Company had federal net operating loss (“NOL”) carry forwards of $69,169,000 and state NOL carry forwards of approximately $61,784,000, which are available to reduce future taxable income. The federal NOL carry forwards will begin to expire in 2029. The state NOL carry forwards will begin to expire at various dates starting in 2024.  The NOL carry forwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL carry forwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as well as similar state tax provisions. This could limit the amount of NOLs that the Company can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of the Company immediately prior to the ownership change. As of June 30, 2015, The Company has not performed such an analysis. Subsequent ownership changes may further affect the limitation in future years.

The Company's reserves related to taxes are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized. The Company recognized no material adjustment for unrecognized income tax benefits. Through June 30, 2015, the Company had no unrecognized tax benefits or related interest and penalties accrued.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, the Company has recorded a full valuation allowance against its deferred tax assets at June 30, 2015 and 2014, respectively, because the Company's management has determined that is it more likely than not that these assets will not be fully realized. The valuation allowance increased by $4,261,000 and $5,271,000 during the years ended June 30, 2015 and 2014, respectively, due primarily to the generation of net operating losses during the periods.

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

F-30

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	June 30,
	2015	2014	2013
Federal income tax provision at statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(3.2)%	(5.4)%	-%
Fair value - warranty liability	-%	-%	(2.0)%
Loss on settlement of warrant liabilities	-%	-%	1.0%
Goodwill Impairment	15.3%	-%	-%
Permanent items	0.4%	3.1%	-%
Other	-%	-%	(4.0)%
Research and development credits	(3.0)%	-%	-%
Change in valuation allowance	24.5%	36.3%	39.0%
Actual income tax provision (benefit) effective tax rate	-%	-%	-%

The principal components of deferred income tax assets consist of the following:

	June 30,
	2015	2014
Deferred Tax Assets:
Net operating loss carryforwards	$27,224,000	$23,719,000
Stock-based compensation	2,843,000	2,721,000
Other	1,285,000	651,000
Deferred tax assets	31,352,000	27,091,000
Deferred Tax Liabilities:
Indefinite-lived intangibles	(3,920,000)	(3,920,000)
Deferred tax liabilities	(3,920,000)	(3,920,000)
Less: valuation allowance	(31,352,000)	(27,091,000)
Net deferred tax asset / (liability)	$(3,920,000)	$(3,920,000)

The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2015 and 2014, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company's Statements of Operations and Comprehensive Loss.

The Company files income tax returns in the United States, and various state jurisdictions. The federal and state income tax returns are generally subject to tax examinations for the tax years ended June 30, 2012 through June 30, 2015. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period.

12.	Commitments:

On November 19, 2014, the Company executed a sublease agreement dated October 8, 2014 effective as of October 20, 2014, relating to the rental of approximately 10,571 square feet of office and laboratory space located in San Diego, California. The term of the Sublease Agreement will begin on the Effective Date and will continue through October 31, 2016. The Sublease Agreement provides for monthly base rental payments of $22,728 per month, payable in advance on the first day of each month. Payments will increase by 3% on each anniversary of the Effective Date of the Sublease Agreement. Future minimum rental payments under this noncancelable operating leases at June 30, 2015 are $278,873 and $94,342 for fiscal years 2016 and 2017, respectively.

F-31

SEVION THERAPEUTICS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Subsequent Event:

On September 8, 2015, the Company entered into an agreement to transfer certain Intellectual Property consisting of patents and patent applications and license agreements related to those patents and patent applications.  The Company is not actively developing any program related to the Intellectual Property included in the agreement.  The sales agreement provides that upon closing, which is subject to the attainment of certain financing goals and other customary closing conditions, the Company will receive cash and equity of the purchasing entity.

F-32

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$595
Legal fees and expenses	$50,000
Accounting fees and expenses	$18,000
Transfer agent and miscellaneous expenses	$29.405
Total	$98,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in Section 145 of the DGCL, our certificate of incorporation and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our by-laws also provide that we shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

Each of our indemnification agreements with each of our executive officers and directors provides for indemnification to the maximum extent permitted by applicable law. We also indemnify each of our directors and executive officers with the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections. In addition, we will generally advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

The indemnification provisions in our certificate of incorporation and by-laws also permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We currently carry director and officer liability insurance in the amount of $10,000,000.

Item 15. Recent Sales of Unregistered Securities.

During the three year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act of 1933, as amended (the “Securities Act”).

On April 26, 2013, we completed an exchange of certain five-year warrants we issued in January 2013 to purchase 10,500,000 shares of common stock in exchange for 5,250,000 shares of common stock, pursuant to warrant exchange agreements by and between us and certain holders of the warrants. The shares of our common stock were issued solely to former holders of the warrants upon exchange pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act. This exemption is available to us because the shares of our common stock were exchanged by us with our existing security holders with no commission or other remunerations being paid or given for soliciting such an exchange.

On June 24, 2013, we completed an exchange of certain five-year warrants we issued in January 2013 to purchase 19,500,000 shares of common stock in exchange for 19,500,000 shares of common stock, pursuant to warrant exchange agreements by and between us and certain holders of the warrants. Additionally, due to certain rights given to those investors during the exchange of warrants for common stock that took place on April 26, 2013, we issued 5,250,000 additional shares of our common stock to the investors that took part in that exchange transaction. The shares of our common stock were issued solely to former holders of the warrants upon exchange pursuant to the exemption from registration provided under Section 3(a)(9) of the Securities Act. This exemption is available to us because the shares of our common stock were exchanged by us with our existing security holders with no commission or other remunerations being paid or given for soliciting such an exchange.

In February 2014, we amended certain six-month warrants issued in December 2013 to, among other things, lower the exercise price and shorten the exercise period of the warrants. The shares of common stock issued upon exercise of the warrants, as amended, were issued pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act. This exemption is available to us because the issuance of the securities described herein was a privately negotiated transaction with the warrant holders and did not involve a general solicitation.

On May 16, 2014 we acquired Fabrus, Inc., a Delaware corporation, or Fabrus, pursuant to an Agreement and Plan of Merger and Reorganization, or the Merger Agreement. In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Senesco Fab Acquisition Corporation, a Delaware corporation, or the Merger Sub, was automatically converted into one share of common stock of the surviving company and each issued and outstanding share of common stock of Fabrus was cancelled and automatically converted into the right to receive a pro rata portion of the transaction consideration. The aggregate amount to be paid by us to stockholders of Fabrus in connection with the transactions contemplated by the Merger Agreement consisted of: (i) 6,905,201 shares of our common stock, (ii) warrants to purchase 1,630,030 shares of our common stock with an exercise price of $3 per share and an expiration date of June 16, 2014, (iii) warrants to purchase 53,368 shares of our common stock with an exercise price of $4 per share and an expiration date of June 16, 2014, (iv) warrants to purchase 1,800,033 shares of our common stock with an exercise price of $4 per share and an expiration date of December 16, 2016, (v) warrants to purchase 5,002 shares of our common stock with an exercise price of $2 per share and an expiration date of September 30, 2016, and (vi) warrants to purchase 90,048 shares of Common Stock with an exercise price of $2 per share and an expiration date of May 16, 2019. The transaction consideration was issued pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act. This exemption is available to us because the issuance of the securities described herein was a privately negotiated transaction with Fabrus and did not involve a general solicitation.

In June 2014, we amended certain six-month warrants issued in December 2013 and certain one-month warrants issued in May 2014 to, among other things, extend the exercise period of the warrants, remove the cashless exercise provision in the warrants and provide that the blocker provision should not apply to a holder that is already a Section 16 reporting person at the time of this amendment. The shares of common stock issued upon exercise of the warrants, as amended, were issued pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act. This exemption is available to us because the issuance of the securities described herein was a privately negotiated transaction with the warrant holders and did not involve a general solicitation.

On May 1, 2015, May 7, 2015, May 29, 2015, June 10, 2015, June 24, 2015, and July 27, 2015 we entered into Subscription Agreements, with certain accredited investors, whereby we sold 8,731,950 Units, with each Unit consisting of one share of our common stock or, at the election of the investor, shares of our newly designated 0% Series C Convertible Preferred Stock, or the Preferred Stock, and a warrant to purchase one half of one share of Common Stock at an exercise price of $1.50 per share, or the warrants. The aggregate net offering proceeds to us from the sale of the units after deducting the aggregate placement agent fees of approximately $424,542 and other estimated aggregate offering expenses payable by us of approximately $103,500, were approximately $5,979,966. The issuance of the securities in this transaction was exempt from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the consolidated financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)        To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sorrento Valley, State of California, on the 9th day of October, 2015.

SEVION THERAPEUTICS, INC.

By:	/s/ David Rector
David Rector
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints David Rector and James Schmidt, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney in fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post effective amendments and amendments thereto, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys in fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Rector	Chief Executive Officer and Director	October 9, 2015
David Rector	(Principal Executive Officer)

/s/ James Schmidt	Chief Financial Officer	October 9, 2015
James Schmidt	(Principal Financial and Accounting Officer)

/s/ Harlan W. Waksal, M.D.	Chairman of the Board	October 9, 2015
Harlan W. Waksal, M.D.

/s/ Steven Rubin	Director	October 9, 2015
Steven Rubin

/s/ John N. Braca	Director	October 9, 2015
John N. Braca

/s/ Phillip Frost, M.D.	Director	October 9, 2015
Phillip Frost, M.D.

/s/ Vaughn Smider, M.D., Ph.D.	Director	October 9, 2015
Vaughn Smider, M.D., Ph.D.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger and Reorganization, dated as of May 16, 2014, by and among Senesco Technologies, Inc., Senesco Fab Acquisition Corporation and Fabrus, Inc. (Incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on May 19, 2014.)

3.1	Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on January 22, 2007. (Incorporated by reference to our quarterly report on Form 10-Q for the period ended December 31, 2006.)

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on January 22, 2008. (Incorporated by reference to Exhibit 3.1 of our quarterly report on Form 10-Q for the period ended December 31, 2007.)

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on September 22, 2009. (Incorporated by reference to Exhibit 3.3 of our annual report on Form 10-K/A for the period ended June 30, 2009.)

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on May 25, 2010. (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed on May 28, 2010.)

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on December 22, 2011. (Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the period ended December 31, 2011.)

3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Senesco Technologies, Inc. filed with the State of Delaware on April 1, 2013. (Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the period ended March 31, 2013.)

3.7	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on October 16, 2013. (Incorporated by reference to Exhibit 3.1 of our current report on Form 8-K filed on October 21, 2013.)

3.8	Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on September 29, 2014. (Incorporated by reference to Exhibit 3.1 of our current report on Form 8-K filed on October 3, 2014.)

3.9	Amended and Restated By-laws of Senesco Technologies, Inc. as adopted on October 2, 2000. (Incorporated by reference to our quarterly report on Form 10-QSB for the period ended December 31, 2000.)

3.10	Certificate of Designations to the Company’s Certificate of Incorporation. (Series A) (Incorporated by reference to Exhibit 3.1 to our current report on Form 8-K filed on March 29, 2010.)

3.11	Certificate of Designations to the Company’s Certificate of Incorporation. (0% Series C Convertible Preferred Stock) (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on May 6, 2015.)

4.1	Form of Series FA Warrant issued on May 16, 2014. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on May 19, 2014.)

4.2	Form of Series FB Warrant issued on May 16, 2014. (Incorporated by reference to Exhibit 4.2 of our current report on Form 8-K filed on May 19, 2014.)

4.3	Form of Series FC Warrant issued on May 16, 2014. (Incorporated by reference to Exhibit 4.3 of our current report on Form 8-K filed on May 19, 2014.)

4.4	Form of Series FD Warrant issued on May 16, 2014. (Incorporated by reference to Exhibit 4.4 of our current report on Form 8-K filed on May 19, 2014.)

4.5	Form of Series FE Warrant issued on May 16, 2014. (Incorporated by reference to Exhibit 4.5 of our current report on Form 8-K filed on May 19, 2014.)

Exhibit No.	Description of Exhibit

4.6	Form of December 2013 Series A Warrant. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on December 12, 2013.)

4.7	Form of December 2013 Series B Warrant (Incorporated by reference to Exhibit 4.2 of our current report on Form 8-K filed on December 12, 2013.)

4.8	Form of Amended and Restated December 2013 Series B Warrant. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on February 27, 2014.)

4.9	Form of December 2013 Series C Warrant (Incorporated by reference to Exhibit 4.3 of our current report on Form 8-K filed on December 12, 2013.)

4.10	Form of Series B Warrant issued to Partlet Holdings Ltd. (Incorporated by reference to Exhibit 4.2 of our current report on Form 8-K, filed on July 10, 2009.)

4.11	Form of Series A Warrant issued to each of Robert Forbes, Timothy Forbes, Harlan W. Waksal, M.D., Rudolf Stalder, Christopher Forbes, David Rector, John N. Braca, Jack Van Hulst, Warren Isabelle and the Thomas C. Quick Charitable Foundation. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K, filed on July 30, 2009.)

4.12	Form of Series B Warrant issued to each of Robert Forbes, Timothy Forbes, Harlan W. Waksal, M.D., Rudolf Stalder, Christopher Forbes, David Rector, John N. Braca, Jack Van Hulst, Warren Isabelle and the Thomas C. Quick Charitable Foundation. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K, filed on July 30, 2009.)

4.13	Form of Series B Warrant issued to Cato Holding Company. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K, filed on July 30, 2009.)

4.14	Form of Warrant. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on January 9, 2012.)

4.15	Form of Warrant. (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on March 2, 2012.)

4.16	Form of Warrant Clarification Letter (Incorporated by reference to Exhibit 4.16 of our annual report on Form 10-K for the period ended June 30, 2012.)

4.17	Form of January 2013 Warrant (Incorporated by reference to Exhibit 4.1 of our current report on Form 8-K filed on January 4, 2013.)

4.18	Form of 2015 Common Stock Warrant. (Incorporated by reference to Exhibit 4.18 of our annual report on Form 10-K for the period ended June 30, 2015.)

5.1†	Opinion of Morgan, Lewis & Bockius LLP.

10.1	Indemnification Agreement by and between Senesco Technologies, Inc. and John Braca, dated October 8, 2003. (Incorporated by reference to Exhibit 10.38 of our annual report on Form 10-KSB for the period ended June 30, 2004.)

10.2	Indemnification Agreement by and between Senesco Technologies, Inc. and David Rector dated as of April, 2002. (Incorporated by reference to Exhibit 10.1 of our quarterly report on Form 10-QSB for the period ended September 30, 2004.)

10.3	Indemnification Agreement by and between Senesco Technologies, Inc. and Harlan W. Waksal, M.D. dated as of October 24, 2008. (Incorporated by reference to Exhibit 10.8 of our annual report on Form 10-K for the period ended June 30, 2009.)

10.4	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.4 of our annual report on Form 10-K for the period ended June 30, 2015.)

10.5	Form of Nondisclosure, Noncompetition and Invention Assignment. (Incorporated by reference to Exhibit 10.5 of our annual report on Form 10-K for the period ended June 30, 2015.)

Exhibit No.	Description of Exhibit

10.6 +	License Agreement by and between Fabrus, Inc. and The Scripps Research Institute, dated August 8, 2014. (Incorporated by reference to Exhibit 10.28 of our annual report on Form 10-K for the period ended June 30, 2014.)

10.7	Form of Securities Purchase Agreement, dated as of December 11, 2013. (Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on December 12, 2013.)

10.8	Form of Securities Purchase Agreement, dated as of September 30, 2013 (Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on October 1, 2013.)

10.9*	1998 Stock Incentive Plan, as amended on December 13, 2002. (Incorporated by reference to Exhibit 10.7 of our quarterly report on Form 10-QSB for the period ended December 31, 2002.)

10.10*	Amended and Restated Senesco Technologies, Inc. 2008 Incentive Compensation Plan. (Incorporated by reference to Exhibit 10.3 of our quarterly report on Form 10-Q for the period ended March 31, 2014.)

10.11*	Form of Stock Option Agreement under the Senesco Technologies, Inc. 2008 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.5 of our quarterly report on Form 10-Q for the period ended September 30, 2009.)

10.12*	Retention Policy. (Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on October 15, 2012.)

10.13*	Retention Agreement, dated as of May 16, 2014, by and between Senesco Technologies, Inc. and Leslie J. Browne, Ph.D. (Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on May 19, 2014.)

10.14	Sublease agreement by and between Pathway Genomics Corporation, as Sublandlord, and Fabrus, Inc., as Subtenant, effective as of October 10, 2014. (Incorporated by reference to Exhibit 10.1 of our quarterly report on Form 10-Q filed on February 17, 2015.)

10.15+	Collaboration Agreement by and between Fabrus, Inc. and CNA Development, LLC, dated December 18, 2014. (Incorporated by reference to Exhibit 10.2 of our quarterly report on Form 10-Q filed on February 17, 2014.)

10.16*	Retention Agreement, dated as of November 30, 2014, by and between Sevion Therapeutics, Inc. and Joel Brooks. (Incorporated by reference to Exhibit 10.1 of our current report on Form 8-K filed on December 3, 2014.)

10.17*	Retention Agreement, dated as of November 30, 2014, by and between Sevion Therapeutics, Inc. and Richard Dondero. (Incorporated by reference to Exhibit 10.4 of our quarterly report on Form 10-Q filed on February 17, 2015.)

10.18*	Retention Agreement, dated as of November 30, 2014, by and between Sevion Therapeutics, Inc. and Heather Branham. (Incorporated by reference to Exhibit 10.5 of our quarterly report on Form 10-Q filed on February 17, 2015.)

10.19*	Consulting Agreement, dated as of January 9, 2015, by and between Sevion Therapeutics, Inc. and The David Stephen Group LLC. (Incorporated by reference to Exhibit 10.6 of our quarterly report on Form 10-Q filed on February 17, 2015.)

10.20	Form of Registration Rights Agreement by and among Sevion Therapeutics, Inc. and certain investors. (Incorporated by reference to Exhibit 10.20 of our annual report on Form 10-K for the period ended June 30, 2015.)

10.21	Form of Subscription Agreement by and among Sevion Therapeutics, Inc. and certain investors. (Incorporated by reference to Exhibit 10.21 of our annual report on Form 10-K for the period ended June 30, 2015.)

Exhibit No.	Description of Exhibit

10.22	Amendment to Form of Subscription Agreement, dated July 27, 2015, by and among Sevion Therapeutics, Inc. and certain investors. (Incorporated by reference to Exhibit 10.22 of our annual report on Form 10-K for the period ended June 30, 2015.)

21.1	Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 of our annual report on Form 10-K filed on September 29, 2014.)

23.1 †	Consent of McGladrey LLP.

23.2 †	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1 †	Power of Attorney.

101.1	Financial Statements from the Annual Report on Form 10-K of Sevion Therapeutics, Inc. for the fiscal year ended June 30, 2015, filed on October 9, 2015, formatted in XBRL (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Stockholders’ Equity, (iv) the Consolidated Statements of Cash Flows and (v) the Notes to the Consolidated Financial Statements. (To be filed byamendment)

*	A management contract or compensatory plan.
†	Filed herewith.
+	The SEC granted confidential treatment for portions of this Exhibit.